UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DEBT RESOLVE, INC.
(Name of Registrant as Specified In Its Charter)

(Not Applicable)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies: common stock, par value $.001 per share
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Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York 10604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY __, 2007

To our Stockholders:

The Annual Meeting of Stockholders of Debt Resolve, Inc., a Delaware corporation, will be held on _____, July __, 2007, at _____ p.m., local time, at Debt Resolve’s executive offices located at 707 Westchester Avenue, Suite L7, White Plains, New York, to:

PROPOSALS RELATED TO THE ACQUISITION OF
CREDITORS INTERCHANGE RECEIVABLE MANAGEMENT, LLC

1. To approve the issuance of shares of our common stock in connection with our acquisition of Creditors Interchange Receivable Management, LLC (the “Acquisition”).

2. To approve, for the purposes of satisfying the requirements of §§ 712 and 713 of the American Stock Exchange Company Guide, the issuance of our securities in connection with our raising of financing (the “Financing Transaction”). Proceeds of the Financing Transaction will be used to fund the cash portion of the consideration to be paid in the Acquisition and to provide us with working capital.

ANNUAL MEETING PROPOSALS

3. To elect a board of seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

4. To authorize and approve an amendment to our 2005 Incentive Compensation Plan to increase the number of shares of common stock reserved under the plan.

5. To ratify the selection by the board of directors of Marcum & Kliegman LLP as independent registered public accountants of our company for the year ending December 31, 2007.

6.  To vote on the adjournment or postponement of the Annual Meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of proposals 1, 2, 3, 4 or 5.

7. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Our management is aware of no other business which will come before the Annual Meeting.

Our board of directors has fixed the close of business on June __, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,
James D. Burchetta
Co-Chairman and Chief Executive Officer
June __, 2007
White Plains, New York

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

2

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
RISK FACTORS	5
Risks Relating to the Acquisition	5
Risks Relating to Debt Resolve	7
Risks Relating to Debt Resolve’s Common Stock	16
Risks Relating to Creditors Interchange	17
A WARNING ABOUT FORWARD-LOOKING INFORMATION AND THE SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	21
THE DEBT RESOLVE ANNUAL MEETING	23
PROPOSAL NO. 1 APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE ACQUISITION OF CREDITORS INTERCHANGE RECEIVABLE MANAGEMENT, LLC	24
General	24
Required Vote	24
Recommendation	24
Who Are the Parties to the Acquisition?	24
What is the Background of this Transaction?	27
What Are Our Reasons for the Acquisition?	29
Opinion of Milestone Advisors LLC to the Board of Directors of Debt Resolve	31
Information Regarding Milestone Advisors LLC	36
Selected Consolidated Financial Data for Debt Resolve	36
Selected Unaudited Pro Forma Combined Condensed Financial Data	41
Unaudited Pro Forma Combined Financial Data	42
Creditors Interchange Management’s Discussion and Analysis of Financial Condition and Results of Operations	49
What Are the Terms of the Acquisition?	53
How will the Shares of our Common Stock Issued in the Acquisition Be Distributed by Credint Holdings?	62
What Vote Is Required to Effect this Acquisition?	62
Why Is My Approval Necessary?	62
Do I Have any Appraisal Rights if I Do Not Approve the Proposal?	62
Will My Rights as a Debt Resolve Stockholder Change Following the Acquisition?	63
How Will the Acquisition be Treated For Accounting Purposes?	63
Will the Offer and Sale of Shares Issued to Credint Holdings Be Registered with the Securities and Exchange Commission?	63
Will the Debt Resolve Shares Issued to Credint Holdings and its Members Be Freely Transferable?	63
Does the Acquisition Require the Notification of or Review by any Regulators?	64
Have Debt Resolve and Creditors Interchange had any Significant Business Dealings with One Another in the Past?	64
Description of Securities	64
PROPOSAL NO. 2 APPROVAL OF THE ISSUANCE OF OUR EQUITY SECURITIES TO INVESTORS IN CONNECTION WITH THE PROPOSED FINANCING TRANSACTION	66
Overview	66
Reason Stockholder Approval is Required	67
Reasons for the Proposed Financing Transaction	67
Potential Ownership Dilution	68
Impact on Acquisition if Proposal 2 Is Not Approved	68
Required Vote	69
Recommendation of the Board of Directors	69
PROPOSAL NO. 3 ELECTION OF DIRECTORS	70
Nominees	70
Required Vote	70

Recommendation of the Board of Directors	70
Indebtedness of Directors and Executive Officers	72
Family Relationships	72
Legal Proceedings	72
Additional Information about our Board and its Committees	72
Committees of the Board	72
Financial Experts on Audit Committee	74
Director Independence	74
Director Nominations	74
Communications between Stockholders and the Board of Directors	75
Code of Business Ethics	75
Audit Committee Report	75
BENEFICIAL OWNERSHIP OF SECURITIES	77
EXECUTIVE COMPENSATION	78
Summary Compensation Table	78
Outstanding Equity Awards at Fiscal Year-End	79
Employment Agreements	80
Director Compensation	81
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	82
Related Party Transactions	82
Director Independence	83
PROPOSAL NO. 4 APPROVAL OF THE AMENDMENT TO THE 2005 INCENTIVE COMPENSATION PLAN	84
General	84
Market Information	86
Dividends	87
Equity Compensation Plan Information	87
Required Vote	87
Recommendation of the Board of Directors	88
PROPOSAL NO. 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	89
General	89
Audit Fees	89
Audit-Related Fees	89
Tax Fees	89
All Other Fees	89
Audit Committee	89
Policy for Pre-Approval of Audit and Non-Audit Services	89
Recommendation of the Board of Directors	90
PROPOSAL NO. 6 AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING TO SOLICIT ADDITIONAL VOTES FOR APPROVAL	91
General	91
Recommendation of the Board of Directors	91
STOCKHOLDER PROPOSALS	92
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	92
OTHER MATTERS	92
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	92
WHERE YOU CAN FIND MORE INFORMATION	92
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEXES
Annex A Securities Purchase Agreement	A-1
Annex B Opinion of Milestone Advisors LLC	B-1

ii

SUMMARY TERM SHEET

The following summary term sheet provides information to help you understand the essential features and material terms of the proposed Acquisition. The term sheet also contains cross-references to more detailed discussions elsewhere in the proxy statement, for your further information and review. Please refer to the Securities Purchase Agreement, referred to as the securities purchase agreement in this document, which is attached as Annex A to this proxy statement, for further details.

•
The Acquisition (see page 24). In the Acquisition transaction, we will purchase all the outstanding limited liability company membership interests of Creditors Interchange Receivable Management, LLC (“Creditors Interchange”) from Credint Holdings LLC (“Credint Holdings”), a privately-held holding company. When the Acquisition is consummated, Creditors Interchange will carry on its business as a wholly-owned subsidiary of ours.

•
Acquisition Consideration (see page 24). The aggregate consideration that we will pay Credint Holdings in the Acquisition at closing consists of 840,337 shares of our common stock and $60 million in cash (less the total principal, accrued interest, prepayment penalties and other charges in respect of Creditors Interchange’s outstanding indebtedness, all of which will be paid-off by us at closing).

•
Proposed Financing Transaction (see page 66). We plan to raise up to $70 million in the Financing Transaction in order to close the Acquisition and provide us with additional working capital. While we have not entered into a definitive agreement with any party with respect to the terms of the Financing Transaction, we are currently in discussions with a number of institutional accredited investors. Based on these discussions, we currently contemplate that the Financing Transaction will consist of the following:

•	$25.0 million of senior secured debt financing (which will not be convertible into our equity securities, and which will not include any warrants);

•	$15 million of “mezzanine” senior subordinated debt financing (which will not be convertible into our equity securities, and which will not include any warrants); and

•
$30 million of shares of our common stock or shares of series A convertible preferred stock at an anticipated purchase price of $3.00 per share of common stock, together with up to 50% warrant coverage with an exercise price of $3.00 per share of common stock.

•
Board Recommendation (see pages 24 and 69). Our board of directors unanimously recommends a vote FOR the approval of the issuance of our securities in connection with the Acquisition and Financing Transaction, based upon, among other things, a fairness opinion rendered to the board of directors by Milestone Advisors, LLC (see page 31), and the board’s opinion that the transaction is stock price appreciative and accretive to earnings.

•
Non-solicitation of Alternate Transactions (see page 54). Credint Holdings and its membership interest holders have agreed not to solicit or enter into negotiations to sell Creditors Interchange to any party other than us while the Acquisition is pending.

•
Conditions to Closing (see page 56). The Acquisition is subject to conditions which must be satisfied or waived prior to closing. Neither party will be obligated to consummate the Acquisition if the other party’s statements in the securities purchase agreement are not true, if a party breaches its obligations under the securities purchase agreement or if a party fails to get required consents from third parties. In addition, we will not be obligated to consummate the Acquisition if our stockholders do not approve the issuance of our shares of common stock in the Acquisition or in the Financing Transaction or if we fail to raise financing for the Acquisition.

•	Termination (see page 60). The Acquisition may be terminated by either of the parties without further obligation:

•	by mutual agreement;

•	if the Acquisition has not become effective by June 30, 2007;

•	if a government order blocks the transaction; or

•	if a breach of the securities purchase agreement remains uncured for ten days.

•
Break-Up Fee (see page 61). If the securities purchase agreement is terminated because our stockholders do not approve of the issuance of our shares of common stock in connection with the Acquisition or the Financing Transaction or if we fail to raise financing for the Acquisition, we are required to pay a break-up fee to Credint Holdings of up to $640,000.

•
Registration Rights Agreement (see page 61). We have agreed to enter into a registration rights agreement with Credint Holdings and the owners of Credint Holdings. The registration rights agreement will set forth the terms, conditions and timing under which the shares of our common stock issued to Credint Holdings in the Acquisition will be registered for resale.

•	Employment Agreements (see page 61). We have agreed to enter into employment agreements with certain members of Creditors Interchange’s executive management.

•
Accounting Treatment (see page 63). The transaction will be accounted for as a purchase of a business, so that the revenues and expenses of Creditors Interchange will be included in our consolidated financial statements following the Acquisition.

•
Exemption of Securities (see page 63). The securities we will issue in the Acquisition will not be registered with the Securities and Exchange Commission. However, we will be obligated to register such securities after the closing of the Acquisition pursuant to the registration rights agreement.

The securities offered in the Acquisition and Financing Transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Proposals That Must be Approved to Complete the Acquisition

In order to complete the Acquisition, our stockholders must approve (i) Proposal 1, the issuance of the shares of our common stock in the Acquisition of Creditors Interchange, and (ii) Proposal 2, the issuance of our securities in the Financing Transaction. Proposals 1 and 2 must be approved for us to complete the Acquisition. Proposal 1 will be implemented only if Proposal 2 is also adopted. Proposal 2 will be implemented only if Proposal 1 is also adopted. If either or both of Proposal 1 and Proposal 2 are not approved, we will terminate the securities purchase agreement and the Acquisition will not be consummated.

Information About the Companies

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

Debt Resolve, Inc. provides lenders, collection agencies, debt buyers and utilities with a patented online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Debt Resolve clients are potentially able to collect more money from more of their customers at a significantly lower cost than other online or offline tools. The DebtResolve system was developed by experts in the consumer credit, Internet technology and collection industries, and its model makes the system simple to set up and use. Through our subsidiary, DRV Capital, LLC, we are actively engaged in the purchase and collections of distressed accounts receivable using our own collections solutions. Through our subsidiary, First Performance Corporation, we are actively engaged in operating a collection agency for the benefit of our clients which include banks, finance companies, and purchasers of distressed accounts receivable. The agency also operates as a research and development platform to support the sale and usage of our software. Our common stock is traded on the American Stock Exchange.

You can find more information about Debt Resolve on page 24 of this document under the caption “Who are the Parties to the Acquisition? — Debt Resolve, Inc.”

Creditors Interchange Receivable Management, LLC
Airborne Business Park
80 Holtz Drive
Buffalo, New York 14225
(716) 614-7521

Creditors Interchange Receivable Management, LLC, is based in Buffalo, New York. Creditors Interchange is the successor to a company formed in 1960 that focused on medical collections for local physicians. Since then, Creditors Interchange has evolved into one of the nation’s largest providers of accounts receivable management, or ARM, services. Creditors Interchange currently serves many of the leading credit card and auto finance debt purchasers. Creditors Interchange also enjoys a long history serving the retail department store, student loan, utility and municipal markets. It is a multi-level provider of accounts receivable management services, performing collection services at every stage of delinquency or charge-off, and for every type of account. Creditors Interchange’s services include pre-collection, skiptracing, letter series, contingency recoveries, bankruptcy and probate services, litigation and arbitration services, and commercial collection services. Its collection activities are built upon advanced technology and high quality in its computer and telephony hardware and software.

You can find more information about Creditors Interchange on page 25 of this document under the caption “Who are the Parties to the Acquisition? — Creditors Interchange Receivable Management, LLC.”

Summary of Reasons for the Acquisition

The decision of our board of directors to enter into the securities purchase agreement was based on a thorough analysis of each company’s strengths and weaknesses. This analysis allowed our board of directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. These reasons for the Acquisition include:

•
Gaining market share and a presence in the rapidly growing accounts receivable management market. According to Milestone Advisors, LLC, Creditors Interchange ranks among the top 25 largest contingency collection agencies (publicly and privately held, by revenue) in North America, and as such is among the top 1% of all such accounts receivable management firms. Creditors Interchange’s immediate contribution to our top line sales growth is expected to help us achieve a level of critical mass necessary for profitability.

•
Providing our clients with an integrated set of solutions for accounts receivable management outsourcing, including our virtual collections system, Creditors Interchange’s ARM facilities, First Performance’s first-party and recovery platforms, the debt purchasing facilities of DRV Capital and other technology-driven products provided by best-of-breed partners.

•	Access to Creditors Interchange’s “best-of-breed” accounts receivable management operations experience, which can be incorporated into our other business operating areas.

•	The opportunity to grow our combined businesses organically and through potential additional acquisitions and expand into Asia, the United Kingdom and European markets.

•
Our review of the acquisition of Creditors Interchange in light of our long-term strategy to strengthen our portfolio of businesses by acquiring businesses that are high value-added and that position us closer to our customers and our belief that the acquisition of Creditors Interchange will directly facilitate this long-term strategy.

•
The strategic fit between us and Creditors Interchange and our belief that the acquisition of Creditors Interchange by us will present a number of opportunities for increasing profitability through cost savings, production, marketing, product branding and other operating efficiencies, economies of scale and stronger market position, along with complimentary business lines.

•	The competitive nature of the accounts receivable management market, including the likelihood of industry consolidation and increased competition.

•	Our belief that the acquisition of Creditors Interchange is preferable to any other available strategic transaction to enhance stockholder value.

•	The fact that we expect that the Acquisition, even taking into account the expected dilution of our stockholders in the Financing Transaction, will be immediately accretive to our stockholders and our earnings per share.

Your rights as a stockholder of our company will not change following the Acquisition. In addition, Credint Holdings and its owners after distribution of our shares of common stock by Credint Holdings, who will become new stockholders of ours, will have the same rights as you do. Please refer to the section entitled “Will My Rights as a Debt Resolve Stockholder Change Following the Acquisition?” on page 63 of this document.

To understand the proposed Acquisition fully and the legal terms of the transactions, we urge you to read the securities purchase agreement carefully. The entire text of the securities purchase agreement is set forth as Annex A to the attached proxy statement.

RISK FACTORS

You should carefully consider the following risk factors before you decide whether to vote to approve the issuance of shares in the Acquisition and the Financing Transaction. You should also consider the other information in this proxy statement and in the other documents incorporated by reference in this proxy statement.

Risks Relating to the Acquisition

Failure to complete the Acquisition could have a negative effect on our stock price and business.

We face a number of specific risks if the Acquisition is not completed. For example, the price of our shares may decline to the extent that the current market price of our common stock reflects the assumption that the Acquisition will be completed. In addition, the price of our shares may also decline as a result of a loss of shareholder confidence in our ability to consummate a strategic transaction such as the Acquisition.

The Acquisition may result in a loss of customers.

The completion of the Acquisition could cause certain of our or Creditors Interchange’s customers to either seek alternative sources of services, or delay or change submission of creditor claims due to potential uncertainty over the strategy of the business combination.

We may not be able to complete the Financing Transaction in connection with funding the cash portion of the Acquisition consideration.

We plan to raise up to $70.0 million in the Financing Transaction prior to the closing of the Acquisition. Some of the proceeds from this financing will be used to satisfy the cash portion of the Acquisition consideration and to pay off outstanding indebtedness of Creditors Interchange. If we are unable to consummate this financing, either in whole or in part, we will terminate the securities purchase agreement and the Acquisition will not be consummated.

The Financing Transaction will be significantly dilutive to current stockholders.

We currently anticipate that we will issue up to $30 million worth of our common stock (or other securities convertible into common stock) plus warrants to qualified investors in exchange for cash. The offering price is anticipated to be approximately $3.00 per share (the midpoint of the range of hypothetical offering prices of our shares in the Financing Transaction). The Financing Transaction is expected to result in significant ownership dilution to our existing stockholders. The table on page 68 of this proxy statement illustrates the dilutive effect of the Financing Transaction for a range of different offering prices.

We may have to pay a substantial “Break-Up Fee” if we fail to meet certain conditions of the securities purchase agreement prior to closing the Acquisition, and we will incur other costs regardless of whether the Acquisition closes.

Costs related to the Acquisition, such as legal, accounting and financial adviser fees, must be paid even if the Acquisition is not completed. In addition, we will be obligated to pay a “Break-Up Fee” to Credint Holdings, Creditors Interchange’s parent, in a cash amount of up to $640,000 if we terminate the securities purchase agreement due to our failure to meet the following conditions:

•	obtain financing for the Acquisition; or

•	if our stockholders fail to approve the issuance of our securities in the Acquisition or the Financing Transaction.

We may not have the ability to repay or raise the funds necessary to repay the debt incurred in connection with the Financing Transaction.

We expect that we will incur approximately $40 million of indebtedness pursuant to the Financing Transaction. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the principal amount or interest when due. Our failure to pay the principal amount or interest on this indebtedness when due would result in an event of default with respect to such indebtedness.

The indebtedness created by the Financing Transaction, and any future indebtedness, could adversely affect our business and may restrict our operating flexibility.

Upon closing of the Financing Transaction, we expect to have approximately $40 million of outstanding indebtedness. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. Our ability to incur additional debt could have the effect of diminishing our ability to make payments on the indebtedness when due. We are exposed to the risks normally associated with substantial amounts of debt such as:

•	we may not be able to repay, refinance or extend our debt as it matures;

•	substantially all our assets are pledged as collateral for our debt and as a result we are limited in our ability to sell assets to generate additional cash;

•	our flexibility in responding to changes in the business and industry may be reduced;

•	we may be more vulnerable to economic downturns;

•	we may be unable to meet customer demands; and

•	we may be limited in our ability to withstand competitive pressures.

We may have difficulty integrating the operations of both companies.

Integrating our operations and personnel with those of Creditors Interchange will be a complex process, and we are uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the Acquisition. The successful integration of us and Creditors Interchange will require, among other things, integration of the respective finance, human resources and sales and marketing groups as well as the coordination of development efforts of both companies. The diversion of the attention of our management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of our business. Further, the process of combining our operations and personnel with those of Creditors Interchange could negatively affect employee morale and our ability to retain some of our or Creditors Interchange’s key employees after the Acquisition.

Our stock price may decline as a result of the Acquisition.

The market price of our common stock may decline as a result of the Acquisition if:

•	the integration of our company and Creditors Interchange is unsuccessful;

•	we do not achieve the projected benefits of the Acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the Acquisition on our financial results fails to meet the expectations of financial or industry analysts.

Risks Relating to Debt Resolve

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Cash used in operating and investing activities was $5,323,754 for the year ended December 31, 2006. For the year ended December 31, 2006, we had substantially no revenues and incurred a net loss of $21,695,665 (including $11,149,266 in non-cash stock-based compensation and licensing expense and $4,641,985 of non-cash amortization of deferred debt discount and beneficial conversion feature of convertible notes issued prior to our initial public offering). In addition, for the three months ended March 31, 2007, we had insufficient revenues and incurred a net loss of $2,114,142. Based upon projected operating expenses, we believe that our working capital as of the date of this proxy statement may not be sufficient to fund our plan of operations for the next 12 months.  The aforementioned factors raise substantial doubt about our ability to continue as a going concern.

Our management is actively pursuing additional debt/equity financing and pursuing strategic acquisitions.  In January 2007, we acquired the outstanding capital stock of First Performance Corporation, an accounts receivable management agency, and accordingly, are no longer in the development stage.  Our management believes that we will be successful in obtaining additional financing and successfully integrate our acquisition of First Performance to a level of profitability, however, we cannot assure you that we will be able to do so.  To the extent that we are unsuccessful, we may need to curtail our operations.

We have a limited operating history on which to evaluate our potential for executing our business strategy. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

We began our Internet technology operations in 2003 and our DRV Capital debt-buying business in 2006, therefore your evaluation of our business and prospects will be based on the limited operating histories of these businesses. Consequently, our historical results of operations may not give an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter in a new and rapidly evolving market. We may not be able to address these risks and difficulties, and for this reason it is difficult to evaluate our future prospects and the viability of our business.

We have experienced significant and continuing losses from operations. From inception through December 31, 2006, our net cash used in operations has been $9,522,197, and we have incurred accumulated net losses of approximately $32,680,000. If such losses continue, we may not be able to continue our operations.

Cash used in operating and investing activities was $5,323,754 for the year ended December 31, 2006. We incurred a net loss of $21,695,665 (including $11,149,266 in non-cash stock-based compensation and licensing expense and $4,641,985 of non-cash amortization of deferred debt discount and beneficial conversion feature of convertible notes issued prior to our initial public offering) for the year ended December 31, 2006 and $5,403,542 for the year ended December 31, 2005. From February 2003 to date, our operations have been funded almost entirely through the proceeds of approximately $2,400,000 that we have received from the issuance of our common stock in private placements, $2,695,000 that we have received from the issuance of our 7% convertible promissory notes in two private financings in 2005, $3,481,762 from the issuance of convertible and non-convertible notes in a private financing in June 2006 and $12,500,000 in gross proceeds that we received from the issuance of our common stock in our initial public offering. From inception through December 31, 2006, we incurred accumulated net losses of approximately $32,680,000. In addition, for the three months ended March 31, 2007, we had insufficient revenues and incurred a net loss of $2,114,142. If we continue to experience losses, we may not be able to continue our operations.

If we are unable to retain current DebtResolve system clients and attract new clients, or if our clients do not actively submit defaulted consumer debt accounts on our DebtResolve system or successfully promote access to our website, we will not be able to generate revenues or continue our DebtResolve system business.

We expect that our DebtResolve system revenue will come from taking a success fee equal to a percentage of defaulted consumer debt accounts that are settled and collected through our online DebtResolve system, or from recurring license fees for the use of our system coupled with success or other transaction fees. We depend on our creditor clients, who include but are not limited to first-party creditors such as banks, lenders, credit card issuers, telecoms and utilities, third-party collection agencies and purchasers of charged-off debt, to initiate the process by submitting defaulted consumer debt accounts on our system along with the settlement offers. We cannot be sure that we will be able to retain our existing, and enter into new, relationships with creditor clients in the future. In addition, we cannot be certain that we will be able to establish these creditor client relationships on favorable economic terms. Finally, we cannot control the number of accounts that our clients will submit on our system, how successfully they will promote access to the website, or whether the use of our system will result in any increase in recovery over traditional collection methods. If our client base, and their corresponding claims submission, does not increase significantly or experience favorable results, we will not be able to generate sufficient revenues to continue and sustain our DebtResolve system business.

If we are unable to retain current First Performance clients and attract new clients, or if our First Performance clients do not actively submit defaulted consumer debt accounts, we will not be able to generate revenues or continue our First Performance business.

We expect that our First Performance revenue will come from taking a success fee equal to a percentage of defaulted consumer debt accounts that are settled and collected by First Performance. We depend on our creditor clients, who include, but are not limited to, first-party creditors such as banks, lenders, credit card issuers, telecoms and utilities, third-party collection agencies and purchasers of charged-off debt, to initiate the process by submitting defaulted consumer debt accounts to First Performance. We cannot be sure that we will be able to retain our existing, and enter into new, relationships with First Performance creditor clients in the future. In addition, we cannot be certain that we will be able to establish these creditor client relationships on favorable economic terms or at all. Finally, we cannot control the number of accounts that our clients will submit, or whether First Performance’s collection methods will be effective. If our First Performance client base, and their corresponding claims submission, does not increase or experience favorable results, we will not be able to generate sufficient revenues to continue and sustain our First Performance business.

We may pay too much for, or collect too little on, defaulted consumer debt portfolios that we may purchase.

Through DRV Capital, we are actively pursuing the acquisition of defaulted consumer debt portfolios to process through our DebtResolve system, an area in which we have little experience. These are consumer debt portfolios that the credit originator has deemed uncollectible and has charged-off, generally after making numerous attempts to collect on them. These receivables are difficult to collect, and we may not be successful in collecting amounts sufficient to cover the costs associated with purchasing the receivables and funding our operations. Also, our inexperience may impair our ability to manage and collect on such consumer debt portfolios, and we may pay too much for these portfolios and, consequently, may not generate a profit from these portfolios.

Moreover, as we pursue the acquisition of defaulted consumer debt portfolios to process through our DebtResolve system, we will: (i) have to expand our operations, (ii) face new operational risks that we cannot predict at this time, (iii) become subject to increased government regulation and (iv) be subject to material changes in our financial statements and financial reporting. Specifically:

•
our expansion into this line of business could result in the need to enter into potentially complex financing arrangements, resulting in the need to manage those relationships and the potential interest rate risk and credit risk associated with them,

•	accounting for this activity would require that we become familiar with the applicable accounting regulations, with which we are not currently familiar,

•	our accounting would also become more complex, requiring combining the results of our proposed debt-buying subsidiary into our consolidated financial statements, and

•
we would incur additional costs associated with the start-up of our proposed debt-buying subsidiary, including legal, filing fees and other start-up costs associated with establishing this potential line of business.

In addition:

•	federal, state, local and foreign laws may limit our ability to recover and enforce any acquired defaulted consumer debt portfolios regardless of any act or omission on our part,

•
some laws and regulations applicable to credit originators may preclude us from collecting on defaulted consumer debt portfolios we may purchase if the credit originator previously failed to comply with applicable law in generating or servicing those consumer debt receivables,

•	collection laws and regulations may also directly apply to our debt-buying business,

•
additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and collection on defaulted consumer debt, and any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect on any acquired defaulted consumer debt portfolios, and

•
federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of any acquired defaulted consumer debt portfolios, and although we cannot predict if or how any future legislation would impact this proposed expansion of our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on any acquired defaulted consumer debt portfolios.

If any of these or similar risks materialize, or if business conditions change, we may choose to scale back or eliminate our debt portfolio acquisitions and business.

We may not be able to purchase receivables at sufficiently favorable prices or terms, or at all.

The market for acquiring receivable portfolios has become more competitive. The debt-buying industry has attracted a large amount of investment capital. With this inflow of capital, we have seen a significant increase in the pricing of portfolios to levels that we believe will generate reduced returns on investment. Our ability to continue to operate DRV Capital profitably depends upon the continued availability of accounts receivable portfolios which meet our purchasing standards and are cost-effective based upon projected collections exceeding our costs. Furthermore, with an increase in market competition, the purchase price of portfolios has increased, and the ratio of collections to acquisition costs can be expected to decrease, which would negatively affect our results of operations.

In addition to the competitive factors discussed above, the availability and purchase of consumer accounts receivable portfolios at favorable prices and on favorable terms depends on a number of factors, within and outside of our control, including:

•	the continuation of the current growth and charge-off trends in consumer debt;

•	the continued sale of receivable portfolios by originating institutions;

•	our ability to develop and maintain long-term relationships with key major credit originators;

•	our ability to obtain adequate data from credit originators or portfolio resellers to appropriately evaluate the collectibility of, and estimate the value of, portfolios; and

•	changes in laws and regulations governing consumer lending.

Ultimately, if we are unable to continually purchase and collect on a sufficient volume of receivables to generate cash collections that exceed our costs, our business will be materially adversely affected.

We may be unable to meet our future liquidity requirements.

We depend on both internal and external sources of financing to fund our purchases of receivable portfolios and our operations. Our need for additional financing and capital resources increases dramatically as our debt-buying business grows. Our inability to obtain financing and capital as needed or on terms acceptable to us would limit our ability to acquire additional receivable portfolios and to operate our business.

If we are unable to implement our marketing program or if we are unable to build positive brand awareness for our company and our services, demand for our services will be limited, and we will not be able to grow our client base and generate revenues.

We believe that building brand awareness of our DebtResolve system and marketing our services in order to grow our client base and generate revenues is crucial to the viability of our business. Furthermore, we believe that brand awareness is a key differentiating factor among providers of online services, and given this, we believe that brand awareness will become increasingly important as competition is introduced to our target markets. In order to increase brand awareness, we must devote significant time and resources in our marketing efforts, provide high-quality client support and increase the number of creditors and consumers using our services. While we may maintain a “Powered by Debt Resolve” logo on each screen that consumer’s view when they log on to the DebtResolve system, this logo may be inadequate to build brand awareness among consumers. If initial clients do not perceive our services to be of high quality, the value of our brand could be diluted, which could decrease the attractiveness of our services to creditors and consumers. If we fail to promote and maintain our brand, our ability to generate revenues could be negatively affected. Moreover, if we incur significant expenses in promoting our brand and are unable to generate a corresponding increase in revenue as a result of our branding efforts, our operating results would be negatively impacted.

Currently, we are targeting our marketing efforts towards the collection and settlement of overdue or defaulted consumer debt accounts generated primarily in the United States as well as the United Kingdom. To grow our business, we will have to achieve market penetration in this segment and expand our service offerings and client base to include other segments and international creditor clients. We have limited previous experience marketing our services and may not be able to implement our sales and marketing initiatives. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. Any new sales and marketing personnel may also require a substantial period of time to become effective. There can be no assurance that our marketing efforts will result in our obtaining new creditor clients or that we will be able to grow the base of creditors and consumers who use our services.

We may not be able to protect the intellectual property rights upon which our business relies, including our licensed patents, trademarks, domain name, proprietary technology and confidential information, which could result in our inability to utilize our technology platform, licensed patents or domain name, without which we may not be able to provide our services.

Our ability to compete in our sector depends in part upon the strength of our proprietary rights in our technologies. We consider our intellectual property to be critical to our viability. We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component.

Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on patent, trademark, trade secret and copyright laws to protect our licensed and proprietary technology and other intellectual property. We cannot be certain, however, that the steps that we have taken to protect our proprietary rights to date will provide meaningful protection from unauthorized use by others. We have initiated litigation and could pursue additional litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. However, we may not prevail in these efforts and we could incur substantial expenditures and divert valuable resources in the process. In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies. Consequently, we may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

In the future, we may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and which could limit our ability to use certain technologies in the future and thereby result in loss of clients and revenue.

Litigation regarding intellectual property rights is common in the Internet and technology industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. Under our license agreement, we have the right and obligation to control and defend against third-party infringement claims against us with respect to the patent rights that we license. Any claims relating to our services or intellectual property could result in costly litigation and be time consuming to defend, divert management’s attention and resources, cause delays in releasing new or upgrading existing products and services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. There can be no assurance that our services or intellectual property rights do not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology or content could prevent us from continuing our business.

The intellectual property rights that we license from our co-founders are limited in industry scope, and it is possible these limits could constrain the expansion of our business.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. This license agreement limits usage of the technology to the creation of software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. These limitations on usage of the licensed technology could constrain the expansion of our business by limiting the different types of debt for which our DebtResolve system can potentially be used, and limiting the potential clients that we could service.

Potential conflicts of interest exist with respect to the intellectual property rights that we license from our co-founders, and it is possible our interests and their interests may diverge.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. This license agreement presents the possibility of a conflict of interest in the event that issues arise with respect to the licensed intellectual property rights, including the prosecution or defense of intellectual property infringement actions, where our interests may diverge from those of Messrs. Burchetta and Brofman. The license agreement provides that we will have the right to control and defend or prosecute, as the case may require, the patent rights licensed to us subject, in the case of pleadings and settlements, with the reasonable consent of Messrs. Burchetta and Brofman. Our interests with respect to such pleadings and settlements may be at odds with those of Messrs. Burchetta and Brofman, requiring them to recuse themselves from our decisions relating to such pleadings and settlements, or even from further involvement with our company.

As of June 5, 2007, Messrs. Burchetta and Brofman own approximately 23.0% of our outstanding shares of common stock and 40.8% of our common stock assuming exercise of all warrants and options held by Messrs. Burchetta and Brofman. They have controlled our company since its inception. Under the terms of our license agreement, Messrs. Burchetta and Brofman will be entitled to receive stock options to purchase shares of our common stock if and to the extent the licensed technology produces specific levels of revenue for us. They will not be entitled receive any stock options for other debt collection activities such as off-line settlements. Messrs. Burchetta and Brofman are substantially responsible for selecting the business direction we take, the products and services we may develop and the mix of businesses we may pursue. The license agreement may present Messrs. Burchetta and Brofman with conflicts of interest.

If we cannot compete against competitors that enter our market, demand for our services will be limited, which would likely result in our inability to continue our business.

We are aware of two companies that have announced software offerings that may be competitive with the DebtResolve system and which may compete with us for market share. Incurrent Solutions, Inc., a division of Online Resources Corp., announced a collection offering in fall 2004, and Apollo Enterprises Solutions, LLC announced an online collection offering in fall 2004. Additional competitors could emerge in the online defaulted consumer debt market. These and other possible new competitors may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs, longer operating histories and more established relationships in the banking industry than we currently have. In the future, we may not have the resources or ability to compete. As there are few significant barriers for entry to new providers of defaulted consumer debt services, there can be no assurance that additional competitors with greater resources than ours will not enter our market. Moreover, there can be no assurance that our existing or potential creditor clients will continue to use our services on an increasing basis, or at all. If we are unable to develop and expand our business or adapt to changing market needs as well as our competitors are able to do, now or in the future, we may not be able to continue our business.

We are dependent upon maintaining and expanding our computer and communications systems. Failure to do so could result in interruptions and failures of our services. This could have an adverse effect on our operations which would make our services less attractive to consumers, and therefore subject us to a loss of revenue as a result of a possible loss of creditor clients.

Our ability to provide high-quality client support largely depends on the efficient and uninterrupted operation of our computer and communications systems to accommodate our creditor clients and the consumers who use our system. In the terms and conditions of our standard form of licensing agreement with our clients, we agree to make commercially reasonable efforts to maintain uninterrupted operation of our DebtResolve system, except for scheduled system maintenance. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand our DebtResolve system.

In the normal course of our business, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of receivable portfolios and to access, maintain and expand the databases we use for our collection activities. The temporary or permanent loss of our computer and telecommunications equipment and software systems, through casualty, operating malfunction, software virus, or service provider failure, could disrupt our operations. Any failure of our information systems, software or backup systems would interrupt our operations and could cause us to lose clients. We are exposed to the risk of network and Internet failure, both through our own systems and those of our service providers. While our utilization of redundant transmission systems can improve our network’s reliability, we cannot be certain that our network will avoid downtime.

Our disaster recovery plan may not be adequate and our business interruption insurance may not adequately compensate us for losses that could occur as a result of a network-related business interruption. The occurrence of a natural disaster or unanticipated problems at our facilities or those of our service providers could cause interruptions or delays in use of our DebtResolve system and loss of data. Additionally, we rely on third parties to facilitate network transmissions and telecommunications. We cannot assure you that these transmissions and telecommunications will remain either reliable or secure. Any transmission or telecommunications problems, including computer viruses and other cyber attacks and simultaneous failure of our information systems and their backup systems, particularly if those problems persist or recur frequently, could result in lost business from creditor clients and consumers. Network failures of any sort could seriously affect our client relations, potentially causing clients to cancel or not renew contracts with us.

Furthermore, our business depends heavily on services provided by various local and long-distance telephone companies. A significant increase in telephone service costs or any significant interruption in telephone services could negatively affect our operating results or disrupt our operations.

We may not be able to anticipate, manage or adopt technological advances within our industry, which could result in our services becoming obsolete and no longer in demand.

Our business relies on computer and telecommunications technologies. Our ability to integrate these technologies into our business is essential to our competitive position and our ability to execute our business strategy. Computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles. We may not be able to anticipate, manage or adopt technological changes on a timely basis. While we believe that our existing information systems are sufficient to meet our current demands and continued expansion, our future growth may require additional investment in these systems so we are not left with obsolete computer and telecommunications technologies. We depend on having the capital resources necessary to invest in new technologies for our business. We cannot assure you that adequate capital resources will be available to us at the appropriate time.

James D. Burchetta and Richard G. Rosa possess specialized knowledge about our business and we would be adversely impacted if either one were to become unavailable to us.

We believe that our ability to execute our business strategy will depend to a significant extent upon the efforts and abilities of James D. Burchetta, our Chief Executive Officer, and Richard G. Rosa, our President and Chief Technology Officer. Mr. Burchetta, who is a licensor of key intellectual property to us, has knowledge regarding online debt collection technology and business contacts that would be difficult to replace. Mr. Rosa has technical expertise regarding our system that our other officers do not possess. If Messrs. Burchetta or Rosa were to become unavailable to us, our operations would be adversely affected. We carry term, “key-man” life insurance for our benefit in the amount of $2,000,000 on the life of Mr. Burchetta and $1,000,000 on the life of Mr. Rosa, but not for any other officer. This insurance may be inadequate to compensate us for the loss of either Mr. Burchetta or Mr. Rosa. Moreover, we have no insurance to compensate us for the loss of any other of our named executive officers or key employees.

The ability of our DebtResolve system clients and First Performance Corporation to recover and enforce defaulted consumer debt may be limited under federal, state, local and foreign laws, which would negatively impact our revenues.

Federal, state, local and foreign laws may limit our creditor clients’ and First Performance’s ability to recover and enforce defaulted consumer debt. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement and collection of consumer debt. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to settle defaulted consumer debt accounts on behalf of our clients and could result in decreased revenues to us. We cannot predict if or how any future legislation would impact our business or our clients. In addition, we cannot predict how foreign laws will impact our ability to expand our business internationally, and the cost of such expansion. Our failure to comply with any current or future applicable laws or regulations could limit our ability to settle defaulted consumer debt claims on behalf of our clients, which could adversely affect our revenues.

For all of our businesses, government regulation and legal uncertainties regarding consumer credit and debt collection practices may require us to incur significant expenses in complying with any new regulations.

A number of our existing and potential creditor clients, such as banks and credit card issuers, operate in highly regulated industries. We are impacted by consumer credit and debt collection practices laws, both in the United States and abroad. The relationship of a consumer and a creditor is extensively regulated by federal, state, local and foreign consumer credit and protection laws and regulations. Governing laws include consumer plain English and disclosure laws, the Uniform Consumer Credit Code, the Equal Credit Opportunity Act, the Electronic Funds Transfer Act, the U.S. Bankruptcy Code, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Truth in Lending Act (including the Fair Credit Billing Act amendments), the Fair Debt Collection Practices Act and state law counterparts, the Federal Reserve Board’s implementing Regulation Z, the federal Fair Credit Reporting Act, and state unfair and deceptive acts and practices laws. Failure of these parties to comply with applicable federal, state, local and foreign laws and regulations could have a negative impact on us. For example, applicable laws and regulations may limit our ability to collect amounts owing with respect to defaulted consumer debt accounts, regardless of any act or omission on our part. We cannot assure you that any indemnities received from the financial institutions which originated the consumer debt account will be adequate to protect us from liability to consumers. Any new laws or rulings that may be adopted, and existing consumer credit and protection laws, may adversely affect our ability to collect and settle defaulted consumer debt accounts. In addition, any failure on our part to comply with such requirements could adversely affect our ability to settle defaulted consumer debt accounts and result in liability. In addition, state or foreign regulators may take the position that our DebtResolve system effectively constitutes the collection of debts that is subject to licensing and other laws regulating the activities of collection agencies. If so, and despite the fact that First Performance is licensed as a collection agency in most of the jurisdictions in which we currently operate, we may need to obtain licenses from such states, or such foreign countries where we may engage in our DebtResolve system business. Until licensed, we will not be able to lawfully deal with consumers in such states or foreign countries. Moreover, we will likely have to incur expenses in obtaining licenses, including applications fees and post statutorily required bonds for each license.

We face potential liability that arises from our handling and storage of personal consumer information concerning disputed claims and other privacy concerns.

Any penetration of our network security or other misappropriation of consumers’ personal information could subject us to liability. Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. Legislation has been introduced in the U.S. Senate that would mandate data-security management steps for many businesses and a nationwide standard for notifying consumers of security breaches. The legislation would require companies that store information on more than 10,000 people to create a data privacy and protection program, including assessing, maintaining and controlling risks to data privacy and security. Businesses would have to provide employee training, perform vulnerability tests and ensure that third-party service providers have adequate security programs. We could incur unanticipated expenses, especially in connection with our settlement database, if and when new regulations regarding the use of personal information are enacted.

In addition, pursuant to the Gramm-Leach-Bliley Act, our financial institution clients must require us to include in their contracts with us that we have appropriate data security standards in place. The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could be detrimentally used against, or result in substantial inconvenience to, any consumer debtor. Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft. We believe we have adequate policies and procedures in place to protect this information; however, if we experience a data security breach that results in any penetration of our network security or other misappropriation of consumers’ personal information, or if we have an inadequate data security program in place, our financial institution clients may consider us to be in breach of our agreements with them.

Government regulation and legal uncertainties regarding the Internet may require us to incur significant expenses in complying with any new regulations.

The laws and regulations applicable to the Internet and our services are evolving and unclear and could damage our business. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. This legislation could expose us to substantial liability or require us to incur significant expenses in complying with any new regulations. Local telephone carriers have petitioned the Federal Communications Commission to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our services. A number of proposals have been made at the federal, state and local level and in foreign countries that would impose additional taxes on the sale of goods and services over the Internet. Such proposals, if adopted, could adversely affect us. Moreover, the applicability to the Internet of existing laws governing issues such as personal privacy is uncertain. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could adversely affect our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new Securities and Exchange Commission regulations and stock market rules, are creating uncertainty for companies like us. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources.

Our industry is highly competitive, and we may be unable to continue to compete successfully with businesses that may have greater resources than we have.

We face competition from a wide range of collection and financial services companies that may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs and more established relationships in our industry than we currently have. We also compete with traditional contingency collection agencies and in-house recovery departments. Competitive pressures adversely affect the availability and pricing of charged-off receivable portfolios, as well as the availability and cost of qualified recovery personnel. Because there are few significant barriers to entry for new purchasers of charged-off receivable portfolios, there is a risk that additional competitors with greater resources than ours, including competitors that have historically focused on the acquisition of different asset types, will enter our market. If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to charged-off receivable portfolios at acceptable prices, which could reduce our profitability.

We are subject to ongoing risks of litigation, including individual and class actions under consumer credit, collections, employment, securities and other laws.

We operate in an extremely litigious climate, and are currently and may in the future be named as a defendant in litigation, including individual and class action suits under consumer credit, collections, employment, securities and other laws.

In the past, securities class-action litigation has often been filed against a company after a period of volatility in the market price of its stock. Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention from the operation of our business. The use of certain collection strategies could be restricted if class-action plaintiffs were to prevail in their claims. In addition, insurance costs continue to increase significantly and policy deductibles also have increased. All of these factors could have an adverse effect on our consolidated financial condition and results of operations.

We may not be able to hire and retain enough sufficiently trained employees to support our operations, and/or we may experience high rates of personnel turnover.

Our industry is very labor-intensive, and companies in our industry typically experience a high rate of employee turnover. We generally compete for qualified personnel with companies in our business and in the collection agency, teleservices and telemarketing industries. We will not be able to service our clients’ receivables effectively, continue our growth or operate profitably if we cannot hire and retain qualified collection personnel. Further, high turnover rate among our employees increases our recruiting and training costs and may limit the number of experienced collection personnel available to service our receivables. Our newer employees tend to be less productive and generally produce the greatest rate of personnel turnover. If the turnover rate among our employees increases, we will have fewer experienced employees available to service our receivables, which could reduce collections and therefore result in lower revenues and earnings.

Risks Relating to Debt Resolve’s Common Stock

Our stock price may be volatile.

The trading price of our common stock, like that of many emerging publicly traded companies, has been and can be expected to be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors;

•	announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments;

•	disruption to our operations or our data centers;

•	declines in accounts submitted by our creditor clients for settlement through our DebtResolve system or by First Performance;

•	declines in collections through our DebtResolve system or by First Performance;

•	poor performance on defaulted consumer debt portfolios that DRV Capital may purchase;

•	commencement of, or our involvement in, litigation;

•	any major change in our board of directors or management;

•	changes in governmental regulations or in the status of our regulatory approvals; and

•	general economic market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general and, in particular, stock prices for technology-based companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the underlying companies. These broad market and industry factors may seriously impact negatively the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock may be considered a “penny stock” and may be difficult to trade.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is likely to fluctuate, and is currently and could remain below $5.00 per share in the future and, consequently, may be designated as a “penny stock” according to Securities and Exchange Commission rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

In addition, we could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Risks Relating to Creditors Interchange

Creditors Interchange’s business is dependent on its ability to grow internally.

Creditors Interchange’s business is dependent on its ability to grow internally, which is dependent upon:

•	Creditors Interchange’s ability to retain existing clients and expand its existing client relationships; and

•	Creditors Interchange’s ability to attract new clients.

Creditors Interchange’s ability to retain existing clients and expand those relationships is subject to a number of risks, including the risk that:

•	it fails to maintain the quality of services it provides to its clients;

•	it fails to maintain the level of attention expected by its clients;

•	it fails to successfully leverage its existing client relationships to sell additional services; and

•	it fails to maintain competitively priced services to its clients.

Creditors Interchange’s ability to attract new clients is subject to a number of risks, including:

•	the market acceptance of its service offerings;

•	the quality and effectiveness of its sales force; and

•	the competitive factors within the accounts receivable management industry.

If its efforts to retain and expand its client relationships and to attract new clients do not prove effective, it could have a materially adverse effect on Creditors Interchange’s business, results of operations and financial condition.

Most of Creditors Interchange’s accounts receivable management contracts do not require clients to place accounts with it, may be terminated on 30 or 60 days notice, and/or are on a contingent fee basis. Creditors Interchange cannot guarantee that existing clients will continue to use its services at historical levels, if at all.

Under the terms of most of Creditors Interchange’s accounts receivable management contracts, clients are not required to give accounts to it for collection and usually have the right to terminate its services on 30 or 60 days notice. Accordingly, we cannot guarantee that Creditors Interchange’s existing clients will continue to use its services at historical levels, if at all. In addition, most of these contracts provide that Creditors Interchange is entitled to be paid only when it collects accounts. Therefore, under applicable accounting principles, Creditors Interchange can recognize revenues only upon the collection of funds on behalf of clients.

If Creditors Interchange is not able to respond to technological changes in telecommunications and computer systems in a timely manner, it may not be able to remain competitive.

Creditors Interchange’s success depends in large part on its sophisticated telecommunications and computer systems. It uses these systems to identify and contact large numbers of debtors and record the results of its collection efforts, as well as to provide customer service to its clients’ customers. If it is not able to respond to technological changes in telecommunications and computer systems in a timely manner, Creditors Interchange may not be able to remain competitive. Creditors Interchange has made a significant investment in technology to remain competitive and it anticipates that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so Creditors Interchange must anticipate technological developments. If it is not successful in anticipating, managing, or adopting technological changes on a timely basis or if Creditors Interchange does not have the capital resources available to invest in new technologies, its business could be materially adversely affected.

Creditors Interchange is highly dependent on its telecommunications and computer systems.

As noted above, Creditors Interchange’s business is highly dependent on its telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses, computer viruses, or similar events. Its business is also materially dependent on services provided by various local and long distance telephone companies. If Creditors Interchange’s equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, it may not be able to provide services. Because Creditors Interchange generally recognizes revenue only as accounts receivable management accounts are collected, any failure or interruption of services would mean that Creditors Interchange would continue to incur payroll and other expenses without any corresponding income.

An increase in communication rates or a significant interruption in communication service could harm Creditors Interchange’s business.

Creditors Interchange’s ability to offer services at competitive rates is highly dependent upon the cost of communication services provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect Creditors Interchange’s ability to obtain favorable rates on communication services could harm its business. Moreover, any significant interruption in communication service or developments that could limit the ability of telephone companies to provide it with increased capacity in the future could harm existing operations and prospects for future growth.

Creditors Interchange competes with a large number of providers in the accounts receivable management industry. This competition could have a materially adverse effect on its future financial results.

Creditors Interchange competes with a large number of companies in the accounts receivable management industry. It competes with other sizable corporations in the United States and abroad such as NCO Group, Inc., IntelliRisk Management Corporation and Alliance One Inc., as well as many regional and local firms. It may lose business to competitors that offer more diversified services and/or operate in broader geographic areas than it does. It may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. Because of this competition, in the future Creditors Interchange may have to reduce its fees to remain competitive and this competition could have a materially adverse effect on its future financial results.

Many of Creditors Interchange’s clients are concentrated in the credit card and debt buying sectors. If any of these sectors performs poorly or if there are any adverse trends in these sectors it could materially adversely affect Creditors Interchange.

For the year ended December 31, 2006, Creditors Interchange derived approximately 60% of its revenue from credit card issuers, and approximately 40% of its revenue from clients in debt buying and other sectors. If either of these sectors performs poorly, clients in these sectors may do less business with Creditors Interchange. If there are any trends in any of these sectors to reduce or eliminate the use of third-party accounts receivable management service providers, it could harm Creditors Interchange’s business.

Creditors Interchange has international operations and utilizes foreign sources of labor, and various factors relating to its international operations, including fluctuations in currency exchange rates, could adversely affect its results of operations.

Approximately 1% of Creditors Interchange’s 2006 revenues were derived from clients in Canada. Political or economic instability in Canada could have an adverse impact on its results of operations due to diminished revenues in Canada. Creditors Interchange’s future revenue, costs of operations and profit results could also be affected by a number of other factors related to its international operations, including changes in economic conditions from country to country, changes in a country’s political condition, trade protection measures, licensing and other legal requirements, and local tax issues. Unanticipated currency fluctuations in the Canadian Dollar could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when Creditors Interchange consolidates its financial results.

Creditors Interchange provides accounts receivable management services to its U.S. clients utilizing foreign sources of labor through call centers in Canada and India. Any political or economic instability in these countries could have an adverse impact on its results of operations. A decrease in the value of the U.S. dollar in relation to the currencies of the countries in which it operates could increase Creditors Interchange’s cost of doing business in those countries. In addition, Creditors Interchange expects to expand its operations into other countries and, accordingly, will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any decreases in the value of the U.S. dollar in relation to the currencies of such countries. There is no guarantee that Creditors Interchange will be able to successfully hedge its foreign currency exposure in the future.

Bruce Gray and John Farinacci possess specialized knowledge about Creditors Interchange’s business and it would be adversely impacted if either one were to become unavailable to it.

Creditors Interchange believes that its ability to execute its business strategy will depend to a significant extent upon the efforts and abilities of Bruce Gray, its President and Chief Executive Officer, and John Farinacci, its Executive Vice President of Operations. If Messrs. Gray or Farinacci were to become unavailable to Creditors Interchange, its operations would be adversely affected. Creditors Interchange carries “key-man” life insurance for its benefit in the amount of $7.5 million on the life of Mr. Gray, but not for any other officer.

Creditors Interchange is dependent on its employees and a higher turnover rate would have a material adverse effect on it.

Creditors Interchange is dependent on its ability to attract, hire and retain qualified employees. The accounts receivable management industry, by its nature, is labor intensive and experiences a high employee turnover rate. Many of Creditors Interchange’s employees receive modest hourly wages and some of these employees are employed on a part-time basis. A higher turnover rate among its employees would increase Creditors Interchange’s recruiting and training costs and could materially adversely impact the quality of services it provides to its clients. If Creditors Interchange is unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in Creditors Interchange’s business will require it to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that Creditors Interchange will be able to continue to hire, train and retain a sufficient number of qualified employees to meet the needs of its business or to support its growth. If Creditors Interchange is unable to do so, its results of operations could be harmed. Any increase in hourly wages, costs of employee benefits or employment taxes could also have a materially adverse affect.

Decreases in Creditors Interchange’s collections due to economic conditions in the United States may have an adverse effect on its results of operations and revenue.

Due to economic conditions in the United States, which have led to high rates of unemployment and personal bankruptcy filings, the ability of consumers to pay their debts has significantly decreased. Defaulted consumer loans that Creditors Interchange services are generally unsecured, and it may be unable to collect these loans in case of the personal bankruptcy of a consumer. If as a result of higher unemployment rates and bankruptcy filings Creditors Interchange’s collections significantly decline, this would adversely impact its results of operations and revenue.

If Creditors Interchange fails to comply with government regulation of the collections industry, it could result in the suspension or termination of its ability to conduct business.

The collections industry is regulated under various U.S. federal and state, and Canadian, laws and regulations. Many states, as well as Canada, require that Creditors Interchange be licensed as a debt collection company. The Federal Trade Commission has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. A failure by Creditors Interchange to comply with applicable laws and regulations could result in the suspension or termination of its ability to conduct collections, which would materially adversely affect Creditors Interchange. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit Creditors Interchange’s activities in the future or significantly increase the cost of regulatory compliance. If Creditors Interchange expands its international operations, it may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

Several of the industries Creditors Interchange serves are also subject to varying degrees of government regulation. Although its clients are generally responsible for complying with these regulations, Creditors Interchange could be subject to various enforcement or private actions for its failure, or the failure of its clients, to comply with these regulations.

A WARNING ABOUT FORWARD-LOOKING INFORMATION AND THE SAFE HARBOR UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Some of the statements in this proxy statement are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this proxy statement.

Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this proxy statement. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this proxy statement, we cannot guarantee future results, acquisitions of new creditor clients, settlement volumes or amounts, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	the occurrence of any effect, event, development or change that could give rise to the termination of the securities purchase agreement;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of entering into the securities purchase agreement;

•	the inability to complete the proposed Acquisition due to the failure to obtain stockholder approval or the failure of any party to satisfy other conditions to completion of the Acquisition;

•	our failure to secure financing for the Acquisition;

•	risks related to our history of operating losses and accumulated deficit;

•	costs or difficulties related to the integration of the businesses of Debt Resolve and Creditors Interchange and to the subsequent performance of Creditors Interchange may be greater than expected;

•	operating results for us and /or Creditors Interchange following the Acquisition may be lower than expected;

•	competition among companies in the industry may increase significantly; and

•	the other factors referenced in this prospectus, such as those described under “Risk Factors.”

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, our management. Marcum & Kliegman LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, Marcum & Kliegman LLP does not express an opinion or any other form of assurance with respect thereto. The Marcum & Kliegman LLP report included in this proxy statement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Sometimes we communicate with securities analysts. It is against our policy to disclose to analysts any material non-public information or other confidential commercial information. You should not assume that we agree with any statement or report issued by any analyst regardless of the content of the statement or report. We have a policy against issuing financial forecasts or projections or confirming the accuracy of forecasts or projections issued by others. If reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility.

The risks presented above may not be all of the risks we may face. These are the factors that we believe could cause actual results to be different from expected and historical results. Other sections of this proxy statement include additional factors that could have an effect on our business and financial performance. The industry that we compete in is very competitive and changes rapidly. Sometimes new risks emerge, and we may not be able to predict all of them, or be able to predict how they may cause actual results to be different from those contained in any forward-looking statements. You should not rely upon forward-looking statements as a prediction of future results.

THE DEBT RESOLVE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the board of directors of Debt Resolve, Inc., a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders to be held on _____, July __, 2007, at _____ p.m., local time, or at any postponements or adjournments thereof (the “Annual Meeting”), at Debt Resolve’s executive offices located at 707 Westchester Avenue, Suite L7, White Plains, New York.

A form of proxy is enclosed for use at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to us (Attention: _____, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted (i) to approve the issuance of 840,337 shares of our common stock in connection with our acquisition of Creditors Interchange Receivable Management, LLC, (ii) to approve the issuance of securities issued in connection with the Financing Transaction, (iii) for the election of the nominees for director named in this proxy statement, (iv) for approval of the amendment to our 2005 Incentive Compensation Plan to increase the number of shares of common stock reserved thereunder from 900,000 shares to a maximum of 2,500,000 shares, (v) for ratification of the selection by our board of directors of Marcum & Kliegman LLP as independent registered public accountants for the year ending December 31, 2007, and (vi) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The proxy solicitation materials are being mailed on or about June __, 2007 to all stockholders entitled to vote at the Annual Meeting. The cost of soliciting proxies will be borne by us. Regular employees, officers, and directors of our company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees, officers, or directors for such solicitation. We will request brokers and nominees who hold stock in their names to furnish proxy solicitation materials to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding proxy solicitation materials to such beneficial owners.

Stockholders of record at the close of business on June __, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, _____ shares of our common stock were issued and outstanding.

Holders of shares of our common stock are entitled to one vote per share on all matters to come before the Annual Meeting. The holders of a majority of the shares of our common stock outstanding on the Record Date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and broker non-votes shall be included in the determination of the number of shares present at the Annual Meeting and for the purpose of determining whether a quorum is present, and each shall be tabulated separately. Abstentions and broker non-votes shall not be counted in determining whether a nominee is elected. In determining whether a proposal has been approved, in most cases an abstention or a broker or other non-vote will have the same effect as a vote against the proposal. In the election of directors, a broker non-vote has no effect if a quorum is present, since our directors are elected by a plurality.

PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE ACQUISITION OF CREDITORS INTERCHANGE RECEIVABLE MANAGEMENT, LLC

General

We have entered into a securities purchase agreement with Credint Holdings, LLC and the holders of the membership interests of Credint Holdings. Pursuant to that agreement, we will acquire Creditors Interchange by way of acquisition of all of the outstanding membership interests of Creditors Interchange from Credint Holdings for consideration of 840,337 shares of our common stock and $60.0 million in cash (less the total principal, accrued interest, prepayment penalties and other charges in respect of Creditors Interchange’s outstanding indebtedness, all of which will be paid-off by us at closing). When the Acquisition is consummated, Creditors Interchange will carry on its business as a wholly-owned subsidiary of ours.

We seek your approval to issue 840,337 shares of our common stock in connection with the Acquisition. The summary information is provided below to assist you in making an informed voting decision. We urge you to read the securities purchase agreement carefully, which contains the legal terms of the Acquisition, and which we have attached as Annex A.

Required Vote

The approval of the issuance of 840,337 shares of our common stock in connection with our acquisition of Creditors Interchange requires the affirmative vote of a majority of the shares of our common stock represented and voting at the meeting. Proposal 1 will be implemented only if Proposal 2 is also adopted. See also “What Vote is Required to Effect the Acquisition” on page 62. If either or both of Proposal 1 and Proposal 2 are not approved, we will terminate the securities purchase agreement and the Acquisition will not be consummated.

Recommendation

Our board of directors unanimously recommends a vote FOR the approval of the issuance of shares of our common stock in connection with our acquisition of Creditors Interchange. The members of our board of directors collectively own approximately 25.2% of the outstanding shares of our common stock and have informed us that they intend to vote all of their shares to approve the proposal related to the Acquisition.

Who Are the Parties to the Acquisition?

Debt Resolve, Inc.

Debt Resolve, Inc. is a Delaware corporation formed on April 21, 1997. We provide a patented software solution to consumer lenders based on our licensed, proprietary DebtResolve® system. Our Internet-based bidding system facilitates the settlement and collection of defaulted consumer debt via the Internet. Our existing and target creditor clients include banks and other credit originators, credit card issuers and third-party collection agencies, as well as assignees and buyers of charged-off consumer debt. We believe that our system, which uses a client-branded user-friendly web interface, provides our clients with a less intrusive, less expensive, more secure and more efficient way of pursuing delinquent debts than traditional labor-intensive methods.

Our DebtResolve system brings creditors and consumer debtors together to resolve defaulted consumer debt online through a series of steps. The process is initiated when one of our creditor clients electronically forwards to us a file of debtor accounts, and sets rules or parameters for handling each class of accounts. The client then invites its consumer debtor to visit a client-branded website, developed and hosted by us, where the consumer is presented with an opportunity to satisfy the defaulted debt through our DebtResolve system. Through our hosted website, the debtor is allowed to make three or four offers, or select other options to resolve or settle the obligation. If the debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s account. We then bill our client for the applicable fee. The entire resolution process is accomplished online.

We completed development and commenced licensing of our software solution in 2004 and have generated nominal revenues to date. We currently have written contracts in place with, and have begun processing select portfolios for several banks and collection agencies. Since we have generated nominal DebtResolve system revenues to date from these contracts, we believe that none of our existing clients is more or less critical to us than any other at this stage and, therefore, the loss of one or more of these contracts would not have a material adverse impact on our business.

Through DRV Capital LLC, our wholly-owned subsidiary formed on June 5, 2006, we have also entered into the business of purchasing and collecting debt. DRV Capital purchases defaulted consumer debt portfolios that we manage and collect through our DebtResolve system. DRV Capital purchases charged-off debt portfolios through its single-purpose subsidiary EAR Capital I, LLC, formed in December 2006, using funding provided by an investment partner, enabling us to diversify our investment in this sector by taking positions in many pools. We, as the parent company, may also earn increased revenues from the use of our DebtResolve system by agencies that may be subcontracted to collect these debts. We expect that revenues earned from the debt purchase and collection business will develop slowly, over several months, beginning from the time we first capitalized the subsidiary, in January 2007.

On January 19, 2007, we acquired First Performance Corporation, a privately-owned debt collection agency with approximately 100 collectors, revenues of $6 million for the year ended December 31, 2006, and offices in Florida and Nevada, which we now operate as a wholly-owned subsidiary.

We believe that through the use of our DebtResolve system, our new collection agency and debt buying subsidiaries will be able to achieve significant economic advantages over our competitors, by both reducing collection costs and achieving improved collection returns. In addition, we believe the two will serve as test labs to develop “best practices” for the integration of our DebtResolve system into the accounts receivable management environment.

As our efforts expand into the debt buying and collection agency businesses, we may depend less and less on revenues generated by the direct licensing of our DebtResolve system.

Our principal executive offices are located at 707 Westchester Avenue, Suite L7, White Plains, New York 10604, and our telephone number is (914) 949-5500.

Creditors Interchange Receivable Management, LLC

Creditors Interchange Receivable Management, LLC is a privately-held Delaware limited liability company in the accounts receivable management business. A predecessor entity to Creditors Interchange was established in 1960 by two partners with a focus on healthcare receivables. Around 1992, new ownership took over the predecessor entity expanding the scope of the entity’s services. On or about July 23, 2003, Creditors Interchange Agency, LLC, a Delaware limited liability company, acquired the assets of the predecessor entity. On December 21, 2004 the company changed its name to Creditors Interchange Receivable Management, LLC. Creditors Interchange is a wholly-owned subsidiary of Credint Holdings, LLC, which is a privately-owned holding company.

Creditors Interchange has evolved into one of the nation’s largest providers of accounts receivable management services. Creditors Interchange currently serves many of the leading credit card and auto finance debt purchasers. Creditors Interchange also enjoys a long history serving the retail department store, student loan, utility and municipal markets. It is a multi-level provider of accounts receivable management services, performing collection services at every stage of delinquency or charge-off, and for every type of account.

Creditors Interchange’s services include:

•	pre-collection;

•	skiptracing;

•	letter series;

•	contingency recoveries;

•	bankruptcy and probate services;

•	litigation and arbitration services; and

•	commercial collection services.

Creditors Interchange’s collection activities are built upon advanced technology and high quality in its computer and telephony hardware and software. This technology provides Creditors Interchange a robust and scalable operational platform that seamlessly integrates the company’s geographically diverse sites.

In September 2004, Creditors Interchange formed Creditors Interchange Receivable Management Corp., a Nova Scotia corporation (“CI Canada”). CI Canada is a wholly owned subsidiary of Creditors Interchange. CI Canada operates out of collections facilities in St. Catherines, Ontario, and Fort Erie, Ontario, and handles the company’s accounts receivable management business in Canada.

In additions to its headquarters and collections activities in Buffalo, New York, Creditors Interchange currently has collections facilities in Derby, New York, Tampa, Florida, Jacksonville, Florida, Fort Lauderdale, Florida, Las Vegas, Nevada, Abington, Pennsylvania and Cleveland, Ohio. Creditors Interchange also has a call center in India operated by an independent company.

As of March 31, 2007, Creditors Interchange had 777 full-time employees, of whom 625 were involved in collections and 152 in administration and management. Creditors Interchange’s principal offices are located at Airborne Business Park, 80 Holtz Drive, Buffalo, New York 14225. Its telephone number is (716) 614-7521.

Who are the Owners of Credint Holdings Membership Interests?

Creditors Interchange is wholly owned by Credint Holdings, a privately-held holding company. The following table sets forth the record and beneficial ownership of Credint Holdings’ membership interests as of June 5, 2007. There are no options, warrants or other securities issued by Credint Holdings which are exercisable for or convertible into membership interests of Credint Holdings. All of the holders of Credint Holdings membership interests are parties to the securities purchase agreement.

Percentage of ownership of total membership interests outstanding is based on 125,000 membership interests outstanding as of June 5, 2007. Unless otherwise indicated, the address of each of the individuals named below is: c/o Creditors Interchange Receivable Management, LLC, Airborne Business Park, 80 Holtz Drive, Buffalo, New York 14225.

Holder	Membership Interests	Percentage Ownership

Prairie Capital III, LP	30,996	24.8%
Prairie Capital III QP, L.P.	30,997	24.8%
W. Thomas Caffery	23,522	18.8%
Madison Capital Funding LLC	6,155	4.9%
JPM Mezzanine Capital, LLC	8,258	6.7%
Bruce Gray	10,433	8.3%
Gary Holter	6,044	4.8%
John Farinacci	3,707	3.0%
Thomas Hinman	1,151	0.9%
Shawn Costanzo	1,151	0.9%
Lawrence Rizzo	1,086	0.9%
Brent Henderson	500	0.4%
Barbara Wagner	500	0.4%
Linda Schulz	500	0.4%

Total	125,000	100.0%

What is the Background of this Transaction?

In 2003, we initiated operations with the goal of being a catalyst for change in the debt collection industry by developing and introducing our patent-based online debt collection DebtResolve system. On November 29, 2005, we entered into a business arrangement with Creditors Interchange, in which Creditors Interchange agreed to use our DebtResolve system. Since 2005, we and Creditors Interchange have stayed in business contact.

In November 2006, we closed our initial public offering, in which we stated that a portion of the use of proceeds would potentially be applied to finance possible strategic acquisitions of businesses, assets and technologies that complement our business. On January 19, 2007, we closed our first acquisition, in which we acquired First Performance Corporation, a debt collection agency. Thereafter, we continued to seek and evaluate other potential acquisitions.

In late January 2007, James D. Burchetta, our Co-Chairman and Chief Executive Officer, and Richard Rosa, our President and Chief Technology Officer, met with Bruce Gray, the President and Chief Executive Officer of Creditors Interchange, at an industry trade show. In the course of their conversations, it was revealed to us that the current owners of Creditors Interchange were contemplating a sale of the business. We expressed interest in evaluating a possible acquisition of Creditors Interchange.

On February 20, 2007, we held a regular meeting of our board of directors and discussed a possible acquisition of Creditors Interchange and the potential financing for such an acquisition. At this meeting, our board authorized representatives of our company to further explore a possible acquisition of Creditors Interchange.

On February 23, 2007, after executing a non-disclosure agreement with Creditors Interchange in order to enter into these discussions, Messrs. Burchetta and Rosa and other representatives of our company met with Mr. Gray and other representatives of Creditors Interchange at the Chicago offices of William Blair & Company, L.L.C., the financial advisors of Creditors Interchange, to receive a presentation on Creditors Interchange and discuss a potential acquisition. In the subsequent weeks, our representatives had numerous conversations with William Blair and representatives of Creditors Interchange regarding the potential acquisition.

On March 5, 2007, we entered into a management services agreement with Creditors Interchange pursuant to which Creditors Interchange provides management consulting services to our wholly-owned subsidiary, First Performance Corporation. Pursuant to the agreement, Creditors Interchange is assisting us with management oversight and leadership of our subsidiary, recommending inventory management changes, recommending collection strategy changes, and assisting us with recruiting, hiring and termination of First Performance personnel.

On March 13, 2007, based upon the ongoing discussions that had continued since February 2007, we entered into a confidential non-binding letter of intent with Creditors Interchange setting forth the general parameters of the proposed acquisition of Creditors Interchange.

On March 20, 2007, we held a regular meeting of our board of directors and discussed the progress of the proposed acquisition of Creditors Interchange and proposed financing for the acquisition.

From March 21, 2007 through March 22, 2007, certain of our officers, as well as representatives of our outside accountants and legal counsel, visited the offices of Creditors Interchange for the purpose of commencing our legal, financial and accounting due diligence investigation of Creditors Interchange. During this visit, we reviewed the operations of Creditors Interchange, met with management, and began to compile and review legal, financial and accounting due diligence materials.

On March 22, 2007, our legal counsel discussed the overall transaction, including timing and the process, with legal counsel for Creditors Interchange. This conversation was followed up by delivery by our legal counsel of a preliminary draft of the securities purchase agreement to Creditors Interchange and its counsel on March 23, 2007.

On March 27, 2007, our legal counsel and legal counsel for Creditors Interchange discussed the securities purchase agreement and the unresolved issues. This conversation was followed by the delivery by legal counsel for Creditors Interchange of a revised draft of the securities purchase agreement in the evening of March 28, 2007.

During the course of the next week, we discussed the revised draft of the securities purchase agreement with our legal counsel, including a discussion of the various unresolved issues. We also continued our legal, financial and accounting due diligence investigation of Creditors Interchange. In furtherance of our due diligence efforts, during the first few weeks of April 2007, we continued to have discussions with representatives of Creditors Interchange and to receive materials from Creditors Interchange.

On April 4, 2007, certain of our officers and representatives from Creditors Interchange, along with our legal counsel and legal counsel for Creditors Interchange, discussed and negotiated the provisions of the securities purchase agreement. Over the course of the next few days, our legal counsel and legal counsel for Creditors Interchange continued these discussions and, on April 9, 2007, our legal counsel delivered a revised draft of the securities purchase agreement to Creditors Interchange reflecting these discussions and unresolved issues.

Concurrently with the discussions on the securities purchase agreement, we commenced discussions with Bruce Gray and John Farinacci, the Executive Vice President of Operations of Creditors Interchange, regarding the terms of their employment following the proposed consummation of the acquisition. In addition, we circulated to them proposed forms of their employment agreements.

During the weeks of April 9 and April 16, 2007, we and our legal counsel continued to discuss and negotiate with Creditors Interchange and its legal counsel the terms of the securities purchase agreement and the employment agreements for Messrs. Gray and Farinacci. We also continued our legal, financial and accounting due diligence investigation of Creditors Interchange. In addition, legal counsel to Creditors Interchange and our legal counsel continued to exchange drafts of, and provide comments to, the securities purchase agreement and the employment agreements.

On April 18, 2007, we engaged Milestone Advisors LLC as our investment banker to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be paid by us in the acquisition of Creditors Interchange. Milestone Advisors was chosen due to its extensive experience in the accounts receivable management industry.

On April 23, 2007, we had a telephonic meeting of our board of directors to discuss the progress of the negotiations of the proposed acquisition of Creditors Interchange and proposed financing for the acquisition. At this meeting, our legal counsel outlined to the board of directors the status of the negotiations and provided a summary of the continued unresolved issues and a summary of the latest drafts of the securities purchase agreement and employment agreements for Messrs. Gray and Farinacci.

During the week of April 23, 2007, we and our legal counsel continued to discuss and negotiate with Creditors Interchange and its legal counsel the securities purchase agreement and the employment agreements for Messrs. Gray and Farinacci. We also substantially completed our legal, accounting and financial due diligence investigation of Creditors Interchange. In addition, legal counsel to Creditors Interchange and our legal counsel continued to exchange drafts of, and provide comments to, the securities purchase agreement and the employment agreements.

On April 26, 2007, we had a telephonic meeting of our board of directors to discuss the progress of the negotiations of the proposed acquisition of Creditors Interchange and proposed financing for the acquisition. At this meeting, our legal counsel again outlined to the board of directors the status of the negotiations and provided a summary of the continued unresolved issues and a summary of the latest drafts of the securities purchase agreement and employments agreements for Messrs. Gray and Farinacci.

On April 27, 2007, we had a meeting of our board of directors to discuss the progress of the negotiations of the proposed acquisition of Creditors Interchange and proposed financing for the acquisition. At this meeting, representatives from Milestone Advisors LLC presented Milestone Advisors’ valuation analysis of the transaction and indicated to the board of directors that they would be prepared to deliver an opinion to the board as to the fairness, from a financial point of view, of the consideration to be paid by us in the acquisition of Creditors Interchange. In addition, our legal counsel outlined to the board of directors the status of the negotiations, provided a summary of the continued unresolved issues and provided a detailed description of the latest drafts of the securities purchase agreement and employments agreements for Messrs. Gray and Farinacci.

On April 30, 2007, we had a telephonic meeting of our board of directors to discuss the progress of the negotiations of the proposed acquisition of Creditors Interchange and proposed financing for the acquisition. At this meeting, representatives from Milestone Advisors delivered Milestone Advisors’ written opinion to the board of directors that the consideration to be paid by us in the acquisition of Creditors Interchange is fair to us from a financial point of view. In addition, our legal counsel outlined to the board of directors the status of the negotiations and provided a summary of the continued unresolved issues relating to the securities purchase agreements and employments agreements for Messrs. Gray and Farinacci. Our board of directors then unanimously approved the acquisition by us of Creditors Interchange and the terms of the securities purchase agreement and employment agreements for Messrs. Gray and Farinacci, subject to satisfactory resolution by our officers of any remaining unresolved issues.

Subsequent to the meeting of our board of directors, we and our legal counsel worked with Creditors Interchange and its legal counsel to finalize the securities purchase agreement and the employment agreements for Messrs. Gray and Farinacci, all of which were executed during the evening of April 30, 2007.

What Are Our Reasons for the Acquisition?

Our board of directors, having concluded that the Acquisition is fair to, and in the best interests of, us and our stockholders, unanimously approved the Acquisition and all transactions and documents necessary to its consummation. Our board of directors has received a written opinion from Milestone Advisors LLC that the consideration to be paid by us in the Acquisition is fair to us from a financial point of view. The financial advisor’s opinion was prepared independently by them and is limited to their analysis as of the date of the opinion, including the assumptions that they deemed relevant at the time. The opinion of Milestone Advisors did not address the fairness of the consideration to our stockholders.

The decision by our board of directors was also based on an internal analysis of each company’s strengths and weaknesses. This analysis allowed our board of directors to identify several potential benefits to us and our stockholders that, if realized, could increase stockholder value. These reasons for the Acquisition include:

•
Gaining market share and a presence in the rapidly growing accounts receivable management market. According to Milestone Advisors, LLC, Creditors Interchange ranks among the top 25 largest contingency collection agencies (publicly and privately held, by revenue) in North America, and as such is among the top 1% of all such accounts receivable management firms. Creditors Interchange’s immediate contribution to our top line sales growth is expected to help us achieve a level of critical mass necessary for profitability.

•
Providing our clients with an integrated set of solutions for accounts receivable management outsourcing, including our virtual collections system, Creditors Interchange’s ARM facilities, First Performance’s first-party and recovery platforms, the debt purchasing facilities of DRV Capital and other technology-driven products provided by best-of-breed partners.

•	Access to Creditors Interchange’s “best-of-breed” accounts receivable management operations experience, which can be incorporated into our other business operating areas.

•	The opportunity to grow our combined businesses organically and through potential additional acquisitions and expand into Asia, the United Kingdom and European markets.

•
Our review of the acquisition of Creditors Interchange in light of our long-term strategy to strengthen our portfolio of businesses by acquiring businesses that are high value-added and that position us closer to our customers and our belief that the acquisition of Creditors Interchange will directly facilitate this long-term strategy.

•
The strategic fit between us and Creditors Interchange and our belief that the acquisition of Creditors Interchange by us will present a number of opportunities for increasing profitability through cost savings, production, marketing, product branding and other operating efficiencies, economies of scale and stronger market position, along with complimentary business lines.

•	The competitive nature of the accounts receivable management market, including the likelihood of industry consolidation and increased competition.

•	Our belief that the acquisition of Creditors Interchange is preferable to any other available strategic transaction to enhance stockholder value.

•
The fact that we expect that the Acquisition, even taking into account the expected dilution of our stockholders in the Financing Transaction, will be immediately accretive to our stockholders and our earnings per share.

Our board of directors reviewed a number of additional factors in evaluating the Acquisition, including, but not limited to the following:

•	the terms and conditions of the Acquisition and the securities purchase agreement;

•	information regarding our and Creditors Interchange’s business focus, historical financial performance and condition, operations, technology and management;

•	the compatibility of the businesses, products, technologies, management and the administrative, sales and marketing and engineering technical organizations of us and Creditors Interchange;

•	the requirements for a successful integration of Creditors Interchange’s operations with ours;

•	the results of our legal, financial and accounting due diligence review of Creditors Interchange; and

•	the opinion of Milestone Advisors that the consideration to be paid by us in the Acquisition is fair to us from a financial point of view.

Our board of directors also considered a number of countervailing factors that may pose a risk to the success of the combined entity including,

•	the possibility that the benefits anticipated from the Acquisition might not be achieved or might not occur as rapidly or to the extent currently anticipated;

•
the risk that integration of the technologies, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated;

•	the risk that, despite the efforts of the combined company, key technical, management and sales personnel might not be retained by us; and

•	the risk that the Acquisition is not completed and the disruption in our business if the Acquisition is abandoned.

For a discussion of the existing risk factors and their possible effect on the success of the Acquisition, see “Risk Factors” on page 5.

In the view of our board of directors, these potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the Acquisition.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the Acquisition, our board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, our board of directors unanimously approved the securities purchase agreement and recommends that our shareholders approve the issuance of our shares in connection with the Acquisition.

Opinion of Milestone Advisors LLC to the Board of Directors of Debt Resolve

General

On April 12, 2007, Mr. James D. Burchetta, our Co-Chairman and Chief Executive Officer, contacted Milestone Advisors LLC to discuss their qualifications as a financial advisor. Pursuant to an engagement letter dated April 17, 2007, Milestone Advisors was retained by us on April 18, 2007 to render a written opinion with respect to the fairness, from a financial point of view, to us of the aggregate consideration to be paid by us in the Acquisition. On April 30, 2007, Milestone Advisors rendered its written opinion to our board of directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the aggregate consideration to be paid by us in the Acquisition is fair, from a financial point of view, to us.

The full text of the opinion of Milestone Advisors is attached hereto as Annex B, and sets forth the assumptions made, matters considered and limitations on the review undertaken. The following summary provides information to help you understand the fairness opinion and the analysis undertaken by Milestone Advisors in rendering it. We urge you to read the full text of the Milestone Advisors opinion to understand the further details of the opinion.

The opinion of Milestone Advisors is directed to our board of directors and relates only to the fairness of the proposed consideration from a financial point of view, does not address any other aspects of the Acquisition and does not constitute a recommendation to any stockholder as to how such stockholder should vote at our stockholders meeting.

Material and Information Considered with Respect to the Acquisition

In arriving at its opinion, Milestone Advisors, among other things:

•	reviewed the securities purchase agreement;

•	reviewed Creditors Interchange’s Independent Auditors’ Report for the fiscal years ended December 31, 2006 and December 31, 2005;

•	reviewed our SEC filings for the fiscal years ended December 31, 2006 and December 31, 2005;

•	reviewed publicly-available financial data, including trading multiples, of companies deemed generally comparable to Creditors Interchange;

•	reviewed the terms of recent merger and acquisition transactions deemed generally comparable to the Acquisition;

•	conducted a discounted cash flow analysis of Creditors Interchange based on pro forma projections provided by Creditors Interchange and us;

•	met with certain members of our senior management to discuss our business, operations, historical and projected financial results and future prospects;

•	reviewed the standalone projections of us and Creditors Interchange and the pro forma merger analysis of the combined companies; and

•	conducted such other studies, analyses, inquiries and investigations as deemed appropriate, including an assessment of general economic, market and monetary conditions.

In rendering the opinion, Milestone Advisors relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information reviewed. With respect to the financial forecasts of us and Creditors Interchange provided to or discussed with Milestone Advisors, Milestone Advisors assumed, at our direction and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information and estimates and judgments of our management and the management of Creditors Interchange as to our and Creditors Interchange’s future performance. Milestone Advisors’ opinion does not address the relative merits of the Acquisition as compared to any alternative business strategies that might exist for us, nor does it address the effect of any other business combination in which we might engage. Milestone Advisors has not assumed any responsibility for the independent verification of any information provided to them by us, and they have further relied upon the assurances of our senior management that they are unaware of any facts that would make the information provided to Milestone Advisors incomplete or misleading.

In arriving at its opinion, Milestone Advisors has not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Creditors Interchange, nor have they been furnished with any such appraisals. Milestone Advisors’ conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to Milestone Advisors as of the date of the opinion. Milestone Advisors expressed no opinion on matters of a legal, regulatory, tax or accounting nature related to the Acquisition.

The Milestone Advisors opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Milestone Advisors, as of the date of its opinion. The financial markets in general and the market for our common stock is subject to volatility, and Milestone Advisors’ opinion did not purport to address potential developments in the financial markets or the market for our common stock after the date of its opinion. Milestone Advisors assumed that the Acquisition would be consummated on the terms described in the securities purchase agreement, without any waiver of any material terms or conditions by us or Creditors Interchange. Subsequent developments may affect Milestone Advisors’ opinion, and Milestone Advisors does not have any obligation to update, revise, or reaffirm its opinion.

The following is a summary of the material analyses performed by Milestone Advisors and presented to the our board of directors on April 27, 2007, and confirmed by Milestone Advisors on April 30, 2007. The summary is not a complete description of all the analyses underlying Milestone Advisors’ opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Milestone Advisors believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Valuation

Milestone Advisors analyzed the consideration using the standard evaluation techniques (as discussed below) including, but not limited to: comparable trading multiples, comparable acquisition multiples, the net present value of free cash flows and terminal value and accretion/dilution analysis.

Market Value. Market value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. The market value for an accounts receivable management firm can be determined by comparison to the median Adjusted EBITDA and revenue multiples of other accounts receivable management firms, adjusting for significant differences in financial performance criteria. The market value in connection with the evaluation of control of an accounts receivable management firm is determined by the previous sales and mergers of these companies.

Market Value - Trading. Milestone Advisors selected a Comparable Trading Group which was comprised of publicly-traded accounts receivable management and call center/business processing outsourcing (“BPO”) firms.

As of Closing on April 25, 2007	Enterprise Value to Adjusted EBITDA	Enterprise Value to Revenue

ARM & Debt Buyer Comparable Trading Group Median Multiple	8.1x	3.2x
Call Center/BPO Buyer Comparable Trading Group Median Multiple	12.7x	1.6x

Comparable Trading Group Median Multiple	9.5x	1.8x

Creditors Interchange Implied Valuation ($MM)	$83.1	$106.8
_______________

Sources: SNL Securities’ market data and Milestone Advisors calculations.

The selected ARM & Debt Buyer Comparable Trading Group is composed of: Asta Funding, Inc., Portfolio Recovery Associates, Inc., Asset Acceptance Capital Corp., Encore Capital Group, Inc., Aktiv Kapital ASA, FirstCity Financial Corp., RMG Ltd., Credit Corp. Group, Ltd., Ocwen Financial Corp. and HOV Services Limited.

The selected Call Center/BPO Comparable Trading Group is composed of: Convergys Corp., StarTek Inc., TechTeam Global, Inc., APAC Customer Services, Inc., Sykes Enterprises Inc., TeleTech Holdings Inc., ICT Group Inc., ExlService Holdings Inc., Allsec Technologies Limited and TigerTel Communications Inc.

It should be noted that none of the companies used in the market analysis of selected public companies was identical to Creditors Interchange and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

Market Value - Acquisition. In analyzing the consideration value to be paid for Creditors Interchange, Milestone Advisors considered the market approach and evaluated Deal Value to Adjusted LTM EBITDA and Deal Value to LTM Revenue multiples for recently completed accounts receivable management acquisitions.

The acquisition multiples were compiled based on publicly available information obtained through public filings and industry research, as well as private transactions for which data was garnered through confidential conversations with principals involved in the transactions. The final list of transactions was included in Milestone Advisors’ analysis as they best represented similar transactions in terms of deal value and/or business description.

The final list of transactions with publicly available data included the Quadrangle Group and Thomas H. Lee Partners’ acquisition of West Corp., One Equity Partners’ acquisition of NCO Group, Asset Acceptance Corp.’s acquisition of Premium Asset Recovery Corp., PRAA’s acquisition of AlaTax Inc., NCO Group’s acquisition of Risk Management Alternatives Inc., H-Cube’s acquisition of Zenta, PRAA’s acquisition of IGS Nevada, West Corp.’s acquisition of Worldwide Asset Management Corp., NCO Group’s acquisition of Revenue Maximization Group Inc., and NCO Group’s acquisition of Great Lakes Collection Bureau Inc. As noted previously, twenty private acquisitions with data garnered through confidential conversations with principals involved in the transactions were used in Milestone Advisors’ analysis as well.

The following table illustrates the median pricing multiples of the comparable acquisitions.

	Deal Value to Adjusted EBITDA	Deal Value to Revenue

Comparable Transaction Acquisition Multiples	7.5x	1.7x

Creditors Interchange Implied Valuation ($MM)	$65.6	$99.2
______________
Sources: SNL Securities data and Milestone Advisors calculations.

It should be noted that no company utilized in the analysis of selected acquisitions is identical to Creditors Interchange. All multiples for the selected transactions were based on information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis. The investment value of any accounts receivable management firm’s stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. Milestone Advisors calculated a discounted cash flow analysis of the net present value of the projected free cash flow to equity of Creditors Interchange through 2008 and the terminal value of free cash flow of Creditors Interchange at the end of this period. The discounted cash flow analysis was based on earnings projections prepared by management of Creditors Interchange, which projected an adjusted EBITDA of $   million in 2007 and $   million in 2008. The earnings projections used by Milestone were prepared by management and are subject to numerous contingencies and uncertainties.

The terminal values were calculated using the projected unlevered free cash flows to equity at the end of the period and applying median comparable acquisition multiples for accounts receivable management firms. The median terminal multiple on 2008 free cash flow used in the analysis was 7.5x per the median transaction multiple. Milestone Advisors utilized a discount rate of 15%.

Based on these assumptions, Milestone Advisors calculated the terminal value of the Creditors Interchange projected free cash flows to be $   million which was discounted back 15% to a present value of $   million. Added to that was the sum of the present values of free cash flows to equity of $   million for a cumulative discounted cash flow equity value of $   million These figures compared with an aggregate value of $64.0 million of consideration being offered by us.

Pro Forma Contribution Analysis

Milestone Advisors reviewed the relative contribution that we and Creditors Interchange would make to a combined pro forma company in terms of revenues, earnings before interest, taxes, depreciation and amortization (EBITDA), and earnings before interest and taxes (EBIT). This analysis was based on 2007-2008 projections for each entity and for the combined company provided by our management and Creditors Interchange. We contribute   % to revenues in 2007 with the remaining portion coming from Creditors Interchange (  %) and expected synergies (  %). In 2008, we are expected to contribute   % to projected revenues with Creditors Interchange (  %) and synergies (  %) accounting for the remaining   %. We do not contribute to EBIT in calendar 2007 and begin to generate positive EBIT in 2008, contributing     % to projected pro forma 2008 EBIT with the remaining   % coming from Creditors Interchange (  %) and synergies (  %).

	2007		2008
	Amount	Percent	Amount	Percent

Revenues
Debt Resolve	$		$
Creditors Interchange	$		$
Synergies	$		$
Total Revenue	$		$
EBIT
Debt Resolve			$
Creditors Interchange	$		$
Synergies	$		$
Total EBIT	$		$
Net Income
Debt Resolve			$
Creditors Interchange	$		$
Synergies	$		$
Total Net Income	$		$

Accretion/Dilution Analysis

Milestone Advisors completed an accretion/dilution analysis to estimate the effects on current shareholder’s stock of both the issuance of $4.0 million in our common stock as well as the assumed issuance of shares in accordance with the Financing Transaction up to $70 million.

Milestone Advisors used the 10-day average of our stock price in accordance with the securities purchase agreement to come to an equally-weighted average stock price (ended April 27, 2007) of $4.76. Using publicly available data, Milestone Advisors calculated that 840,337 shares would be issued bringing the pro forma common shares outstanding to 7,515,600 not including the shares issued through the Financing Transaction.

Milestone Advisors then used the assumption that the shares issued in the Financing Transaction would be issued at a discount to market between   % and   %. Based on these assumptions, Milestone Advisors calculated an accretion in between   % to   % in 2007 and   % to   % in 2008 based on current projections of $   million of consolidated pro forma net income in 2007 and $   million of consolidated net income in 2008.

Milestone Advisors acted as financial advisor to us in connection with the Acquisition and will receive fees for their services.

Information Regarding Milestone Advisors LLC

Our board of directors selected Milestone Advisors LLC to render a fairness opinion because Milestone Advisors, which is the financial advisory division of Milestone Merchant Partners, LLC, a recognized investment banking firm with a core focus in providing investment banking services to institutions and companies within the financial services sector including the accounts receivable management industry, has substantial experience in transactions similar to the Acquisition. Milestone Advisors is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Selected Consolidated Financial Data for Debt Resolve

The following selected financial information is derived from our consolidated financial statements. You should read this summary financial information in conjunction with the Consolidated Financial Statements and related notes and our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-KSB for the year ended December 31, 2006 and in our Form 10-QSB for the three months ended March 31, 2007.

The consolidated statement of operations data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 are unaudited but have been prepared on the same basis as our audited financial statements and, in the opinion of our management, contain all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of our operating results and financial condition. The historical results are not necessarily indicative of results to be expected for any future period.

Debt Resolve, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (1)
(Unaudited)

	Three months ended March 31,
	2007	2006

Revenues	$1,137,854	$27,264

Costs and expenses:
Payroll and related expenses	1,647,592	616,462
General and administrative expenses	1,577,066	570,297
Depreciation and amortization expense	52,785	13,618

Total expenses	3,277,443	1,200,377

Loss from operations	(2,139,589)	(1,173,113)

Other income (expense):
Net interest income (expense)	20,437	(75,817)
Amortization of deferred debt discount	--	(520,135)
Amortization of deferred financing costs	--	(81,830)
Other income	5,010	1,500

Total other income (expense)	25,447	(676,282)

Net loss	$(2,114,142)	$(1,849,395)

Per share data: (2)
Basic and diluted net loss per common share	$(0.28)	$(0.62)

Basic and diluted weighted average number of common shares outstanding	7,670,462	2,970,390

_______________________
(1)	Derived from our condensed consolidated financial statements included in our Form 10-QSB for the three months ended March 31, 2007.

(2)	Per share data gives effect to the issuance of 1,024,750 warrants exercisable at $0.01 per share, in accordance with SFAS No. 128, “Earnings per Share,” in computing basic net loss per share.

Debt Resolve, Inc. and Subsidiaries
Consolidated Statements of Operations (1)

	Years ended December 31,		Cumulative from inception (April 21, 1997) to December 31,
	2006	2005	2006

Revenues	$98,042	$23,599	$124,427

Costs and expenses:
Payroll and related expenses (2)	5,524,059	1,516,467	8,689,808
General and administrative expenses (3)	3,308,634	1,798,099	7,898,666
Patent licensing expense - related parties (4)	6,828,453	--	6,828,453
Waived royalty fees - related parties	--	--	600,000
Research and development expenses	--	--	499,323
Depreciation expenses	51,728	39,094	142,700

Total expenses	15,712,874	3,353,660	24,658,950

Loss from operations	(15,614,832)	(3,330,061)	(24,534,523)

Other income and expense:
Terminated offering costs	--	(736,037)	(736,037)
Net interest expense	(778,243)	(112,777)	(882,197)
Amortization of beneficial conversion feature and deferred debt discount	(4,641,985)	(1,078,952)	(5,720,937)
Amortization of deferred financing costs	(665,105)	(148,215)	(813,320)
Other income	4,500	2,500	7,000
Total other expense	(6,080,833)	(2,073,481)	(8,145,491)

Net loss	$(21,695,665)	$(5,403,542)	$(32,680,014)

Per share data:
Basic and diluted net loss per common share (5)	$(5.24)	$(1.82)

Basic and diluted weighted average number of common shares outstanding (5)	4,143,866	2,966,590
_______________________
(1)	Derived from our consolidated financial statements included in our Form 10-KSB for the year ended December 31, 2006.

(2)	Includes stock based compensation to employees of $2,839,562 for the year ended 2006 and since inception. Prior to 2006, no expense was recognized for employee options grants.

(3)	Includes stock based compensation to consultants of $1,468,550 and $634,244 for the years ended 2006 and 2005, respectively, and $3,442,148 since inception.

(4)	Represents the value of options to purchase 1,517,434 shares of common stock pursuant to a licensing agreement with our co-chairmen.

(5)
Weighted average shares outstanding for the year ended December 31, 2006 include the underlying shares exercisable with respect to the issuance of 1,107,008 warrants exercisable at $0.01 per share. In accordance with SFAS 128, Earnings Per Share, we have given effect to the issuance of these warrants in computing basic net loss per share.

Debt Resolve, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet (1)
March 31, 2007
(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$1,612,073
Restricted cash	287,240
Accounts receivable	545,678
Prepaid debt collection payments	125,794
Prepaid expenses and other current assets	188,565
Total current assets	2,759,350

Fixed assets, net	458,697

Other assets:
Deposits and other assets	147,159
Deferred acquisition costs	150,535
Purchased accounts receivable	570,866
Intangible assets, net	432,750
Goodwill	1,026,869
Total other assets	2,328,179
Total assets	$5,546,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,109,322
Collections payable	287,240
Accrued payroll	190,109
Accrued expenses	56,887
Total current liabilities	1,643,558

Portfolio loans payable	533,105

Total liabilities	2,176,663

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized, $0.001 par value, none issued and outstanding	-
Common stock, 100,000,000 shares authorized, $0.001 par value, 6,675,263 shares issued and outstanding	6,675
Additional paid-in capital	38,157,044
Accumulated deficit	(34,794,156)
Total stockholders’ equity	3,369,563
Total liabilities and stockholders’ equity	$5,546,226
_______________________
(1)	Derived from our condensed consolidated financial statements included in our Form 10-QSB for the three months ended March 31, 2007.

Debt Resolve, Inc. and Subsidiaries
Consolidated Balance Sheet (1)
December 31, 2006

Current assets:
Cash and cash equivalents	$4,925,571
Accounts receivable	9,577
Prepaid expenses and other current assets	90,228
Total current assets	5,025,376

Fixed assets, net	179,769

Deposits and other assets	94,545

Total assets	$5,299,690

Current liabilities:
Accounts payable	$251,359
Accrued expenses	238,537
Total liabilities	489,896

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized, $0.001 par value, none issued and outstanding	--
Common stock, 100,000,000 shares authorized, $0.001 par value, 6,504,412 issued and outstanding	6,504
Additional paid-in capital	37,498,740
Deferred compensation	(15,436)
Deficit accumulated during the development stage	(32,680,014)

Total stockholders’ equity	4,809,794

Total liabilities and stockholders’ equity	$5,299,690
_______________________
(1)	Derived from our consolidated financial statements included in our Form 10-KSB for the year ended December 31, 2006.

Selected Unaudited Pro Forma Combined Condensed Financial Data

The following selected unaudited pro forma combined condensed financial data should be read in conjunction with our unaudited pro forma combined condensed financial statements and related notes thereto included in this proxy statement. You should also refer to Creditors Interchange’s financial statements and notes thereto included in this proxy statement, and to our financial statements and notes thereto incorporated in this proxy statement.

The selected unaudited pro forma combined condensed statement of operations data gives effect to the following as if each event had occurred on January 1, 2006:

•	our planned acquisition of Creditors Interchange;

•	our acquisition of First Performance Corporation, which closed on January 19, 2007; and

•
the consummation of the Financing Transaction which we assume for purposes of this presentation to raise $70.0 million, with $60.0 million used to finance the Creditors Interchange acquisition and the remaining proceeds used for general corporate purposes and working capital.

The selected unaudited pro forma combined condensed balance sheet data gives effect to the following, as if each event had occurred as of March 31, 2007:

•	our planned acquisition of Creditors Interchange; and

•
the consummation of the Financing Transaction which we assume for purposes of this presentation to raise $70.0 million, with $60.0 million used to finance the Creditors Interchange acquisition and the remaining proceeds used for general corporate purposes and working capital.

You should read carefully the unaudited pro forma combined financial data included herein and the accompanying notes.

	Year Ended December 31, 2006 (unaudited)	Three Months Ended March 31, 2007 (unaudited)

Pro Forma Combined Condensed Statement of Operations Data:
Revenues	$64,678,578	$15,916,423
Net loss	($25,600,327)	($2,140,103)
Basic and diluted net loss per share	($1.70)	($0.12)

	March 31, 2007 (unaudited)

Pro Forma Combined Condensed Balance Sheet Data:
Cash and cash equivalents	$6,612,073
Working capital	$7,114,076
Total assets	$104,447,340
Long-term obligations	$40,699,824
Total stockholders’ equity	$54,608,901

Unaudited Pro Forma Combined Financial Data

The unaudited pro forma combined balance sheet as of March 31, 2007 gives pro forma effect to the following, as if each event had occurred as of March 31, 2007:

•	our planned acquisition of Creditors Interchange; and

•
the consummation of the Financing Transaction, which we assume for purposes of this presentation to raise $70.0 million, with $60.0 million used to finance the Creditors Interchange transaction and the remaining proceeds used for general corporate purposes.

The unaudited pro forma combined statement of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 gives effect to the following, as if each had occurred on January 1, 2006:

•	our planned acquisition of Creditors Interchange;

•	our acquisition of First Performance Corporation, which closed January 19, 2007; and

•
the consummation of the Financing Transaction, which we assume for purposes of this presentation to raise $70.0 million, with $60.0 million used to finance the Creditors Interchange transaction and the remaining proceeds used for general corporate purposes.

For the purposes of the pro forma financial data we have assumed our stock price associated with each of the events outlined above to be $3.00 per share. This price reflects the price per share at which we expect to consummate the Financing Transaction and also reflects the low-end of our recent 30-day trading range.

The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited pro forma financial data are based on assumptions that we believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes included elsewhere in this proxy statement.

Completion of the Creditors Interchange Acquisition is subject to certain conditions set forth in the securities purchase agreement, including, but not limited to approval by our stockholders of Proposals 1 and 2, as outlined in this proxy statement.

Failure to meet certain obligations outlined in the securities purchase agreement may result in the payment by us of a cash break-up fee of up to $640,000. We cannot assure you that we will be able to consummate the Creditors Interchange Acquisition, or that we will be able to successfully complete the Financing Transaction.

The unaudited pro forma financial data are presented in accordance with generally accepted accounting principles in the United States (U.S. GAAP) under the purchase method of accounting. Amounts are presented in U.S. dollars.

Based on the securities purchase agreement, Credint Holdings will receive 840,337 shares of our common stock and $60.0 million cash (less the total principal, accrued interest, prepayment penalties and other charges in respect of Creditors Interchange’s outstanding indebtedness, all of which will be paid-off by us at closing) in exchange for all the outstanding membership interests of Creditors Interchange. In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Creditors Interchange, we have assumed that the stock portion of the acquisition consideration will have an assumed fair value of $4 million, or $4.76 per share of our common stock (which was the average closing price of our stock for the ten trading days prior to the date of the securities purchase agreement).

It has further been assumed that we will complete the Financing Transaction, offering 10,000,000 shares of our common stock at $3.00 per share and including an additional $40.0 million in debt, of which proceeds of $60.0 million will be used to fund the cash portion of the Creditors Interchange transaction. The Acquisition is expected to result in transaction costs of approximately $5 million.

Generally accepted accounting principles (United States) will apply. A detailed analysis has not yet been made to the Creditors Interchange accounts in order to identify any potential adjustments that need to be made to these accounts in order to adapt them to generally accepted accounting principles (United States). Based on a preliminary review of the accounts, our management believes, however, that any adjustments that may be required will have no material impact on our consolidated accounts.

DEBT RESOLVE, INC. PRO FORMA CONDENSED COMBINED BALANCE SHEET March 31, 2007 (Unaudited)
					Debt Resolve
	Debt				and Creditors
	Resolve	Creditors			Interchange
	and Current	Interchange	Purchase	Acquisition	Pro forma
	Subsidiaries	Current	Accounting	Adjustments	Combined
Current assets:
Cash	$1,612,073	$-	$5,000,000	$-	$6,612,073
Restricted cash	287,240	6,199,008	-	-	6,486,248
Accounts receivable	545,678	1,904,079	-	-	2,449,757
Prepaid expenses and other current assets	314,359	390,256	-	-	704,614

Total current assets	$2,759,350	$8,493,341	$5,000,000	$-	$16,252,691

Fixed assets, net	$458,697	$2,906,617	$-	$-	$3,365,313

Other Assets
Security deposits	$147,159	$592,194	$-	$-	$739,353
Deferred acquisition costs	150,535	-	(150,535)	-	-
Collection pools	570,866	-	-	-	570,866
Intangible assets	432,750	-	-	-	432,750
Goodwill	1,026,869	37,120,888	64,150,535	(25,689,272)	76,609,021
Deferred financing costs	-	88,670	5,000,000	(88,670)	5,000,000
Deferred taxes	-	196,001	-	-	196,001
Other assets	-	1,281,345	-	-	1,281,345

Total other assets	$2,328,179	$39,279,098	$69,000,000	$(25,777,942)	$84,829,335

Total assets	$5,546,226	$50,679,056	$74,000,000	$(25,777,942)	$104,447,340

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,109,322	$832,707	$-	$-	$1,942,029
Collections payable	287,240	2,898,245	-	-	3,185,485
Line of credit - current	-	300,000	-	(300,000)	-
Current portion of long-term debt	-	13,624,000	1,250,000	(13,624,000)	1,250,000
Accrued interest	-	95,649	-	(95,649)	-
Accrued expenses	56,887	667,955	-	-	724,842
Accrued payroll	190,109	1,752,165	-	-	1,942,274
Other current liabilities	-	93,985	-	-	93,985

Total current liabilites	$1,643,558	$20,264,706	$1,250,000	$(14,019,649)	$9,138,615

Long Term Liabilities:
Junior mezzanine debt	$-	$1,125,000	$-	$(1,125,000)	$-
Portfolio loans (SAM)	533,105	-	-	-	533,105
Accrued interest	-	1,544,623	-	(1,544,623)	-
Note payable - former owners	-	9,000,000	-	(9,000,000)	-
Acquistion financing	-	-	38,750,000	-	38,750,000
Accrued long term bonus	-	1,416,719	-	-	1,416,719

Total liabilities	$2,176,663	$33,351,048	$40,000,000	$(25,689,272)	$49,838,439

Stockholders' equity:
Preferred stock	$-	$-	$30,000,000	$-	$30,000,000
Common stock	6,675	-	840	-	7,515
Additional paid in capital	38,157,044	12,949,296	3,999,160	-	55,105,500
Retained earnings/(accumulated deficit)	(34,794,156)	4,378,712	-	(88,670)	(30,504,114)

Total stockholders' equity	$3,369,563	$17,328,008	$34,000,000	$(88,670)	$54,608,901

Total liabilities and stockholders' equity	$5,546,226	$50,679,056	$74,000,000	$(25,777,942)	$104,447,340

Assumptions:

1)	Financing at $25MM senior secured at 9.5%; $15MM mezzanine debt at 12%; $30MM convertible preferred at a conversion price of $3.00 per share of common stock; 25% warrant coverage on preferred
2)	Payoff of all Creditors Interchange debt at closing
3)	$70MM proceeds used for $60MM acquisition cost, $5MM closing cost and $5MM new working capital

DEBT RESOLVE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Acquisition Adjustments

1) Deferred acquisition costs - direct costs for the Creditors Interchange acquisition reclassified to goodwill.

2) Goodwill - $64,000,000 total purchase price amount plus direct acquisition costs less Creditors Interchange current debt and accrued interest retired at closing.

3) Deferred financing costs - estimated $5,000,000 costs of acquisition financing less $88,670 in Creditors Interchange deferred costs eliminated at closing.

4) Line of credit - current - payoff of existing Creditors Interchange revolving credit facilities at closing.

5) Current portion of long-term debt - $13,624,000 of current Creditors Interchange debt paid at closing. $1,250,000 is current portion of 5-year senior debt from financing transaction.

6) Accrued interest - current portion of Creditors Interchange amount paid at closing.

7) Junior Mezzanine Debt - current Creditors Interchange debt paid at closing.

8) Accrued interest - Creditors Interchange - long term portion of Creditors Interchange accrued interest paid at closing.

9) Note payable - former owners - current Creditors Interchange debt paid at closing.

10) Acquisition financing - long-term portion of $40,000,000 debt in the Financing Transaction incurred at closing.

11) Preferred stock - equity portion of financing transaction with estimated 7% dividend.

10) Common stock - par value of shares issued as part of Acquisition consideration.

11) Additional paid in capital - balance of value of shares issued as part of Acquisition consideration.

12) Retained earnings - elimination of current Creditors Interchange deferred financing costs at closing.

DEBT RESOLVE, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2006
(Unaudited)

	Debt Resolve Year ended December 31, 2006	First Performance Year ended December 31, 2006	Subtotal Debt Resolve including First Performance	Creditors Interchange Year ended December 31, 2006	First Performance Synergies from CI Acquisition	Creditors Interchange Synergies from CI Acquisition	Debt Resolve Synergies from CI Acquisition	Pro Forma Combined December 31, 2006

Revenues	$98,042	$6,087,639	$6,185,681	$58,372,504	$-	$109,448	$10,945	$64,678,578

Costs and expenses:
Payroll and related expenses	5,524,059	6,134,389	11,658,448	30,457,273	(300,000)	(16,417)	(336,000)	41,463,304
General and administrative expenses	10,137,087	3,519,113	13,656,200	21,098,607	(300,000)	(452,000)	(120,000)	33,882,807
Depreciation expense	51,728	347,641	399,369	1,013,955	-	-	-	1,413,324

Total expenses	$15,712,874	$10,001,143	$25,714,017	$52,569,835	$(600,000)	$(468,417)	$(456,000)	76,759,435

Profit/ (Loss) from operations	$(15,614,832)	$(3,913,504)	$(19,528,336)	$5,802,669	$600,000	$577,866	$466,945	(12,080,856)

Interest income (expense)	(778,243)	-	(778,243)	(2,600,110)	-	(3,675,000)	-	(7,053,353)
Amortization of beneficial conversion feature and deferred debt discount	(4,641,985)	-	(4,641,985)	-	-	-	-	(4,641,985)
Amortization of deferred financing costs	(665,105)	-	(665,105)	-	-	-	-	(665,105)
Other income (expense)	4,500	26,206	30,706	-	-	-	-	30,706

Total other income (expense)	$(6,080,833)	$26,206	$(6,054,627)	$(2,600,110)	$-	$(3,675,000)	$-	$(12,329,737)

Loss before taxes	$(21,695,665)	$(3,887,298)	$(25,582,963)	$3,202,559	$600,000	$(3,097,134)	$466,945	$(24,410,594)
(Provision for) benefit from Income taxes	$-	$(1,343,748)	(1,343,748)	$154,015	$-	$-	$-	$(1,189,733)

Net profit / (loss)	$(21,695,665)	$(5,231,046)	$(26,926,711)	$3,356,574	$600,000	$(3,097,134)	$466,945	$(25,600,327)

Basic and diluted net loss per common share	$(5.24)		$(6.36)					$(1.70)
Basic and diluted weighted average number of common shares outstanding	4,143,866		4,232,429					15,072,766

SHARES ISSUED		88,563		840,337			10,000,000

DEBT RESOLVE, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2007
(Unaudited)

	Debt Resolve Three Months Ended March 31, 2007	First Performance Stub Period 1/1/07 - 1/18/07 2007	Subtotal Debt Resolve including First Performance	Creditors Interchange Three Months Ended March 31, 2007	First Performance Synergies from CI Acquisition	Creditors Interchange Synergies from CI Acquisition	Debt Resolve Synergies from CI Acquisition	Pro Forma Combined March 31, 2007

Revenues	$1,137,854	$160,167	$1,298,021	$14,588,313	$-	$27,353	$2,735	$15,916,423

Costs and expenses:
Payroll and related expenses	1,647,592	217,572	1,865,164	9,369,891	(100,000)	(4,103)	(84,000)	11,046,952
General and administrative expenses	1,577,066	111,232	1,688,298	3,685,869	(100,000)	(113,000)	(30,000)	5,131,167
Depreciation expense	52,785	5,216	58,001	321,688	-	-	-	379,689

Total expenses	$3,277,443	$334,020	$3,611,463	$13,377,448	$(200,000)	$(117,103)	$(114,000)	$16,557,808

Loss from operations	$(2,139,589)	$(173,853)	$(2,313,442)	$1,210,865	$200,000	$144,456	$116,735	$(641,386)
Interest income (expense)	20,437	-	20,437	(449,982)	-	(918,750)	-	(1,348,295)
Amortization of the beneficial conversion feature and deferred debt discount	-	-	-	-	-	-	-	-
Amortization of deferred financing costs	-	-	-	-	-	-	-	-
Other income (expense)	5,010	(8,872)	(3,862)	(139,680)	-	-	-	(143,542)

Total other income (expense)	$25,447	$(8,872)	$16,575	$(589,662)	$-	$(918,750)	$-	$(1,491,837)

Loss before taxes	$(2,114,142)	$(182,725)	$(2,296,867)	$621,203	$200,000	$(774,294)	$116,735	$(2,133,222)
Income taxes	$-	$(3,400)	$(3,400)	$(3,480)	$-	$-	$-	$(6,880)

Net loss	$(2,114,142)	$(186,125)	$(2,300,267)	$617,723	$200,000	$(774,294)	$116,735	$(2,140,103)

Basic and diluted net loss per common share	$(0.28)		$(0.30)					$(0.12)
Basic and diluted weighted average number of common shares outstanding	7,670,462		7,670,462					18,510,799

SHARES ISSUED		88,563		840,337			10,000,000

DEBT RESOLVE, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
(Unaudited)

Acquisition Adjustments - Creditors Interchange

1) Revenue - assumes 2.5% of Creditors Interchange clients begin using DebtResolve system. Assumes 40% of that 2.5% of total would not have otherwise settled their claims without on the DebtResolve system. Of that 40% additional claim recovery, 50% go on to settle. Of the number of resulting settlements, debtors pay an average 50% of the amount owed. Of the 50% agreed to amount, 75% will actually pay the claim off.

2) Payroll and related - commission savings on above added revenue versus traditional collection methods.

3) General and administrative expense - add back of Creditors Interchange costs that do not continue after closing, less the cost of a new Chief Security Officer.

4) Interest expense - added cost of acquisition financing - 9.5% interest on $25,000,000 of senior secured debt; 12% interest on $15,000,000 of mezzanine debt and 7% dividend on $30,000,000 of convertible preferred stock, net of interest on current Creditors Interchange debt.

Acquisition Adjustments - First Performance

1) Payroll and related - cost reduction on integration of First Performance with Creditors Interchange.

2) General and administrative expense - cost reduction on integration of First Performance with Creditors Interchange.

Acquisition Adjustments - DebtResolve

1) Revenue - additional fees generated from greater use by Creditors Interchange of the system.

2) Payroll and general and administrative expense - consolidation of certain subsidiary and other administrative functions into Creditors Interchange.

Creditors Interchange Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Creditors Interchange’s financial statements and notes thereto appearing elsewhere in this proxy statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning Creditors Interchange’s strategic plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of Creditors Interchange’s expectations or intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

Creditors Interchange Receivable Management, LLC, a privately-held Delaware limited liability company, is a leading provider of accounts receivable management, or ARM, services to large credit card issuers, banks, debt purchasers, auto lenders, universities and commercial companies. Creditors Interchange specializes in third-party contingency collections and offers a leading comprehensive offering of complimentary ARM services including pre-collection, skip-tracing, letter services, bankruptcy and probate services, litigation and arbitration services.

Creditors Interchange differentiates itself as a multi-level provider of accounts receivable management services with significant expertise at every stage of delinquency and across multiple asset classes. This level of diversification across services, asset classes and stages of delinquency reduces the reliance on any one segment of the business and enables Creditors Interchange to continuously identify and seek ways to leverage its platform to continually capture and analyze valuable data to improve liquidation rates and overall operational efficiency.

Established in 1960 in the form of a predecessor entity, Creditors Interchange is based in Buffalo, New York. The company currently has over 850 employees located in ten locations across the United States and Canada including collections personnel under management through strategic partners and staffing arrangements. Furthermore, Creditors Interchange recently established offshore operations in India through a strategic partnership to enhance its capabilities and provide incremental complementary services.

Creditors Interchange operates in a large and rapidly growing ARM services industry which generated revenues of over $15 billion in 2004. The ARM industry has experienced robust growth over the years and continues to thrive as a result of the increasing levels of consumer debt, the increasing level of charge-offs of the underlying receivables by credit originators, and the increasing utilization of third-party providers to recover defaulted receivables. The ARM industry is highly fragmented including approximately 6,500 companies; furthermore, 95.0% of the industry participants generated less than $8.0 million in revenues in 2004.

Creditors Interchange has a blue-chip client base that includes some of the world’s largest financial institutions, capital providers and corporations, including Chrysler, Capital One, FIA Card Services (Bank of America/MBNA), Hilco Receivables, Honda, HSBC, JPMorgan Chase and Nissan. The company’s commitment to the highest levels of liquidation performance combined with outstanding customer service has enabled Creditors Interchange to establish embedded, lasting relationships with its clients. Creditors Interchange’s well-balanced base of credit issuers and debt buyers coupled with its superior client performance and customer service track record over a long period of time has allowed the company to retain and grow its client base through changing industry landscapes and, in particular, a consolidating financial services market. Creditors Interchange leverages its management team’s substantial ARM industry experience to continually improve and grow its core business with existing clients and identify new clients and business opportunities.

Results of Operations

Three Months ended March 31, 2007 Compared to Three Months ended March 31, 2006

Revenues

Revenue decreased $1,143,707, or 7%, to $14,588,313 for the three months ended March 31, 2007, from $15,732,020 for the three months ended March 31, 2006. Placements increased 12% to $1.5 billion for the three months ended March 31, 2007, from $1.3 billion for the three months ended March 31, 2006. This increase was primarily within the bankruptcy division. Collected dollars declined 1% to $64.0 million for the three months ended March 31, 2007, from $64.4 million for the three months ended March 31, 2006. Effective liquidation rate declined to 4.28% for the three months ended March 31, 2007, from 4.81% for the three months ended March 31, 2006. Average commission rate was 22.8% for the three months ended March 31, 2007 compared to 24.4% for the three months ended March 31, 2006, and reflects rate compression experienced by Creditors Interchange with certain large clients. The three largest clients maintained their percentage of total company revenue at 72.0% for the three months ended March 31, 2007 compared to 71.6% for the three months ended March 31, 2006. Percent of revenue for the three months ended March 31, 2007 and for the three months ended March 31, 2006, respectively, for the clients in excess of 10% of total company revenue were: Bank of America increased to 34.1% from 26.7%, Chase declined to 25.9% from 29.0%, and Resurgent Financial Services declined to 12.2% from 15.9%.

Costs and Expenses

Collection Expense. Collection expense increased $44,125, or 0.4%, to $10,277,157 for the three months ended March 31, 2007, from $10,233,032 for the three months ended March 31, 2006. Collection expense as a percent of revenue was 70% for the three months ended March 31, 2007 compared to 65% for the three months ended March 31, 2006. Salaries and benefits decreased by $816,202, or 9.5%, to $7,765,772 for the three months ended March 31, 2007, from $8,581,974 for the three months ended March 31, 2006. As a percentage of revenue, payroll and related expenses also decreased slightly to 53.2% for the three months ended March 31, 2007, from 54.6% for the three months ended March 31, 2006. This decrease as a percent of revenue was primarily due to accelerated collector hiring in 2007 as the company encountered the normal delay in revenue production from new collector hires, offset by the use of strategic partners beginning in the second quarter of 2006 to assist in collection efforts, which has the effect of lowering Creditors Interchange’s payroll and related expenses. Non-payroll collection costs increased $860,327, or 52%, to $2,511,385 for the three months ended March 31, 2007, from $1,651,058 for the three months ended March 31, 2006. Significant increases include a $46,038 increase for bank service charges, $21,751 for increased credit reports expense and $49,935 for increased searches and skip tracing. Additionally, Creditors Interchange entered into relationships with strategic partners in 2006 to augment its collector resources both in the United States and India. The company primarily pays a percent of revenue generated to the strategic partners. This expense was $797,401 for the three months ended March 31, 2007 and $96,631 for the three months ended March 31, 2006, an increase of $700,770. The use of strategic partners has provided additional collection capacity and revenue generation, but at a higher relative cost which has a downward impact on year to year comparisons. Another large increase occurred in computer maintenance of $89,074, which increased to $142,626 for the three months ended March 31, 2007 from $53,552 for the three months ended March 31, 2006. Small variances in other accounts resulted in a net expense reduction of $47,241 for the three months ended March 31, 2007.

Gross margin decreased $1,187,832, or 22%, to $4,311,156 for the three months ended March 31, 2007, from $5,498,988 for the three months ended March 31, 2006, as revenue decreases combined with increases in collection costs. Gross margin as a percent of revenue decreased to 30% for the three months ended March 31, 2007 from 35% for the three months ended March 31, 2006 on fee compression from major clients and higher relative expense from building the collector base and facilities to prepare for additional lines of business.

General and Administrative Expenses. General and administrative expenses decreased $148,811, or 4.6%, to $3,066,543 for the three months ended March 31, 2007, from $3,215,354 for the three months ended March 31, 2006. As a percent of revenue, general and administrative expenses were 21% for the three months ended March 31, 2007 compared to 20% for the three months ended March 31, 2006. The majority of expense reduction occurred in the travel and entertainment area as steps were taken to reduce spending in this category.

Selling Expenses. Selling expenses decreased $8,952 to $131,538 for the three months ended March 31, 2007 from $140,490 for the three months ended March 31, 2006. The majority of expense reduction occurred in the travel and entertainment area as steps were taken to reduce spending in this category.

Operating income decreased $1,030,069, or 48%, to $1,113,075 for the three months ended March 31, 2007, from $2,143,144 for the three months ended March 31, 2006, due to the decrease in revenue and higher relative collection costs discussed above.

Interest Expense. Interest expense decreased $248,281, or 34%, to $491,872 for the three months ended March 31, 2007, from $740,153 for the three months ended March 31, 2006. This decrease was due to generally lower levels of long-term debt of approximately $2.3 million as well as the refinancing completed in April 2006 whereby Creditors Interchange retired its 18% term loan (mezzanine debt) of approximately $7.1 million plus deferred interest expense of approximately $1.6 million and increased its borrowings under its secured term loan at a lower interest rate.

Income Tax Provision. Income tax provision was an expense of $3,480 for the three months ended March 31, 2007 compared to expense of $54,256 for the three months ended March 31, 2006. Lower profitability resulted in lower expense for the period.

Year ended December 31, 2006 Compared to Year ended December 31, 2005

Revenues

Revenues increased $3,979,386, or 7%, to $58,372,504 for the year ended December 31, 2006, from $54,393,118 for the year ended December 31, 2005. Placements increased 6% to $5.5 billion in 2006 from $5.2 billion in 2005. Collected dollars increased 16% to $248.4 million in 2006 from $213.8 million in 2005. Effective liquidation rate increased to 4.51% in 2006 from 4.10% in 2005. This increase was due to improved collection performance and increased collector productivity due to improved account scoring and analytics and collection strategies. Average commission rate was 23.5% in 2006 compared to 25.4% in 2005 and reflects rate compression experienced by Creditors Interchange with certain large clients. The three largest clients, all with revenue in excess of 10% of the company’s total revenue, increased 8.5% to $41.9 million, or 71.7%, in 2006 from $38.6 million, or 70.9%, in 2005. Percent of revenue in both 2006 and 2005, respectively, for the clients in excess of 10% of total company revenue were: Bank of America at 30.8% and 21.6%; Chase at 27.1% and 34.2% and Resurgent Financial Services at 13.8% and 15.1%. Creditors Interchange’s revenue recognition policy was unchanged during 2006 and 2005. The revenue recognition process occurs when a payment is received from a debtor. Creditors Interchange records as its revenue that portion of a payment it earns based on agreed upon commission rates with each of its clients.

Costs and Expenses

Collection Expense. Collection expense increased $2,607,258, or 7%, to $39,707,319 for the year ended December 31, 2006, from $37,100,061 for the year ended December 31, 2005. Costs as a percent of revenue were slightly improved at 67.9% in 2006 compared to 68.1% in 2005. Collection expense as a percent of revenue was 38.9% in 2006 compared to 39.1% in 2005. This decline partially reflects the use in 2006 of collection services of strategic partners as a means of reducing the magnitude, or risk, of collector hiring, training and managing. Collection manager compensation as a percent of revenue declined to 7.4% in 2006 compared to 9.4% in 2005. This decline was due to the reduction of one senior collection manager as well as a modification in the collection management bonus program. All other collection costs increased as a percent of revenue to 20.2% in 2006 from 18.1% in 2005 primarily due to cost of strategic partners as well as cost of certain new collection technology services. Creditors Interchange chose to utilize strategic partners and their collection staff to assist in revenue generation in 2006. Revenue sharing arrangements with these partners is a higher cost compared to revenue generated internally. Increased use of automated collection tools is also captured on this line.

Gross margin increased $1,372,128, or 8%, to $18,665,185 for the year ended December 31, 2006, from $17,293,057 for the year ended December 31, 2005, as revenue increases exceeded increases in collection costs. Gross margin as a percent of revenue increased slightly to 32.1% in 2006 from 31.9% in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2,278,255, or 22%, to $12,862,516 for the year ended December 31, 2006, from $10,584,261 for the year ended December 31, 2005. Primary components of the increase are as follows: approximately $244,000 in payroll-related costs from increased administrative costs in anticipation of higher revenue growth, approximately $298,000 in facility-related costs from the full-year costs for the Las Vegas and St. Catherines facilities opened in 2005 and additional headquarters space in Buffalo in 2006, approximately $672,000 in business development costs from an increase in sales department expense and travel and entertainment expense to expand Creditors Interchange’s name and brand recognition in industry as well as increased conference attendance and conference spending, approximately $341,000 in Canadian business unit costs from the start-up operation and requisite administrative and support costs, including one-time licensing expenses in 13 Canadian provinces, approximately $40,000 in consulting fees to locate a strategic partner in India, approximately $100,000 in increased company donations, approximately $110,000 in lobbying fees in connection with efforts to secure Internal Revenue Service collection business, approximately $150,000 resulting from settlement with the New York State Department of Labor regarding a timekeeping matter, and approximately $323,000 from all other increases, net.

Operating income decreased $906,127, or 14%, to $5,802,669 for the year ended December 31, 2006, from $6,708,796 for the year ended December 31, 2005, due to the increase in selling, general and administrative expenses which more than offset the increase in gross margin.

Interest Expense. Interest expense decreased $583,051, or 18%, to $2,600,110 for the year ended December 31, 2006, from $3,183,161 for the year ended December 31, 2005. This decrease was due to generally lower levels of long-term debt of approximately $3 million as well as the refinancing completed in April 2006 whereby Creditors Interchange retired its 18% term loan (mezzanine debt) of approximately $7.1 million plus deferred interest expense of approximately $1.6 million and increased its borrowings under its secured term loan at a lower interest rate.

Income Tax Provision. Income tax provision was a credit of $154,015 for the year ended December 31, 2006 compared to expense of $319,880 for the year ended December 31, 2005. The shift in deferred income taxes was due to start-up operating losses in 2006 at Creditors Interchange’s new Canadian subsidiary. In addition, full year operating results of the company’s Canadian branch activities collecting into the United States declined compared to 2005 and reduced deferred income tax expense was generated in 2006.

Liquidity and Capital Resources

Creditors Interchange had $5,938,103 in cash and cash equivalents at March 31, 2007. Cash provided by operating activities was $3,032,860 for the three months ended March 31, 2007 compared to $1,687,450 for the three months ended March 31, 2006, an increase of $1,345,410. This increase was due primarily to a $1,778,859 increase in customer cash. Capital expenditures were $73,183 for the three months ended March 31, 2007 and $185,959 for the three months ended March 31, 2006. Capital expenditures were primarily for desktop technology upgrades and software upgrades. Net long-term bonus plan investment was an increase of $5,905 for the three months ended March 31, 2007 and a decrease of $42,490 for the three months ended March 31, 2006. Cash used in financing activities was $2,138,374 for the three months ended March 31, 2007 and $2,093,420 for the three months ended March 31, 2006. This increase was primarily due to higher repayments of long term debt due to stronger cash flow from operations.

Creditors Interchange had $5,122,705 in cash and cash equivalents at December 31, 2006. Cash provided by operating activities was $2,769,581 for the year ended December 31, 2006 compared to $4,707,748 for the year ended December 31, 2005, a decline of $1,938,167. This decline was due primarily to two items: an approximately $1,621,000 payment of deferred interest expense in conjunction with the complete retirement of Creditors Interchange’s 18% term loan (mezzanine debt) in April 2006 and swing in deferred income taxes of approximately $402,000 from deferred tax expense of approximately $103,000 in 2005 to an approximately $299,000 deferred tax benefit in 2006, all related to Creditors Interchange’s Canadian collection operation. Capital expenditures were $979,926 for the year ended December 31, 2006 and $909,864 for the year ended December 31, 2005. Capital expenditures were primarily for desktop technology upgrades and collection facility improvements and furnishings. Cash used in financing activities was $2,302,189 for the year ended December 31, 2006 and $830,000 for the year ended December 31, 2005. This increase was primarily due to the repayment of the mezzanine debt in 2006.

Creditors Interchange anticipates that its current cash balances will be sufficient to meet its cash requirements for at least the next twelve months. Creditors Interchange’s financial statements were prepared using principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.

Creditors Interchange has historically financed its operations and capital requirements through term loans, mezzanine debt, revolving lines of credit and cash flow from operating activities.

Off-balance Sheet Arrangements

Creditors Interchange has not entered into any transactions with unconsolidated entities in which it has financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose it to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides it with financing, liquidity, market risk or credit risk support.

Impact of Inflation

Creditors Interchange’s management believes that inflation has not had a material impact on its results of operations for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005. Creditors Interchange’s management cannot assure you that future inflation will not have an adverse impact on its operating results and financial condition.

What Are the Terms of the Acquisition?

Please review the securities purchase agreement carefully; it is the legal document that sets forth the terms and conditions of the Acquisition. The entire text of the securities purchase agreement is set forth at Annex A.

Structure of the Acquisition

At the closing of the Acquisition we will acquire 100% of the limited liability company membership interests of Creditors Interchange from Credint Holdings, LLC, the current owner of Creditors Interchange. Upon consummation of the Acquisition, Creditors Interchange will be a wholly owned subsidiary of Debt Resolve.

Acquisition Consideration

The total consideration for the Acquisition consists of (a) 840,337 shares of our common stock and (b) $60 million in cash less the sum, as of the date the Acquisition is consummated, of all principal, accrued interest, prepayment penalties and other charges in respect of Creditors Interchange's outstanding indebtedness. All such outstanding indebtedness of Creditors Interchange will be paid off by us on the date the Acquisition is consummated. The consideration was determined as a result of arm's length negotiations between the parties.

The securities purchase agreement provides that Creditors Interchange may distribute cash to Credint Holdings so long as after such distribution of cash Creditors Interchange will not have negative working capital.

Maximum Dilutive Effect of the Acquisition Consideration to Debt Resolve’s Stockholders

No. of Shares Issued to Creditors Interchange Membership Interest Holders (1)	No. of Shares Issued to Finance Cash Portion (2)	Total Issuance as a Percentage of Issued and Outstanding (3)	Potential Dilution Factor of Transaction (3)(4)

840,337	18,000,000	259.9%	72.2%

(1)	Pursuant to the terms of the securities purchase agreement, we will issue 840,337 shares of our common stock to Credint Holdings.

(2)
We propose raising up to $30 million, at no less than $2.50 per share of common stock (and including up to 50% warrant coverage if only common stock is issued), in the Financing Transaction together with an additional $40 million in debt. Of this amount, a maximum of $60 million will be used to finance the cash portion of the Acquisition consideration.

(3)	Based on 7,249,324 shares of our common stock outstanding at June 5, 2007.

(4)
For illustrative purposes, an existing stockholder who owns 10% of Debt Resolve before the acquisition of Creditors Interchange would own no less than 2.8% of the combined entity after the Acquisition and proposed Financing Transaction, a decrease of 72.2%.

No Solicitation of Alternate Transactions

None of the parties to the securities purchase agreement will directly or indirectly negotiate or accept any offer, or enter into any agreement with any other person, relating to Creditors Interchange, any subsidiary of Creditors Interchange or any of their respective assets, business or property.

Representations and Warranties of Credint Holdings

The securities purchase agreement contains customary representations and warranties of Credint Holdings, including, without limitation, the following:

•	Credint Holdings has good and valid title to all of the membership interests of Creditors Interchange;

•	Creditors Interchange’s (and each subsidiary of Creditors Interchange’s) proper organization, qualification and good standing and similar limited liability company matters;

•	Credint Holdings’ authority to enter into the securities purchase agreement and to consummate the transactions contemplated by the securities purchase agreement;

•	Non-contravention with Creditors Interchange’s organizational documents, any governmental order or any material contract;

•	Creditors Interchange’s and each subsidiary’s capital structure (number of authorized membership interests, number of membership interests issued and outstanding, options, warrants, etc.);

•	The preparation of Creditors Interchange’s audited and unaudited consolidated financial statements in accordance with generally accepted accounting principles;

•	The absence of accrued or contingent liabilities, except as set forth on Creditors Interchange’s financial statements or as disclosed to us;

•	The absence of any material changes with respect to Creditors Interchange’s business since the date of its last audited financial statements (for the year ended December 31, 2006);

•	Creditors Interchange’s compliance with all applicable laws and regulations relating to taxes;

•	Creditors Interchange and each subsidiary having good title to all of its personal property, free and clear of all liens, except for certain permitted liens;

•
The enforceability and binding nature of all leasehold interests of Creditors Interchange and each subsidiary and Creditors Interchange and each subsidiary being in material compliance with its obligations under such leases;

•	All accounts receivable of Creditors Interchange and each subsidiary arising in the ordinary course of business and being collectible, subject to reserves;

•
The identification of all insurance policies maintained by Creditors Interchange and each subsidiary and the absence of any notice of cancellation or condition that would cause the cancellation of any such policies;

•
Creditors Interchange’s and each subsidiary’s ownership and/or possession of all material permits, licenses, bonds and all governmental authorizations necessary for Creditors Interchange and each subsidiary to conduct its business as currently conducted;

•	The validity and enforceability of Creditors Interchange’s and each subsidiary’s material contracts;

•	The absence of any changes in the policies of any customer, supplier or referral source which would reasonably be expected to have a material adverse effect on Creditors Interchange;

•	Creditors Interchange’s compliance with all applicable laws, rules and regulations relating to ERISA and other U.S. employee and labor matters;

•
Creditors Interchange’s compliance with all laws and governmental orders, including, but not limited to, the Fair Debt Collection Practices Act of 1977, Fair Credit Reporting Act, the Federal Truth-in-Lending Act, the Fair Credit Billing Act, the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996;

•	Disclosure of any pending or threatened suit, action or proceeding or litigation, and the disclosure of any basis for any person to assert any claim against Creditors Interchange and each subsidiary;

•
Creditors Interchange’s valid right to use all patents, trademarks, service marks, trade names, logos and other intellectual property used in its business; that such intellectual property is free and clear of all liens; and that Creditors Interchange’s business does not infringe upon the intellectual property of any third party;

•	Disclosure of any loans to or other transactions with affiliates of Creditors Interchange;

•	The location of all bank accounts of Creditors Interchange and each subsidiary;

•
Creditors Interchange’s compliance with all laws relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances;

•	The absence of any contributions, payments or gifts by Creditors Interchange and each subsidiary to or for the private use of a governmental official, employee or agent; and

•
Credint Holdings being an accredited investor and that it will be acquiring the share consideration for investment purposes only, subject to distribution of such shares by Credint Holdings as provided in the securities purchase agreement.

Representations and Warranties of the Members of Credint Holdings

The securities purchase agreement contains customary representations and warranties of the holders of all of the membership interests in Credint Holdings, including, without limitation, the following:

•	Each member of Credint Holdings has the authority to enter into the securities purchase agreement and consummate the transaction contemplated thereby;

•	Each member of Credint Holding’s ownership interest in Credint Holdings;

•
There are no actions pending or threatened against any member of Credint Holdings with respect to Creditors Interchange, any subsidiary, or any of Creditors Interchange’s assets, business or properties; and

•
Each member of Credint Holdings being an accredited investor as of the execution of the securities purchase agreement and each member of Credint Holdings will be acquiring the share consideration for investment purposes only.

Representations and Warranties of Debt Resolve

The securities purchase agreement contains customary representations and warranties of Debt Resolve, including, without limitation, the following:

•	Debt Resolve’s proper organization, qualification, good standing and similar corporate matters;

•	Debt Resolve’s authority to enter into the securities purchase agreement and to consummate the transactions contemplated by the securities purchase agreement;

•	Non-contravention with Debt Resolve’s organizational documents, any governmental order or any material contract;

•	The filing of all required reports with the Securities and Exchange Commission;

•	Debt Resolve is acquiring the membership interests of Creditors Interchange for its own account, for investment purposes only;

•	Debt Resolve’s common stock issued in connection with the Acquisition will be duly authorized, validly issued, fully paid and non-assessable;

•
Except as set forth in Debt Resolve’s reports filed with the Securities and Exchange Commission, there has been no material adverse change in Debt Resolve’s financial condition, operations or business;

•	The absence of any legal action seeking injunctive relief or prohibition of the Acquisition;

•
Debt Resolve being in compliance with all laws and governmental orders, including, but not limited to, the Fair Debt Collection Practices Act of 1977, Fair Credit Reporting Act, the Federal Truth-in-Lending Act, the Fair Credit Billing Act, the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996;

•	The absence of any contributions, payments or gifts by Debt Resolve to or for the private use of a governmental official, employee or agent; and

•	The solvency of Debt Resolve following the Acquisition.

Debt Resolve’s Obligations Before Closing

From the date of signing until the date of the closing of the Acquisition, Debt Resolve covenants and agrees as follows:

•	Debt Resolve will use commercially reasonable efforts to obtain financing for the Acquisition;

•	Debt Resolve will update Creditors Interchange and Credint Holdings no less frequently than weekly on the status of such financing; and

•	Debt Resolve will use commercially reasonable efforts to obtain stockholder approval of the Acquisition and the financing for the Acquisition.

Credint Holdings’ Obligations Before Closing

From the date of signing until the date of the closing of the Acquisition, Credint Holdings covenants and agrees as follows:

•	To provide Debt Resolve, its counsel and advisors access to properties, books, accounts and records of Creditors Interchange;

•	That Creditors Interchange and each subsidiary will conduct their business activities in substantially the same manner as conducted prior to executing the securities purchase agreement;

•	That Creditors Interchange will use its reasonable best efforts to preserve its business organization and present relationships with referral sources, clients, customers and suppliers;

•	That Creditors Interchange will maintain its existing insurance coverage;

•	That neither Creditors Interchange nor its subsidiaries will do any of the following without Debt Resolve’s consent:

o	Amend its Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation, By-Laws or other organizational documents;

o	Issue or sell any membership interests or other equity interest in Creditors Interchange and each subsidiary;

o
Issue or create warrants, obligations, subscriptions, options or other commitments which might indirectly or directly require the issuance of any additional membership interests or other equity interest in Creditors Interchange and each subsidiary;

o	Amend in a material way any contract that is material to the Creditors Interchange and each subsidiary;

o	Pay, grant or authorize any salary increases;

o	Make any capital expenditures or commitments in excess of $100,000 in the aggregate;

o	Materially change its method of collection of accounts;

o	Incur any indebtedness, except in the ordinary course;

o	Transfer license or dispose of any assets or properties, except in the ordinary course of business;

o	Forgive any indebtedness owed by Credint Holdings or any affiliates of Credint Holdings;

o
Pay any dividend or distribution except the distribution of certain cash as permitted by the securities purchase agreement and any distribution related to taxes as contemplated by the securities purchase agreement;

o	Disclose any secret or confidential intellectual property;

o	Fail to maintain Creditors Interchange’s and each subsidiary’s offices, facilities and equipment; or

o	Incur any material liability except in the ordinary course of business.

Additional Pre-Closing Agreements of the Parties

Each of the parties to the securities purchase agreement further agrees as follows:

•	Debt Resolve, Credint Holdings and each member of Credint Holdings agree to maintain the confidentiality of confidential information received by any of them;

•	Each of the member of Credint Holdings agrees to vote its respective membership interests in favor of the Acquisition;

•	Each party will use their reasonable best efforts to fulfill the conditions provided for in the securities purchase agreement and to cause the Acquisition to be closed;

•
The members of Credint Holdings and Credint Holdings agree to execute and deliver to Debt Resolve a general release from any and all liability to the members of Credint Holdings, Credint Holdings or any affiliates thereof, except as arising under the securities purchase agreement; and

•	Credint Holdings will notify Debt Resolve in writing of all events, circumstances, facts or occurrences that arise before closing that could result in the breach of any representation or warranty.

Conditions Precedent to Debt Resolve’s Performance

The obligation of Debt Resolve to consummate the Acquisition is subject to the satisfaction, or waiver, at or prior to the closing of the following conditions:

•	The accuracy of the representations and warranties of Credint Holdings and the members of Credint Holdings as of signing and closing;

•	Credint Holdings and each member of Credint Holdings having performed, satisfied and complied with all covenants, agreements and conditions required by the securities purchase agreement;

•
Delivery by Credint Holdings of a certificate certifying conditions to the securities purchase agreement have been satisfied, stating the total current indebtedness of Creditors Interchange, the working capital and the excess cash of Creditors Interchange;

•	No statute, judgment, injunction, order or decree prohibiting the consummation of the Acquisition or the other transactions contemplated thereby being in effect;

•	All necessary third-party consents and all pay-off letters for Creditors Interchange’s indebtedness having been received;

•	All indebtedness owed to Creditors Interchange by Credint Holdings or any of the members of Credint Holdings’ affiliates have been repaid;

•	No material adverse effect having occurred with respect to Creditors Interchange, its business, assets or property;

•	Debt Resolve having obtained financing for the Acquisition;

•	Debt Resolve’s stockholders having voted in favor of the Acquisition and the financing for the Acquisition;

•	The employment agreements with Bruce Gray, John Farinacci and Barbara Wagner being in effect;

•	The delivery of audited consolidated financial statements of Creditors Interchange for the years ended December 31, 2005 and 2006;

•	Credint Holdings having effected a name change to eliminate the words “Credint,” “Creditors Interchange” and “CIRM”;

•	Credint Holdings having delivered resignations of W. Thomas Caffery, C. Bryan Daniels, Steven J. Groya and Gary Holter; and

•	No changes in Creditors Interchange’s senior management personnel.

Conditions Precedent to the Seller’s and the Holders’ Performance

The obligation of Credint Holdings and the members of Credint Holdings to effect the Acquisition is subject to the satisfaction, or waiver by Credint Holdings, at or prior to the closing of the following conditions:

•	The accuracy of the representations and warranties of Debt Resolve as of signing and closing;

•	Debt Resolve having performed, satisfied and complied with all covenants, agreements and conditions required by the securities purchase agreement;

•	Delivery by Debt Resolve of a certificate certifying conditions to the securities purchase agreement have been satisfied;

•	Debt Resolve having assumed any and all obligations of Credint Holdings relating to the bonds posted in connection with any and all permits, licenses and franchises of Creditors Interchange;

•	No statute, judgment, injunction, order or decree prohibiting the consummation of the Acquisition or the other transactions contemplated thereby being in effect;

•	All necessary third-party consents having been received;

•	All indebtedness owed by Creditors Interchange to Credint Holdings or any of the Credint Holdings’ affiliates having been repaid; and

•	Debt Resolve having delivered to Credint Holdings an executed registration rights agreement (see discussion below) with respect to the share consideration.

Indemnification

General

From and after the date of the closing of the Acquisition, Credint Holdings and each member of Credint Holdings severally will indemnify Debt Resolve for any losses incurred as a result of the breach of the representations and warranties of Credint Holdings or the members of Credint Holdings or a failure of Credint Holdings or a member of Credint Holdings to perform under the securities purchase agreement. Similarly, Debt Resolve will indemnify Credint Holdings for any losses incurred as a result of the breach of the representations and warranties of Debt Resolve or a failure of Debt Resolve to perform under the securities purchase agreement. In each case, indemnification obligations are subject to the limitations set forth below.

Limitations on Indemnification

•
Credint Holdings and the members of Credint Holdings will not be liable for indemnification obligations to Debt Resolve unless and until the aggregate amount of such obligations exceed $300,000, and then only up to $9,000,000.

•
The securities purchase agreement provides that most of the representations and warranties will survive the closing for a period of one year, with the exception of tax representations (which survive for the statute of limitations period) and the post-closing covenants (described below) which will survive for the statute of limitations period. All covenants survive until they are fully performed. During the period of survivability, claims for indemnification for breaches of the various representations and warranties and covenants may be made.

•
Any indemnification obligations of any member of Credint Holdings who is an officer of Creditors Interchange will be satisfied first from the shares of common stock of Debt Resolve such officer received from Credint Holdings as part of the purchase price (provided such officer may use cash, at his or her option, instead).

•	Each member of Credint Holdings is liable only for his, her or its pro rata share of indemnifiable losses.

Termination

The securities purchase agreement may be terminated and the Acquisition and other transactions may be abandoned, any time prior to the effective time, in the following cases:

•	By the mutual written consent of the parties to the securities purchase agreement.

•	By either Debt Resolve or the Credint Holdings if:

o	A material breach to a representation and warranty exists that is not cured within ten days;

o	A party has not complied in all material respects with the covenants and agreements contained in the securities purchase agreement;

o	A party has not delivered a certificate or other documentation required to be furnished prior to the date of the closing;

o	Any consent of a third party is not obtained; or

o	The Acquisition is not consummated by June 30, 2007.

•	By Debt Resolve if:

o	An event or condition occurs that could reasonably be expected to result in a material adverse effect on Creditors Interchange; or

o
Either Credint Holdings or Creditors Interchange makes a general assignment for the benefit of creditors, or any bankruptcy proceeding is instituted against either Credint Holdings or Creditors Interchange.

If the securities purchase agreement is terminated, the securities purchase agreement will become void, and there will be no liability on the part of us and Credint Holdings, and all rights and obligations of each party will cease (except in the event a break-up fee is triggered). However, nothing will relieve a party from liability for the willful breach of any of its representations, warranties, covenants, or agreements in the securities purchase agreement.

Effect of Termination; Break-Up Fee

If the securities purchase agreement is terminated because our stockholders do not approve of the issuance of our shares of common stock in connection with the Acquisition or the Financing Transaction or if we fail to raise financing for the Acquisition, we are required to pay Credint Holdings a break-up fee of up to $640,000.

Restrictive Covenants/Non-Compete

Each of Bruce Gray and John Farinacci agree that they will not, for a period of two years following the closing of the Acquisition, directly or indirectly invest, engage or become involved in any business enterprise principally involved in the accounts receivable management or other business competitive with Creditors Interchange.

Lock-up and Leak Out

Credint Holdings and each member of Credint Holdings agree that they will not sell, transfer, convey, encumber or otherwise dispose of any shares of Debt Resolve common stock received as part of the share consideration for a period of 180 days after the closing. Thereafter, each member of Credint Holdings is subject to limitations on the number of shares of common stock he, she or it can sell in any calendar month.

Directors and Officers Insurance

Credint Holdings will cause Creditors Interchange to purchase a “tail” to Creditors Interchange’s current directors and officers insurance policy prior to the closing. In addition, Debt Resolve agrees to cause Creditors Interchange to have directors and officers insurance policies that are comparable, at a minimum, to those held by Creditors Interchange.

Related Agreements

In connection with our acquisition of Creditors Interchange, we have agreed to enter into certain related agreements with Credint Holdings and its members and certain executive officers of Creditors Interchange prior to the effective time of the Acquisition.

Registration Rights Agreement

We have agreed to file a “shelf” registration statement with the Securities and Exchange Commission registering the shares received by Credint Holdings pursuant to the securities purchase agreement within 180 days after the closing of the Acquisition and to cause such registration statement to be declared effective not later than 270 days following the closing of the Acquisition. In addition, we have granted other usual and customary rights, including the right to “piggyback” any other registration statement filed by Debt Resolve.

Employment Agreements

In connection with the securities purchase agreement, we have entered into employment agreements with Bruce Gray and John Farinacci. Mr. Gray is the President and Chief Executive Officer of Creditors Interchange. Pursuant to his employment agreement, Mr. Gray will serve as Executive Vice President of Debt Resolve and President and Chief Executive Officer of Creditors Interchange. Mr. Gray will also be appointed to our Board of Directors. Mr. Gray will receive a base salary of $400,000 and options to purchase up to 400,000 shares of our common stock. Mr. Gray is also eligible for an annual bonus based on certain performance criteria.

Mr. Farinacci is the Executive Vice President of Operations for Creditors Interchange. Pursuant to his employment agreement with us, Mr. Farinacci will serve as President of First Performance Corporation and Executive Vice President-Operations of Creditors Interchange. Mr. Farinacci will also serve as a Senior Vice President of Debt Resolve. Mr. Farinacci will receive a base salary of $300,000 and options to purchase up to 400,000 shares of our common stock. Mr. Farinacci is also eligible for an annual bonus based on certain performance criteria.

While the employment agreements with Messrs. Gray and Farinacci were executed on April 30, 2007, both employment agreements are effective as of the closing of the transactions contemplated by the securities purchase agreement and will automatically terminate should the Acquisition not occur.

How will the Shares of our Common Stock Issued in the Acquisition Be Distributed by Credint Holdings?

Pursuant to the securities purchase agreement, Credint Holdings will be issued 840,337 shares of our common stock in the Acquisition. The securities purchase agreement provides that Credint Holdings may distribute these shares as follows:

Name	Number of Shares
Bruce Gray	284,118
Lawrence Rizzo	21,009
John Farinacci	105,042
Thomas Hinman	42,017
Shawn Costanzo	42,017
Brent Henderson	10,504
Jason Lehr	4,202
Thomas Wilcox	3,151
Christopher Costanzo	3,151
David Young	157,563
Thomas Faso	157,563

Total	840,337

What Vote Is Required to Effect this Acquisition?

In order to complete the Acquisition, our stockholders must approve (i) Proposal 1, the issuance of 840,337 shares of our common stock in connection with our acquisition of Creditors Interchange, and (ii) Proposal 2, the issuance of shares of our securities in the Financing Transaction, both by the affirmative vote of a majority of the shares of our common stock represented and voting at the meeting. If either or both of Proposal 1 and Proposal 2 are not approved, we will terminate the securities purchase agreement and the Acquisition will not be consummated.

Why Is My Approval Necessary?

We must seek stockholder approval of our proposed issuance of shares of our common stock in the Acquisition and the Financing Transaction under the listing requirements of the American Stock Exchange, because, in connection with the Acquisition and the Financing Transaction, we will be issuing greater than 20% of our currently outstanding shares of common stock. If we did not seek stockholder approval for the issuance of such securities, the American Stock Exchange could delist our common stock from trading on the American Stock Exchange.

Do I Have any Appraisal Rights if I Do Not Approve the Proposal?

No. If you choose to vote against the proposal to issue shares of our common stock in the Acquisition, Delaware General Corporation Law does not afford you any appraisal rights, as defined under Delaware law, because your shares are ineligible for such treatment pursuant to Section 262 of the Delaware General Corporation Law.

Will My Rights as a Debt Resolve Stockholder Change Following the Acquisition?

No. When issued, the shares of our common stock issued to Credint Holdings in the Acquisition will have the same rights and privileges as the shares of our common stock currently authorized and outstanding. Holders of our common stock have no preemptive rights, and therefore you do not have any preferential right to purchase any of the additional shares of our common stock when such shares are issued. The issuance will result in each stockholder owning a smaller percentage of our outstanding shares of common stock, but your rights will remain the same. We believe, on balance, that the benefits that this transaction will provide are important to our success and, accordingly, will benefit us and our stockholders.

How Will the Acquisition be Treated For Accounting Purposes?

We will account for this Acquisition as a purchase of a business. Under this method of accounting, the assets and liabilities of Creditors Interchange will be recorded at their fair value, and any excess of our purchase price over the fair value of Creditors Interchange’s tangible net assets will be recorded as intangible assets, including goodwill. The revenue and expenses of Creditors Interchange will be included in our consolidated statements from the date the Acquisition is completed.

Will the Offer and Sale of Shares Issued to Credint Holdings Be Registered with the Securities and Exchange Commission?

The offer and sale of shares of our common stock to be issued in the Acquisition will not be registered with the Securities and Exchange Commission. However, in connection with the Acquisition, we are entering into a registration rights agreement pursuant to which we will be required to file a shelf registration statement for such shares of common stock with the Securities and Exchange Commission within 180 days after the closing of the Acquisition and to cause such registration statement to be declared effective not later than 270 days following the closing of the Acquisition.

Will the Debt Resolve Shares Issued to Credint Holdings and its Members Be Freely Transferable?

No. Our shares of common stock received by persons who are deemed to be “affiliates” (as defined under the Securities Act) of Creditors Interchange prior to the Acquisition may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of ours, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Creditors Interchange or us generally include individuals or entities that control, are controlled by or are under common control with, Creditors Interchange or us, as the case may be, and generally include the executive officers and directors of the companies and may also include their principal stockholders.

However, in recognition of the fact that members of Credint Holdings, even though acquiring shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, Debt Resolve has agreed to prepare and file with the SEC a “shelf” registration statement with respect to the resale of the shares from time to time on the American Stock Exchange or in privately negotiated transactions. See “Related Agreements - Registration Rights Agreement” above.

Affiliates of Creditors Interchange may not sell our shares of common stock acquired in connection with the Acquisition, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of ours) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the completion of the Acquisition, an affiliate of Creditors Interchange (together with certain related persons) would be entitled to sell our shares of common stock acquired in connection with the Acquisition only through unsolicited “broker transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate of Creditors Interchange (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of our outstanding shares of common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates of Creditors Interchange if we remain current with our informational filings with the Securities and Exchange Commission under the Exchange Act. One year after the effective time of the Acquisition, an affiliate of Creditors Interchange will be able to sell such shares of our common stock without being subject to such manner of sale or volume limitations, provided that we are current with our Exchange Act informational filings and such affiliate is not then an affiliate of ours. Two years after the effective time of the Acquisition, an affiliate of Creditors Interchange will be able to sell such shares of our common stock without any restrictions so long as such affiliate had not been an affiliate of ours for at least three months prior to the date of such sale.

Shares of our common stock issued to Credint Holdings and its members will also be subject to timing and quantity restrictions specified in the securities purchase agreement.

Does the Acquisition Require the Notification of or Review by any Regulators?

Yes. Due to the size and nature of the acquisition of Creditors Interchange, we need to notify the American Stock Exchange prior to the issuance of shares of our common stock in the Acquisition and the related Financing Transaction.

We do not anticipate that any other regulatory review or approvals will be necessary. However, if we later determine that we must seek such review or approvals, we will seek them as quickly as possible so that we may consummate the Acquisition. Creditors Interchange has agreed to cooperate in all regulatory review or approval processes.

Have Debt Resolve and Creditors Interchange had any Significant Business Dealings with One Another in the Past?

On November 29, 2005, we entered into a business arrangement with Creditors Interchange, in which it agreed to use our DebtResolve system. Since 2005, we and Creditors Interchange have stayed in business contact.

On March 5, 2007, we entered into a management services agreement with Creditors Interchange pursuant to which Creditors Interchange provides management consulting services to our wholly-owned subsidiary, First Performance Corporation. Pursuant to the agreement, Creditors Interchange is assisting us with management oversight and leadership of the subsidiary, recommending inventory management changes, recommending collection strategy changes, and assisting us with recruiting, hiring and termination of First Performance personnel.

Description of Securities

Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of June 5, 2007, 7,249,324 shares of common stock are outstanding, held by approximately 800 record holders, and no shares of preferred stock are outstanding.

Common Stock

Each share of common stock has one vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, the common stock has the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock will not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

Preferred Stock

Our certificate of incorporation authorizes the issuance of preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company.

Provisions of our certificate of incorporation and by-laws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF OUR EQUITY SECURITIES TO INVESTORS
IN CONNECTION WITH THE PROPOSED FINANCING TRANSACTION

Overview

Proposal No. 1, discussed above, relates to the issuance of our common stock to satisfy the equity portion of the Acquisition consideration. This Proposal No. 2, for the purposes of satisfying the requirements of Sections 712 and 713 of the American Stock Exchange Company Guide, relates to the issuance of our equity securities in connection with the proposed Financing Transaction.

We plan to raise up to $70.0 million in the Financing Transaction in order to close the Acquisition. While we have not entered into a definitive agreement with any party with respect to the terms of the Financing Transaction, we are currently in discussions with a number of institutional accredited investors. Based on these discussions, we currently contemplate that the Financing Transaction will consist of the following:

•	$25.0 million of senior secured debt financing,

•	$15.0 million of “mezzanine” senior subordinated debt financing, and

•	$30.0 million of equity and/or equity-linked securities.

We currently contemplate that the $25.0 million of senior secured debt financing will consist of a senior secured term loan with a five year term and an interest rate of approximately 9.5% per annum. We contemplate that payment of the term loan would be amortized over five years with payments ranging from $1.25 million in the first year, $2.5 million in years two through four, and $16.25 million in year five. We also contemplate that the term loan will require mandatory prepayment of approximately 75% of our excess cash flow, commencing in 2008.

We currently contemplate that the $15.0 million of “mezzanine” senior subordinated debt financing will consist of senior subordinated notes with a term of five years and an interest rate of approximately 12% per annum, payable quarterly in cash, in arrears. We contemplate that the notes will be redeemable at our choice prior to maturity with a redemption price ranging from 104% of par in the first year to 100% of par in the fifth year, plus accrued interest. These notes will not be convertible into our common stock.

With respect to the $30.0 million of equity and/or equity-linked securities, we currently contemplate that it will consist of our common stock or shares of series A convertible preferred stock, at the option of investors, issued to accredited investors in a private placement. Although the terms of the Financing Transaction have not been determined, based on present market conditions, we anticipate a purchase price within the range of $2.50 to $3.50 per share of common stock (or roughly a 10% to 15% discount from the market price of our common stock). We also anticipate that we may issue to investors detachable warrants to purchase up to one share of our common stock for every two shares of common stock issued or issuable upon conversion of the convertible preferred stock (up to 50% warrant coverage). We contemplate that the warrants would have a term of three years and an exercise price of $3.00 per share of common stock. If we issue convertible preferred stock, we anticipate that it would be convertible at any time at the option of the holder, be entitled to a cumulative dividend of approximately 7% per annum (payable in cash or, at our option, in additional shares of convertible preferred stock), have voting rights on an “as-converted” basis, have a liquidation preference and have weighted-average antidilution protection for the first year after issuance. We contemplate that the securities sold in the private placement will receive registration rights.

At a purchase price of no less than $2.50 per share, it is possible we will issue up to a maximum of 12.0 million shares of our common stock (or securities convertible into such shares) in the equity portion of the Financing Transaction. We also anticipate that we may issue warrants to purchase up to a maximum of an additional 6.0 million shares of our common stock (up to 50% warrant coverage) in the equity portion of the Financing Transaction. We anticipate closing the Financing Transaction on or before June 30, 2007, but we may extend this by a few weeks if necessary.

We intend to issue our shares of common stock (or securities convertible into common stock) and warrants in a private placement exempt from the registration requirements of the Securities Act of 1933. Of this maximum amount of $70.0 million (including the debt financing), we expect to apply $60.0 million to satisfy the cash portion of the Acquisition consideration, and the remaining proceeds will be applied towards our working capital needs and other general corporate purposes, including expenses associated with the transaction. Having authority, pursuant to Sections 712 and 713 of the American Stock Exchange Company Guide, to issue up to 18.0 million shares for the Financing Transaction, in a private placement, will give us greater flexibility and will allow such shares to be issued as determined by our board of directors, without the expense and delay of a special stockholders’ meeting to approve each such issuance (unless such a meeting is required by our Certificate of Incorporation or applicable laws and regulations).

The securities offered in the Financing Transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Reason Stockholder Approval is Required

You are entitled to vote on the approval of the proposed Financing Transaction because the securities to be issued may be qualified to trade on the American Stock Exchange, and the rules of the American Stock Exchange require us to seek the consent of our stockholders prior to the issuance of securities under certain circumstances, including in connection with a transaction (other than a public offering) involving our sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding, for less than the greater of book value or market value of the common stock before such issuance (the “Amex 20% Rule”). We currently anticipate that this issuance will exceed 20% of our outstanding common stock and to be issued at a price that is potentially less than the greater of book value or market value of our common stock.

Pursuant to our Certificate of Incorporation, our by-laws and applicable Delaware law, and limited only by the maximum number of shares authorized for issuance under our Certificate of Incorporation, our board of directors has the power, without submitting the matter to stockholder vote or approval, to issue shares of our company, from time to time, for any consideration the board of directors deems appropriate. We are requesting stockholder approval of this proposal in order to ensure compliance with the Amex 20% Rule. Stockholder approval of the Financing Transaction is not otherwise required.

Reasons for the Proposed Financing Transaction

Our board of directors is of the view that the Creditors Interchange transaction presents a unique corporate opportunity that must be acted upon immediately and is desirable. Our board believes that the Acquisition is in our best interests and those of our stockholders, despite the significant ownership dilution that our stockholders could suffer. In order to execute this plan successfully, we must raise a minimum of $70.0 million in cash to finance the cash portion of the Creditors Interchange Acquisition consideration, as well as our estimated working capital and other general corporate requirements, including closing costs of the Financing Transaction. Traditional bank debt financing may not be available to us at the level we are seeking, or at all. Therefore, our board of directors has concluded that we will need to issue and sell our securities (equity, convertible debt, warrants or a combination of them) in the capital markets as part of the Financing Transaction. There are at present no specific understandings, definitive arrangements or agreements with respect to the Financing Transaction or other transactions which would require us to issue an amount equal to 20% or more of our outstanding stock.

Our board of directors believes it is compelled to recommend the Financing Transaction because, without it, the Creditors Interchange acquisition will fail to be consummated to the substantial detriment of our company and stockholders.

Because it is anticipated that the Financing Transaction will require the issuance of equity securities subject to the Amex 20% rule, we require stockholder approval. Therefore, due to timing constraints, obtaining concurrent stockholder approval for the issuance of our securities in both the Acquisition and the Financing Transaction (if viewed as a single transaction) is critical to the success of the Acquisition.

Potential Ownership Dilution

The following table illustrates the potential ownership dilution to our stockholders resulting from the Financing Transaction for a range of different offering prices.

Hypothetical Debt Resolve Offering Price	Shares of Common Stock (1)	Total Potential Issuance as a Percentage of Outstanding Common Stock (2)	Potential Dilution Factor of Financing(3)

$3.50	12,857,143	177.4%	63.9%
$3.00	15,000,000	206.9%	67.4%
$2.50	18,000,000	248.3%	71.3%

(1)
We propose raising a maximum of $30.0 million in equity and equity-linked securities in the Financing Transaction. For purposes of this table, the share amounts include the number of shares of common stock to be sold at the hypothetical offering price, plus a number of shares of our common stock issuable upon the exercise of warrants equal to 50% warrant coverage. This table assumes that all of such warrants will be exercised. In such event, we will receive additional proceeds.

(2)	Based on 7,249,324 shares of our common stock outstanding at June 5, 2007.

(3)
Based on 7,249,324 shares of our common stock outstanding at June 5, 2007, and assuming completion of the Financing Transaction. This percentage has been calculated by dividing the number of shares of our common stock outstanding at June 5, 2007, by the sum of our shares of common stock outstanding at June 5, 2007 and our common stock equivalents that may be issued in the Financing Transaction, and then subtracting the result from 100%. For illustrative purposes, if we raise $30.0 million in the Financing Transaction from the sale of only common stock at an assumed purchase price of $3.00 per share, an existing stockholder who owns 10% of our outstanding common stock before the Financing Transaction would own 3.26% of our outstanding common stock after the Financing Transaction, a decrease of 67.4%.

If this Proposal 2 is approved, we do not intend to seek further authorization from our stockholders to issue up to $30.0 million of equity securities (equivalent to up to 12.0 million shares of our common stock at an assumed purchase price of no less than $2.50 per share, together with warrants to purchase up to an additional 6.0 million shares of our common stock) unless, in our opinion, such approval is required or advisable. No holder of our common stock would have any preemptive or similar right to acquire or subscribe for additional unissued or treasury shares of our common stock, or any other securities of any class or series, or rights, warrants or options to purchase common stock.

The equity securities described in this Proposal 2 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Impact on Acquisition if Proposal 2 Is Not Approved

Our board of directors is asking you to approve the issuance of our securities in connection with the Financing Transaction. Approval of this Proposal 2, in addition to approval of Proposal 1 (for the issuance of the shares of our common stock in the Acquisition of Creditors Interchange), is required to complete the Acquisition. If this Proposal 2 is not approved, then Proposal 1 will not be implemented (even if approved), the securities purchase agreement will be terminated by us and the Acquisition will not be consummated.

Required Vote

The approval of the issuance of our securities to certain investors in connection with the proposed Financing Transaction requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR the approval of the issuance of our securities in connection with the Financing Transaction. The members of our board of directors collectively own approximately 25.2% of the outstanding shares of our common stock and have informed us that they intend to vote all of their shares to approve this proposal.

PROPOSAL NO. 3

ELECTION OF DIRECTORS

Nominees

Seven persons, all of whom are members of our present board of directors, are nominees for election at the Annual Meeting to hold office until the next annual meeting and until their respective successors are elected and qualified. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted for the seven nominees named below.

It is expected that all nominees will be able and willing to serve as directors. However, in the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. Our board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a director if elected.

Required Vote

The following information is submitted concerning the nominees named for election as directors based upon information received by us from such persons. Approval of the nominees for election to our board of directors will require the affirmative vote of the holders of a plurality of the outstanding shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote. Stockholders are not entitled to cumulative voting rights in the election of directors.

Recommendation of the Board of Directors

Our board of directors recommends that the stockholders vote for the election of all nominees listed below to the board of directors.

Name	Age	Position

James D. Burchetta	57	Co-Chairman of the Board and Chief Executive Officer
Charles S. Brofman	50	Co-Chairman of the Board
Jeffrey Bernstein	47	Director
Michael G. Carey	53	Director
Lawrence E. Dwyer, Jr.	63	Director
William M. Mooney	67	Director
Alan M. Silberstein	59	Director

James D. Burchetta has been our Co-Chairman of the Board and Chief Executive Officer since January 2003. Mr. Burchetta was the co-founder of Cybersettle, Inc., which settles insurance claims over the Internet, and served as its Chairman of the Board and Co-Chief Executive Officer from 1997 to August 2000 and as its Vice Chairman from August 2000 to February 2002. Prior to founding Cybersettle, Mr. Burchetta was a Senior Partner in the New York law firm of Burchetta, Brofman, Collins & Hanley, LLP, where he practiced insurance and corporate finance law. Mr. Burchetta received a B.A. degree from Villanova University and a J.D. degree from Fordham University Law School and is a member of the New York State Bar. Mr. Burchetta is a frequent speaker at industry conferences.

Charles S. Brofman has been our non-executive Co-Chairman of the Board since January 2003. Mr. Brofman was the co-founder of Cybersettle and has served as a director and its President and Co-Chief Executive Officer since 1997, becoming its Chief Executive Officer in August 2000. Prior to founding Cybersettle, Mr. Brofman was a Senior Partner in the New York law firm of Burchetta, Brofman, Collins & Hanley, LLP and, prior to that, was an Assistant District Attorney in New York. Mr. Brofman received a B.S. degree from Brooklyn College, City University of New York and a J.D. degree from Fordham University Law School and is a member of the New York State Bar.

Jeffrey S. Bernstein has been a member of our board of directors since August 2006. Mr. Bernstein has 28 years of financial services industry experience, currently serving as CEO of Stratagem Portfolio Services, Inc., a San Rafael, CA-based analytics, modeling and strategy consulting firm that provides industry-leading lifecycle risk and collections management capabilities to credit card issuers, consumer and small business lenders, retailers, telecommunications and utilities companies, and collection agencies and holders of distressed debt portfolios in markets in North America, Europe and the Pacific rim. Mr. Bernstein was formerly a Global Solutions Leader with MasterCard Worldwide, managing a consulting practice that specialized in lifecycle risk management and collections. Prior to MasterCard, he was the founder and CEO of Acadia Consulting Group, and served in roles as a senior consultant and strategic alliance manager with Fair Isaac Corporation. Mr. Bernstein has also served in a number of senior executive roles within banking and financial services. Mr. Bernstein received a B.A. degree from Utica College of Syracuse University.

Michael G. Carey has been a member of our board of directors since February 2007. Mr. Carey is a lawyer, and has over 20 years of experience in economic development, finance, banking, and government relations. From January 2005 to the present, he has served as the Founding Partner of The Carey Group, LLC, a consulting and economic development services firm which also provides government relations services. In addition, from April 2004 to December 2006, Mr. Carey served as Senior Vice President and General Counsel of Cybersettle, Inc. Prior to joining Cybersettle, he was a partner at Plunkett & Jaffe, P.C. from September 2002 to March 2004. Prior to starting The Carey Group, Mr. Carey served as a Special Advisor to New York City Mayor Michael R. Bloomberg from January 2002 to August 2002, focusing on special projects, including New York City’s takeover of the Board of Education, as well as overseeing the School Construction Authority. From May 1999 to January 2002, Mr. Carey was President of the New York City Economic Development Corporation (“EDC”) during the administration of Mayor Rudolph W. Giuliani. Mr. Carey also served as the EDC’s First Executive Vice President and General Counsel from 1997 to 1999. Mr. Carey oversaw the economic development and revitalization of a number of different projects. While at the EDC, Mr. Carey was also chairman of New York City’s Industrial Development Agency from 1999 to 2002, where he assisted hundreds of companies and not-for-profit organizations in undertaking capital expansions, through bond financing and/or tax benefits. Prior to joining the EDC, Mr. Carey was a Managing Director at the investment banking firm Cambridge Partners L.L.C., where he specialized in municipal finance and financial products. Before joining Cambridge Partners, he was a partner with the law firm of Whitman Breed Abbott & Morgan LLC, where he practiced corporate and commercial litigation. Mr. Carey began his career at the law firm of Paul Weiss Rifkind Wharton & Garrison LLP. Mr. Carey holds a J.D. degree from Fordham University School of Law and a B.A. degree from the Catholic University of America.

Lawrence E. Dwyer, Jr. has been a member of our board of directors since February 2003. Mr. Dwyer is the former President of The Westchester County Association Inc., having served from 1994 to 2003, and is active in local, state and national politics. The Westchester County Association is a member of the Business Council of New York State and its membership includes many Fortune 500 companies.  Mr. Dwyer has been the Chairman of the Westchester, Nassau & Suffolk Municipal Officials Association, New York State Ethics Advisory Board. His other board memberships have included  the Lubin School of Business at Pace University, The Westchester Land Trust, Westchester Business Accelerator, Transportation Management Organization, The Lyndhurst Council, The Westchester Housing Fund and Westchester Community College Foundation. Mr. Dwyer received an M.A. degree in education and an M.A. degree in administration from Teachers College, Columbia University.

William M. Mooney, Jr. has been a member of our board of directors since April 2003. Mr. Mooney is currently President of The Westchester County Association and also serves as a Senior Vice President at Independence Community Bank. Mr. Mooney has been involved in the banking sector in an executive capacity for more than 30 years. Prior to joining Independence Community Bank, he served for four years as an Executive Vice President and member of the management committee of Union State Bank, responsible for retail banking, branch banking and all marketing activity. Mr. Mooney also spent 23 years at Chemical Bank and, following its merger with Chase Manhattan Bank, he was a Senior Vice President with responsibilities including oversight of all retail business. Mr. Mooney was the President of the Westchester Partnership for Economic Development. He also held the position of Chairman for the Westchester County Association, past Chairman of the United Way Westchester and Chairman of St. Thomas Aquinas College. He has served on the board of trustees for New York Medical College, St. Agnes Hospital, the Board of Dominican Sisters and the Hispanic Chamber of Commerce. Mr. Mooney received a B.A. degree in business administration from Manhattan College. He also attended the Harvard Management Program and the Darden Graduate School at the University of Virginia.

Alan M. Silberstein has been a member of our board of directors since June 2003. Mr. Silberstein served as our President and Chief Operating Officer from June 2003 until October 2004. Mr. Silberstein is currently President of Silco Associates, a management advisory firm in the financial services industry. Mr. Silberstein has worked in the financial services sector for more than 30 years, including as President and Chief Executive Officer of Western Union, a subsidiary of First Data Corporation. He served as Chairman and CEO of Claim Services at Travelers Property Casualty Insurance. He headed consumer banking at Midlantic Bank (now PNC) and Chemical Bank (now JPMorgan Chase) with executive experience in consumer credit, technology, finance and operations. Mr. Silberstein serves as a director of Global Payments Inc., and of Capital Access Network, Inc. He also serves on numerous university-related advisory boards. He is a member of the Council on Foreign Relations and also of Business Executives for National Security. He holds a B.S. degree in engineering from Columbia University and an M.B.A. from Harvard Business School.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors and executive officers.

Legal Proceedings

There is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Additional Information about our Board and its Committees

Our board of directors held eight meetings during 2006. All of our directors attended at least 75% of the meetings during the periods for which they served on our board, and all of the meetings held by committees of the board on which they served. This Annual Meeting is our first stockholders meeting as a public company. We encourage all of our directors to be present at our annual meetings. The board of directors has an audit committee, compensation committee and a nominations and governance committee, all of which operate under written charters. The charters for the audit committee, the nominations and governance committee and the compensation committee were included as exhibits to our Form SB-2 registration statement filed with the Securities and Exchange Commission on September 30, 2005. We have placed current copies of these charters on our website located at www.debtresolve.com.

Committees of the Board

Audit Committee. In September 2004, we established an audit committee of the board of directors, which consists of William M. Mooney, Jr. (chairman), Lawrence E. Dwyer, Jr. and Jeffrey S. Bernstein, each of whom is an independent director under the American Stock Exchange’s listing standards. The audit committee met four times during 2006. The audit committee’s duties, which are specified in our Audit Committee Charter, include but are not limited to:

•	reviewing and discussing with management and the independent registered public accountants our annual and quarterly financial statements,

•	directly appointing, compensating, retaining and overseeing the work of the independent registered public accountants,

•	approving, in advance, the provision by the independent registered public accountants of all audit and permissible non-audit services,

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters,

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties,

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties, and

•	reviewing and approving all related party transactions unless the task is assigned to a comparable committee or group of independent directors.

Compensation Committee. In May 2004, we established a compensation committee of the board of directors, which consists of Messrs. Dwyer (chairman), Mooney and Bernstein, each of whom is an independent director. The compensation committee met three times during 2006. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include but are not limited to:

•	receiving and approving our salary and benefits policies, including compensation of executive officers,

•	establishing strategies and compensation policies and programs for employees to provide incentives for delivery of value to our shareholders,

•	establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with our business and the interests of our stockholders,

•	together with management, surveying the amount and types of executive compensation paid by comparable companies, and engaging consultants as necessary to assist them,

•	periodically reviewing corporate goals and objectives relevant to executive compensation and making recommendations to the board of directors for changes,

•
assisting management in evaluating each executive officer’s performance in light of corporate goals and objectives, and recommending to the board of directors the executive officers’ compensation levels based on this evaluation,

•	administering our incentive compensation plan,

•	recommending and approving grants of stock options and restricted stock grants under that plan, and

•	ensuring that our compensation policies meet or exceed all legal and regulatory requirements and any other requirements imposed on us by the board.

In general, the compensation committee will formulate and recommend compensation policies for board approval, oversee and implement these board-approved policies, and keep the board apprised of its activities on a regular basis. In addition, the compensation committee, together with the full board, will develop criteria to assist the board’s assessment of the chief executive officer’s leadership of our company.

Nominations and Governance Committee. In June 2005, we established a nominations and governance committee of the board of directors, which consists of Messrs. Dwyer and Mooney, each of whom is an independent director. This committee met once during 2006. The purpose of the nominations and governance committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee’s duties, which are specified in our Nominations and Governance Committee Charter, include but are not limited to:

•	establishing criteria for the selection of new directors,

•	considering stockholder proposals of director nominations,

•	committee selection and composition,

•	considering the adequacy of our corporate governance,

•	overseeing and approving management continuity planning process, and

•	reporting regularly to the board with respect to the committee’s duties.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors believes that Mr. Mooney satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Director Independence

Our board of directors has reviewed the independence of its incumbent and nominee directors under the applicable standards of the American Stock Exchange. Based on this review, our board of directors determined that each of Jeffrey S. Bernstein, Michael G. Carey, Lawrence E. Dwyer, Jr. and William H. Mooney is independent under those standards. These independent directors constitute a majority of the directors of our company.

Director Nominations

We have a standing nominations and governance committee. Based on the review described under “Director Independence,” the board of directors has determined that each member of the nominations and governance committee is independent under the applicable standards of the American Stock Exchange.

The nominations and governance committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to our board of directors must send a written notice by mail, c/o Secretary, Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10604, that sets forth: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of common stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of our common stock beneficially owned (as defined by Section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation. We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director. Stockholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the date of the proxy statement sent to stockholders in connection with the previous year’s annual meeting of stockholders.

The nominations and governance committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The nominations and governance committee believes that a nominee recommended for a position on the board of directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills. Qualifications of a prospective nominee that may be considered by the nominations and governance committee include:

•	personal integrity and high ethical character;

•	professional excellence;

•	accountability and responsiveness;

•	absence of conflicts of interest;

•	fresh intellectual perspectives and ideas; and

•	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Michael G. Carey was recommended for appointment to our board of directors by two of our directors/stockholders and appointed to our board effective February 2007 after consideration by the nominations and governance committee.

Communications between Stockholders and the Board of Directors

We have placed on our website located at www.debtresolve.com a description of the procedures for stockholders to communicate with our board of directors, and a description of the policy for our directors and nominee directors to attend the Annual Meeting.

Code of Business Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Ethics and Business Conduct is available on our corporate website which is located at www.debtresolve.com. We also intend to disclose any amendments to, or waivers from, the Code of Ethics and Business Conduct on our corporate website.

Audit Committee Report

The audit committee reviewed and discussed our audited financial statements for the year ended December 31, 2006 with our management. The audit committee discussed with Marcum & Kliegman LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The audit committee also received the written disclosures and the letter from Marcum & Kliegman LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the audit committee has discussed the independence of Marcum & Kliegman LLP with them.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
William M. Mooney, Jr.
Lawrence E. Dwyer, Jr.
Jeffrey S. Bernstein

BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the beneficial ownership of our common stock, as of June 5, 2007, by:

•	all of our directors and executive officers, individually,

•	all of our directors and executive officers, as a group, and

•	all persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 7,249,324 shares of our common stock outstanding as of June 5, 2007, according to the record ownership listings as of that date and the verifications we solicited and received from each director and executive officer. The Securities and Exchange Commission has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of June 5, 2007 pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the address of the following persons listed below is c/o Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10604.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Position	Shares of Stock Beneficially Owned		Percent of Common Stock Beneficially Owned

James D. Burchetta	Co-Chairman of the Board and Chief Executive Officer	1,458,707	(1)	18.1%
Charles S. Brofman	Co-Chairman of the Board	1,833,943	(2)	22.8%
Richard Rosa	President and Chief Technology Officer	530,000	(3)	6.9%
David M. Rainey	Chief Financial Officer and Treasurer	-	(4)
Anthony P. Canale	General Counsel	18,750	(5)	*
Jeffrey S. Bernstein	Director	10,000	(6)	*
Michael G. Carey	Director	10,000	(7)	*
Lawrence E. Dwyer, Jr.	Director	132,000	(8)	1.8%
William H. Mooney	Director	455,502	(9)	5.9%
Alan M. Silberstein	Director	302,500	(10)	4.0%
All directors and executive officers as a group (9 persons)		4,751,402		46.7%

* Less than 1% of outstanding shares.

(1)	Includes 52,493 shares of common stock issuable upon the exercise of warrants and stock options to purchase 758,717 shares of common stock.

(2)
Includes 52,658 shares of common stock issuable upon the exercise of warrants and stock options to purchase 758,717 shares of common stock. Also includes 800,000 shares held by Arisean Capital Ltd., a corporation controlled by Mr. Brofman.

(3)	Includes stock options to purchase 480,000 shares of common stock. Excludes stock options to purchase 50,000 shares of common stock which vest in equal parts on December 2, 2007 and December 2, 2008.

(4)	Excludes options to purchase 75,000 shares of common stock which have not yet vested.

(5)
Consists of stock options to purchase 18,750 shares of common stock. Excludes stock options to purchase 56,250 shares of common stock, one third of which vest on each of October 23, 2007, 2008 and 2009, respectively.

(6)	Consists of stock options to purchase 10,000 shares of common stock. Excludes stock options to purchase 10,000 shares of common stock that vest on August 13, 2007.

(7)	Consists of stock options to purchase 10,000 shares of common stock. Excludes stock options to purchase 10,000 shares of common stock that vest on February 28, 2008.

(8)	Includes stock options to purchase 50,000 shares of common stock.

(9)	Includes 30,717 shares of common stock issuable upon the exercise of warrants and stock options to purchase 403,500 shares of common stock.

(10)	Includes stock options to purchase 300,000 shares of common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the most recent fiscal year, all cash compensation paid, distributed or accrued, including salary and bonus amounts, for services rendered to us by our Chief Executive Officer and two other executive officers in such year who received or are entitled to receive remuneration in excess of $100,000 during the stated period and any individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer as at December 31, 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion (4)	Nonquali-fied Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. Burchetta Chief Executive Officer, Co-Chairman of the Board (1) (2)	2006 2005	250,000 224,787	150,000 --	-- --	-- --	-- --	-- --	8,541 --	408,541 224,787
Katherine A. Dering Chief Financial Officer, Secretary, Treasurer (3)	2006 2005	150,000 91,450	100,000 --	-- --	563,000 --	-- --	-- --	7,875 15,750	820,875 107,200
Richard G. Rosa President, Chief Technology Officer	2006 2005	200,000 193,271	100,000 --	-- --	1,238,500 --	-- --	-- --	10,000 --	1,548,500 --

________________

(1)
Mr. Burchetta has an employment agreement with us, and under the terms of his amended employment agreement, no salary payments were made to Mr. Burchetta during the first three months of the year ended December 31, 2005. We recorded compensation expense and a capital contribution in the first quarter of 2005, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary. Beginning April 1, 2005, Mr. Burchetta began to draw a salary.

(2)
This table excludes stock options granted to Mr. Burchetta pursuant to a licensing agreement with him and our other co-chairman. Pursuant to that licensing agreement, we issued to Mr. Burchetta stock options to purchase an aggregate of 758,717 shares of our common stock at $5.00 per share. The stock options have an exercise period of ten years, were valued at $3,414,217, and vested upon issuance.

(3)	As of May 1, 2007, David Rainey was appointed to serve as Chief Financial Officer and Treasurer. Ms. Dering continues her employment with us as Senior Vice President of Finance.

Outstanding Equity Awards at Fiscal Year-End

  The following table summarizes equity awards outstanding at December 31, 2006 for each of the executive officers named in the Summary Compensation Table above:

	Option Awards							Stock Awards
Name	Number of Securities Underly-ing Unexer-cised Options (#) Exercis-able	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)	(i)	(j)
James D. Burchetta Chief Executive Officer, Co-Chairman of the Board (1)	--	--	--			--	--	--	--	--	--
Katherine A. Dering Chief Financial Officer, Secretary, Treasurer	50,000 100,000	--	--		$ $	5.00 5.00	7/6/2011 11/1/2011	--	--	--	--
Richard G. Rosa President, Chief Technology Officer (2)	50,000 50,000 230,000	--	50,000 (a	)	$ $ $	5.00 5.00 5.00	12/1/2007 8/31/2011 11/1/2011	--	--	--	--

(1)
This table excludes stock options granted to Mr. Burchetta pursuant to a licensing agreement with him and our other co-chairman. Pursuant to that licensing agreement, we issued to Mr. Burchetta stock options to purchase an aggregate of 758,717 shares of our common stock at $5.00 per share. The stock options have an exercise period of ten years, were valued at $3,414,217, and vested upon issuance.

(2)
Mr. Rosa holds stock options to purchase 50,000 shares of our common stock that vest on August 31, 2007 and expire on August 31, 2011 and 50,000 options that vest on December 2, 2007 and December 2, 2008 and expire on April 27, 2011.

Employment Agreements

We have entered into an employment agreement with James D. Burchetta under which he will devote substantially all of his business and professional time to us and our business development. The employment agreement with Mr. Burchetta was initially effective through July 2008, but was subsequently amended to be effective through September 2010. The agreement provided Mr. Burchetta with an initial annual base salary of $240,000 and contains provisions for minimum annual increases based on changes in an applicable “cost-of-living” index. The employment agreement with Mr. Burchetta contains provisions under which his annual salary may increase to $600,000 if we achieve specified operating milestones and also provides for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement. In the event of a change of control, Mr. Burchetta would be entitled to receive 25% of the sum of $250,000 plus 2.5% of the transaction value, as that term is defined in the agreement, between $5,000,000 and $15,000,000 plus 1% of the transaction value above $15,000,000. Compensation expense under the agreement with Mr. Burchetta totaled $224,787 and $150,000 for the years ended December 31, 2005 and 2004, respectively. However, Mr. Burchetta waived the entire amount of his compensation during 2004 as well as during 2003.

We amended the employment agreement with Mr. Burchetta in February 2004, agreeing to modify his level of compensation, subject to our meeting specified financial and performance milestones. The employment agreement, as amended, provided that the base salary for Mr. Burchetta will be as follows: (1) if at the date of any salary payment, the aggregate amount of our net cash on hand provided from operating activities and net cash and/or investments on hand provided from financing activities is sufficient to cover our projected cash flow requirements (as established by our board of directors in good faith from time to time) for the following 12 months (the “projected cash requirement”), the annual base salary will be $150,000; and (2) if at the date of any salary payment, our net cash on hand provided from operating activities is sufficient to cover our projected cash requirement, the annual base salary will be $250,000, and increased to $450,000 upon the date upon which we complete the sale or license of our Debt Resolve system with respect to 400,000 consumer credit accounts. Under the terms of the amended employment agreement, no salary payments were made to Mr. Burchetta during 2004. We recorded compensation expense and a capital contribution totaling $150,000 in 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

We amended the employment agreement with Mr. Burchetta again in June 2005, agreeing that (1) as of April 1, 2005 we will pay Mr. Burchetta an annual base salary of $250,000 per year, and thereafter his base salary will continue at that level, subject to adjustments approved by the compensation committee of our board of directors, and (2) the employment term will extend for five years after the final closing of our June/September 2005 private financing.

In addition, we had entered into an employment agreement with Richard G. Rosa, our President and Chief Technology Officer. Under the employment agreement with Mr. Rosa, he received an annual salary of $200,000. Mr. Rosa’s employment agreement had a term that expired on February 23, 2006. The employment agreement with Mr. Rosa requires his full-time services. The employment agreement with Mr. Rosa does not have any change of control provisions. Though Mr. Rosa’s employment agreement has expired, he continues to serve under the terms of the agreements under an informal monthly arrangement.

We have also entered into an employment agreement with David M. Rainey, pursuant to which he serves as our Chief Financial Officer. Under the employment agreement with Mr. Rainey, which has a renewable one-year term, Mr. Rainey is to receive an base salary of $200,000. In addition to his base salary, Mr. Rainey is eligible to receive an annual bonus of up to 25% of his base salary, subject to attaining performance objectives and at our discretion.

We have also entered into an employment agreement with Anthony P. Canale, pursuant to which he serves as our General Counsel. Under the employment agreement with Mr. Canale, which has a renewable one-year term, Mr. Canale is to receive an base salary of $175,000. In addition to his base salary, Mr. Canale is eligible to receive an annual bonus of up to 25% of his base salary, subject to attaining performance objectives and at our discretion.

Each of the employment agreements with Messrs. Burchetta, Rosa, Rainey and Canale also contains covenants (a) restricting the employee from engaging in any activities competitive with our business during the term of their employment agreements, (b) prohibiting the employee from disclosure of our confidential information and (c) confirming that all intellectual property developed by the employee and relating to our business constitutes our sole property.

Sandra L. Styer, our Senior Vice President and Director of Client Services, and Howard C. Knauer, our Senior Vice President and Director of Collection Strategies and President of DRV Capital LLC, receive annual salaries of $150,000 and $180,000, respectively, as part of our “employee at will” arrangements with each of them.

Director Compensation

Non-employee Director Compensation. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. Under our 2005 Incentive Compensation Plan, non-employee directors are entitled to receive stock options to purchase shares of common stock or restricted stock grants. During the year ended December 31, 2006, options to purchase 380,000 shares of stock were granted to our directors.

Employee Director Compensation.  Directors who are employees of Debt Resolve, Inc. receive no compensation for services provided in that capacity, but are reimbursed for out-of-pocket expenses in connection with attendance at meetings of our board and its committees.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(e)	(f)		(g)	(h)	(i)	(j)
Charles S. Brofman (1)	--	--	--		--	--	--	--
Jeffrey S. Bernstein	--	--	75,200	(2)	--	--	--	75,200
Lawrence E. Dwyer, Jr.	--	--	188,000	(3)	--	--	--	188,000
William M. Mooney, Jr.	--	--	1,128,000	(4)	--	--	--	1,128,000
Alan M. Silberstein	--	--	--	(5)	--	--	--	--

(1)
This table excludes stock options granted to Mr. Brofman pursuant to a licensing agreement with him and our other co-chairman. Pursuant to that licensing agreement, we issued to Mr. Brofman stock options to purchase an aggregate of 758,717 shares of our common stock at $5.00 per share. The stock options have an exercise period of ten years, were valued at $3,414,217, and vested upon issuance.

(2)	As of December 31, 2006, the aggregate number of outstanding stock options granted to Mr. Bernstein was 20,000.

(3)	As of December 31, 2006, the aggregate number of outstanding stock options granted to Mr. Dwyer was 50,000.

(4)	As of December 31, 2006, the aggregate number of outstanding stock options granted to Mr. Mooney was 403,500.

(5)	As of December 31, 2006, the aggregate number of outstanding stock options granted to Mr. Silberstein was 300,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On November 6, 2006, pursuant to a licensing agreement with our co-chairmen, we issued stock options to purchase an aggregate of 1,517,434 shares of our common stock at $5.00 per share to the co-chairmen. The options have an exercise period of five years, were valued at $6,828,453, and vested upon issuance. These option grants were outside of our 2005 Incentive Compensation Plan. We recorded an expense of $6,828,453 during the year ended December 31, 2006 related to this issuance.

To assist in the preparation of our registration statement and other legal matters, primarily related to contracts for potential acquisitions, during the year ended December 31, 2006 we employed as a consultant an attorney who is a relative of our Co-Chairman and Chief Executive Officer.  Over the course of the year ended December 31, 2006, we paid this individual consulting fees of approximately $35,000.

Director Independence

Each of Jeffrey S. Bernstein, Michael G. Carey, Lawrence E. Dwyer, Jr. and William M. Mooney, Jr., is an “independent” director, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. Messrs. Dwyer, Mooney and Bernstein serve on each of our audit and compensation committees, and Messrs. Dwyer and Mooney serve on our nominations and governance committee.

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT TO THE
2005 INCENTIVE COMPENSATION PLAN

General

Our board of directors is proposing to amend our 2005 Incentive Compensation Plan (the “Plan”) to increase the number of shares of common stock that may be issued upon the exercise of awards granted thereunder from 900,000 to 2,500,000.

We believe that stock options and share ownership are important factors in attracting, retaining and motivating employees. Based on this philosophy, and in light of the addition of a significant number of new employees resulting from the planned acquisition of Creditors Interchange, and the need to retain existing key employees in a competitive employment environment, our board of directors has approved the amendment to the Plan and recommends the approval of the amendment to increase the authorized shares under the Plan.

On June 14, 2005, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2005 Incentive Compensation Plan. The purpose of our Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us.  As of December 31, 2006, 261,000 shares were issued and outstanding.  The proposed option awards to Mr. Gray and Mr. Farinacci would exceed the current plan limit when combined wtih previously issued awards.

Administration. Our Plan is administered by our compensation committee, provided, however, that except as otherwise expressly provided in the Plan, our board of directors may exercise any power or authority granted to the committee under our Plan. Subject to the terms of our Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of our Plan.

Eligibility. The persons eligible to receive awards under our Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in our Plan.

Types of Awards. Our Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of our common stock that may be subject to the granting of awards under our Plan at any time during the term of the Plan is currently equal to 900,000 shares, and we propose increasing it to be equal to 2,500,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under our Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Our Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any 12-month period, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock-based awards granted to any one participant under the Plan may not exceed 400,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $2,000,000 multiplied by the number of full years in the performance period.

The committee is authorized to adjust the limitations described in the two preceding paragraphs. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under our Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.

Performance Awards. The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under our Plan.

Awards under our Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under our Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in our Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue or terminate our Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our Plan which might increase the cost of our Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Our Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under our Plan, (b) termination of our Plan by our board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of our Plan will remain in effect until they have been exercised or terminated, or have expired.

Market Information

Our shares of common stock are traded on the American Stock Exchange under the symbol DRV. We became a publicly traded company on November 2, 2006, following our initial public offering of common stock.

The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by the American Stock Exchange:

	Year ended December 31,
Quarter	2006		2007
	High	Low	High	Low
First	--	--	$4.40	$3.53
Second (to June 5, 2007)	--	--	$5.20	$2.25
Third	--	--	--	--
Fourth	--	--	--	--
Fourth (from November 2, 2006)	$4.98	$3.50	--	--

As of June 5, 2007, there were approximately 800 record holders of our common stock.

Dividends

We have not to date and do not expect to pay a dividend on our common stock in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

The issuance of stock incentive awards for an aggregate of 900,000 shares of common stock is presently authorized under our 2005 Incentive Compensation Plan. Based on our common stock outstanding as of December 31, 2006, 639,000 stock options are authorized for issuance under our Plan and as of December 31, 2006, and there are outstanding stock options to purchase 261,000 shares of our common stock.

The following table provides information as of December 31, 2006 with respect to the shares of common stock that may be issued under our existing equity compensation plan:

Equity Compensation Plan Information

Plan category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	261,000	$5.00	639,000
Equity compensation plans not approved by security holders	--	--	--
Total	261,000	$5.00	639,000

In reviewing the foregoing please note:

•	The first column reflects outstanding stock options to purchase 261,000 shares of common stock pursuant to our 2005 Incentive Compensation Plan which has been approved by our stockholders.

•	The third column reflects 639,000 shares remaining for issuance under our 2005 Incentive Compensation Plan.

Required Vote

The approval of the amendment to the 2005 Incentive Compensation Plan to increase the number of shares of common stock reserved for issuance thereunder from 900,000 shares up to a maximum of 2,500,000 shares requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR the approval of the amendment to the 2005 Incentive Compensation Plan.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

Our board of directors has selected the accounting firm of Marcum & Kliegman LLP to serve as our independent registered public accountants and proposes the ratification of such decision.

Marcum & Kliegman LLP served as our independent registered public accountant for the years ended December 31, 2006 and 2005. The firm also performed a re-audit of the years ended December 31, 2003 and 2004.

Audit Fees

Audit fees are those fees billed for professional services rendered for the audit of the annual financial statements and review of the financial statements included in Form 10-QSB. The aggregate amount of the audit fees billed by Marcum & Kliegman LLP related to the audit of our financial statements, including the review of our IPO offering statement on Form SB-2 and responses to related Securities and Exchange Commission comments in 2006 and 2005 was $315,895 and $220,000, respectively.

Audit-Related Fees

Audit-related fees are fees billed for professional services other than the audit of our financial statements. No audit related fees were billed by Marcum & Kliegman LLP in 2006 or 2005.

Tax Fees

Tax fees are those fees billed for professional services rendered for tax compliance, including preparation of corporate federal and state income tax returns, tax advice and tax planning. The aggregate amount of the tax fees billed by Marcum & Kliegman LLP in 2006 was $20,705. No tax fees were billed by Marcum & Kliegman LLP in 2005.

All Other Fees

No other fees were billed by our independent registered public accountants in 2006 and 2005.

Audit Committee

The members of our audit committee are Messrs. Dwyer, Mooney and Bernstein. Our board of directors and audit committee approved the services rendered and fees charged by our independent auditors. The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2006 with our management. In addition, the audit committee has discussed with Marcum & Kliegman LLP, our independent registered public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committee). The audit committee also has received the written disclosures and the letter from as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the audit committee has discussed the independence of Marcum & Kliegman LLP with that firm.

Based on the audit committee’s review of the matters noted above and its discussions with our independent registered public accountants and our management, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2006.

Policy for Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit services and all non-audit services that our independent registered public accountant is permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the audit committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accountant and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the audit committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

The pre-approval policy was implemented effective as of September 2004. All engagements of the independent registered public accountant to perform any audit services and non-audit services since that date have been pre-approved by the audit committee in accordance with the pre-approval policy. The policy has not been waived in any instance. All engagements of the independent registered public accountant to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the audit committee in accordance its normal functions.

Recommendation of the Board of Directors

Although this appointment is not required to be submitted to a vote of stockholders, our board believes it appropriate as a matter of policy to request that our stockholders ratify the appointment. If stockholder ratification is not received, the board will reconsider the appointment. It is expected that a representative of Marcum & Kliegman LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Our board of directors recommends a vote FOR the ratification of the appointment of Marcum & Kliegman LLP as our independent registered public accountants for the year ending December 31, 2007.

PROPOSAL NO. 6

AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING
TO SOLICIT ADDITIONAL VOTES FOR APPROVAL

General

If at the Annual Meeting the number of shares of our common stock voting in favor of all other proposals is insufficient to approve those proposals under applicable law, our management intends to move to adjourn or postpone the meeting in order to enable it to solicit additional proxies in favor of those proposals. In that event, we will ask our stockholders to vote only upon the adjournment proposal.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn or postpone the Annual Meeting and any later adjournments of that meeting to a later date in order to enable our board of directors to solicit additional proxies in favor of all other proposals presented if those proposals initially lack a sufficient number of shares voting in favor. If our stockholders approve the adjournment proposal, our management could adjourn the Annual Meeting and any adjourned session of the Annual Meeting to a later date and use the additional time to solicit additional proxies in favor of all proposals presented, including solicitation of proxies from stockholders that have previously voted against those proposals.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR the authorization to adjourn or postpone the meeting to solicit additional votes.

STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at our principal offices in White Plains, New York, no later than _______, 2008 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after ______, 2008 and we will not be required to present any such proposal at the 2008 Annual Meeting of Stockholders. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the Securities and Exchange Commission under Section 16(a) of the Exchange Act, require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the Securities and Exchange Commission on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and written representations that no Forms 5 were required, we believe that all of the officers, directors, and owners of more than 10% of the outstanding shares of our common stock complied with Section 16(a) of the Exchange Act for the year ended December 31, 2006.

OTHER MATTERS

Our board of directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment. However, proxies voting against a proposal will not be used to vote for adjournment in order to continue soliciting proxies in favor that proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our company’s proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Investor Relations, Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10604; telephone: (914) 949-5500. Any stockholder who wants to receive separate copies of our proxy statement or annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the Securities and Exchange Commission. A copy of our Securities and Exchange Commission filings may be inspected by anyone without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part of our Securities and Exchange Commission filings may be obtained from the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

We are, and will remain following the closing of this offering, subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

As allowed by the Securities and Exchange Commission rules, we can “incorporate by reference” certain information into this document, which means we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this document, except for any information that contradicts information contained directly in this document, or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the following documents that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our financial condition that is not included in this proxy statement.

Debt Resolve Securities and Exchange Commission Filing	Period

Annual Report on Form 10-KSB	Year ended December 31, 2006

Quarterly Report on Form 10-QSB	Quarter ended March 31, 2007

Current Report on Form 8-K (relating to proposed acquisition of Creditors Interchange Receivable Management, LLC)	May 3, 2007

Current Report on Form 8-K (relating to hiring of David Rainey to serve as Chief Financial Officer)	May 4, 2007

Current Report on Form 8-K (relating to preliminary results for the first quarter 2007 and fiscal year 2006, as well as projections of financial results expected following the acquisition of Creditors Interchange Receivable Management, LLC)
May 11, 2007

Current Report on Form 8-K (relating to revolving line of credit agreement between Debt Resolve and Arisean Capital, Ltd.)	June 6, 2007

We also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting of Creditors Interchange membership interest holders. These include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on 8-K, as well as proxy statements.

You may obtain documents incorporated by reference from the Securities and Exchange Commission’s website described above, or directly from us, without charge, by requesting them in writing or by telephone at:

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York 10604
(914) 949-5500

If you would like to request additional copies of this document or any of the documents incorporated by reference, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of such documents.

You should rely only on the information contained or incorporated by reference in this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated June __, 2007. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and you should not assume that the mailing of this document creates any implication to the contrary.

BY ORDER OF THE BOARD OF DIRECTORS

James D. Burchetta
Co-Chairman and Chief Executive Officer
June __, 2007
White Plains, New York

INDEX TO FINANCIAL STATEMENTS

Creditors Interchange
Receivable Management

Consolidated Financial Statements
December 31, 2006 and December 31, 2005

Independent Auditors’ Report	F-2

Consolidated Financial Statements

Consolidated Balance Sheets	F-3

Consolidated Statements of Income and Members’ Equity	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Consolidated Financial Statements	F-6

Supplementary Information	F-13

Consolidated Schedules of Collection Expense and Sales Expense	F-14

Consolidated Schedules of General and Administrative Expense	F-15

Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

BROCK, SCHECHTER & POLAKOFF, LLP
Certified Public Accountants • Consultants

Independent Auditors’ Report

To the Members of
Creditors Interchange Receivable Management
Buffalo, New York

We have audited the accompanying consolidated balance sheets of Creditors Interchange Receivable Management (see Note 1) as of December 31, 2006 and December 31, 2005, and the related consolidated statements of income and members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Creditors Interchange Receivable Management as of December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for years then ended in conformity with U.S. generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidated schedules of collection expense and sales expense, and general and administrative expense are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Buffalo, New York
February 7, 2007

Creditors Interchange Receivable  Management
Consolidated Balance Sheets

	December 31,
	2006	2005

Assets

Current assets
Cash	$4,019,120	$4,13l,646
Cash - clients	1,103,585	1,503,593
Accounts receivable	1,385,410	1,611,035
Other receivables	140,221	76,556
Notes receivable	201,066
Prepaid expenses	429,581	200,023
Total current assets	7,278,983	7,522,853

Property and equipment
Office furniture and equipment	5,723,385	4,860,362
Leasehold improvements	571,908	456,594
	6,295,293	5,316,956
Less: accumulated depreciation	3,194,411	2,182,045
Net property and equipment	3,100,882	3,134,911

Other assets
Deposits	595,164	599,822
Long-term bonus plan investments	1,242,744	799,370
Notes receivable	-	191,431
Loan origination costs, net	142,909	511,070
Deferred taxes	196,000
Goodwill	37,120,888	37,169,888
Total other assets	39,297,705	39,271,581
	$49,677,570	$49,929,345

Liabilities and Members’ Equity
Current liabilities
Line of credit	$800,000	$800,000
Current portion of long-term debt	3,120,000	2,400,000
Due to clients	1,103,585	1,503,593
Accounts payable	424,011	399,810
Accrued expenses	1,039,819	1,066,606
Accrued payroll and related expenses	1,394,795	1,636,745
Total current liabilities	7,882,210	7,806,754
Long-term liabilities
Long-term debt	23,277,094	26,41,222
Long-term bonus plan	1,385,613	917,101
Deferred taxes	-	103,000
Total long-term liabilities	24,662,707	27,761,323
Members’ equity	17,132,653	14,361,268
	$49,677,570	$49,929,345

The accompanying notes to consolidated financial statements are an integral part of these statements.

Creditors Interchange Receivable  Management
Consolidated Statements of Income and Members’ Equity

	For the Years Ended December 31,
	2006	%	2005	%
Revenue	$58,372,504	100.0	$54,393,118	100.0
Collection Expense	39,707,319	67.9	37,100,061	68.1
Gross Profit	18,665,185	32.1	17,293,057	31.9
General and Administrative Expenses Sales Expense	12,106,781 755,735	20.8 1.3	10,263,272 320,989	18.6 0.6
Operating Income	5,802,669	10.0	6,708,796	12.7
Other Expense Interest Expense	2,600,110	4.5	3,183,161	5.9
Net income Before provision for income taxes	3,202,559	5.5	3,525,635	6.8
Provision for (benefit from) income taxes	(154,015)	(0.3)	319,880	0.6

Net Income	3,356,574	5.8	3,205,755	6.2
Members’ equity - beginning of year	14,361,268		11,155,513
Members’ distributions	(585,189)
Members’ equity - end of year	$17,132,653		$14,361,268

The accompanying notes to consolidated financial statements are an integral part of these statements

Creditors Interchange Receivable Management
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005

Cash flows from operating activities
Net income	$3,356,574	$3,205,755
Adjustments to reconcile net income to net cash provided by operating activities Depreciation and amortization	1,419,116	1,190,803
Non-cash interest expense	557,358	1,000,846
Payment of deferred interest expense (See Note 8)	(1,621,486)
Non-cash interest income	(9,635)	(14,818)
Loss on Sale of property and equipment
Bad debt expense	26,391	64,616
Deferred tax (income) expense	(299,000)	103,000
Changes in assets and liabilities
Accounts receivable	199,234	(494,841)
Other receivables	(63,665)	(19,830)
Prepaid expenses	(229,558)	6,334
Deposits	4,658	(484,809)
Due to clients	(400,008)	493,940
Accounts payable	24,201	(225,681)
Accrued expenses	22,213	(616,417)
Accrued payroll and related expenses	(241,950)	437,941
Long-term bonus plan	25,138	56,301
Total adjustments	(586,993)	1,501,993
Net cash provided by operating activities	2,769,581	4,707,748
Cash flows from investing activities
Cash purchases of property and equipment	(979,926)	(909,864)

Cash flows from financing activities
Proceeds from line of credit - net	-	800,000
Proceeds from long-term debt	7,400,000	5,000,000
Repayment of long-term debt	(9,080,000)	(6,500,000)
Member distributions	(585,189)	-
Payment of loan origination costs	(37,000)	(130,000)
Net cash used in financing activities	(2,302,189)	(830,000)

Net increase (decrease) in cash	(512,534)	2,967,884

Cash - beginning of year	5,635,239	2,667,355

Cash - end of year	$5,122,705	$5,635,239

Supplemental disclosures of cash flows information
Interest paid	$(1,393,052)	$2,344,731
Taxes paid	272,980	225,830

Supplemental disclosures of non-cash activities
The Company reduced goodwill and accrued expenses	$49,000	$-

The accompanying notes to consolidated financial statements are an integral part of these statements.

Creditors Interchange Receivable Management
Notes to Consolidated Financial Statements

1. Principles of Consolidation

The consolidated financial statements of Creditors Interchange Receivable Management (the Company) consist of the accounts of Credint Holdings, LLC (Credint), the parent company with no operating activity, and its wholly-owned subsidiary, Creditors Interchange Receivable Management, LLC (CIRM). Also included is CIRM’s Canadian subsidiary, Creditors Interchange Receivable Management Corp. All operating activity occurs at the CIRM subsidiary level and therefore these financial statements also represent CIRM’s financial statements. All intercompany transactions and balances have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Accounts Receivable
Accounts receivable are carried at their net realizable value. Receivables deemed uncollectible are charged directly to expense.

Property, Equipment and Depreciation
Property and equipment are carried at cost. Maintenance and repairs are charged to income while major renewals and improvements are capitalized. Depreciation is provided using straight-line and accelerated methods based on the estimated useful lives ranging from 3 to 10 years. Depreciation expense for the years ended December 31, 2006 and December 31, 2005 was $1,013,955 and $946,551, respectively.

Investments
The Company’s investments are stated at fair market value.

Goodwill
The Company follows the provisions of FASB 142 for goodwill impairment. During 2006, the Company completed a review of its goodwill and found there to be no impairment.

Due to Clients
Due to clients represents cash held in escrow by the Company for their clients.

Income Taxes
As a limited liability company, Credint and CIRM’s taxable income or loss is allocated to its members in accordance with their percentage ownership. Therefore, the members will report the taxable income on their individual returns. The Company is responsible for the Canadian income tax on its Canadian offices. A portion of the Canadian tax is deferred due to the amount of assets invested in Canada.

Advertising
Advertising costs are expensed as incurred. Advertising expense for the year ended December 31, 2006 and December 31, 2005 was $151,074 and $87,766, respectively.

2. Summary of Significant Accounting Policies (Continued)

Loan Origination Costs
Loan origination costs are being amortized using the straight-line method over the lives of the related loans ranging from 4 to 5 years. Accumulated amortization as of December 31, 2006 and December 31, 2005 was $564,591 and $522,122, respectively.

Amortization expense for future years is as follows:

2007	$133,410
2008	9,499

Reclassifications
Certain reclassifications have been made to prior year results to conform to the current year presentation.

3. Organization and Operations

The Company operates as a financial services company which specializes in accounts receivable management and primarily services the credit card, consumer loan, retail, auto and commercial markets for customers throughout the United States and Canada.

4. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

5. Concentration of Credit Risk

The Company maintains its cash accounts at two banks where the balances often exceed the FDIC insured limit of $100,000.

6. Notes Receivable

The Company loaned $176,613 to two members in 2004. These notes are unsecured and accrue interest at 5 percent per annum and have a maturity date for principal and accrued interest of July 23, 2007. Accrued interest included in notes receivable was $24,453 and $14,818 at December 31, 2006 and December 31, 2005, respectively.

7. Line of Credit

The Company has a secured line of credit with its senior lender. Maximum borrowings under this line were increased during 2005 to $3,500,000. Borrowing availability is based on a maximum leverage ratio. The line bears interest at prime plus 3 percent or LIBOR plus 4.5 percent and is secured by business assets. The balance owing on the line of credit at December 31, 2006 and December 31, 2005 was $800,000. The prime and LIBOR rates were 8.25 percent and 5.36 percent, respectively, at December 31, 2006.

8. Long-Term Debt

	Current Portion	Long-Term Portion	December 31, 2006	December 31, 2005
Senior term loan - bears interest at prime plus 3.5 percent or LIBOR plus 5 percent per annum. Quarterly principal payments total $3,120,000 for the year ending December 31, 2007 and $11,720,000 is due at maturity on January 23, 2008. The loan is secured by business assets and a key-man life insurance policy.	$3,120,000	$11,720,000	$14,840,000	$11,020,000

Term loan - bore interest at 18 percent per annum. Interest was payable quarterly at the rate of 12 percent per annum. The remaining 6 percent was to be added to the principal balance. This loan was repaid in full during 2006.	-	-	-	7,016,241

Notes payable - bear interest at 14 percent per annum. The principal amount and all accrued interest are due August 28, 2008. The notes are unsecured.	-	1,576,539	$1,576,539	1,419,039

Note payable - bears interest at 5 percent per annum. Interest at 2 percent is payable annually with the remaining 3 percent added to principal balance. The principal amount and accrued interest are due on July 23, 2011. The note is unsecured.	-	9,980,555	9,980,555	9,685,942
	$3,120,000	$23,277,094	$26,397,094	$29,141,222

8. Long-Term Debt (Continued)

Long-term debt maturing during the next five years is as follows:

2007	$3,120,000
2008	13,296,539
2009	-
2010	-
2011	9,980,555

During 2006, the Company increased its borrowings under its Senior Term Loan by $7,400,000 and used these proceeds to repay in full the balance of $7,121,000 then outstanding on its 18 percent Term Loan. This amount includes $1,621,486 of deferred interest from 2003 through 2006.

During 2005, the Company also increased its borrowings under its Senior Term Loan by $5,000,000 and used these proceeds to repay the same amount under its 18 percent Term Loan. In conjunction with this transaction, the maximum borrowing under the Line of Credit was increased to $3,500,000 from $3,000,000, the maturity date of the Senior Term Loan was extended to January 23, 2008 and the June 30, 2005 principal payment of $500,000 under the Senior Term Loan was deferred to maturity.

The Company entered into an interest rate swap agreement during 2004 with a financial institution. This agreement provides for a pre-determined or fixed LIBOR rate during its term. This swap agreement covers less than half of the Company’s senior term loan balance and is scheduled to expire in July 2007. The value of the swap agreement at December 31, 2006 was not material. In addition, the Company from time to time locks in the interest rate on their senior term loan not covered under the interest rate swap agreement for a time not to exceed six months. The difference between the variable rate assigned per the loan document and the locked rate at December 31, 2006 was not material.

The Company’s bank loan agreements contain financial covenants related to minimum fixed charge and interest coverage, maximum leverage, minimum earnings and maximum annual capital expenditures. In addition, there are certain non-financial covenants included in the loan agreements. At December 31, 2006 and December 31, 2005, the Company was in compliance with all financial covenants related to earnings and leverage. For the year ended December 31, 2005, the Company exceeded its annual capital expenditure covenant and received a waiver from its banks.

9. 401(k) Plan

The Company sponsors a 401(k) retirement plan covering substantially all of its employees. The Company matches 25 percent of the employee’s contributions to a maximum of 6 percent of compensation, effective January 1, 2005. The Company may also make an additional discretionary contribution at the end of the plan year. The Company made contributions to the plan of $199,412 and $173,640 for the years ended December 31, 2006 and December 31,2005, respectively.

10. Commitments and Contingencies

The Company leases all of its facilities under operating leases. The primary facility includes its corporate office and largest collection center in Buffalo, New York. This lease expires in 2011.

The Company leases additional office space in the states of Florida, Nevada, New York, Ohio, Pennsylvania and Ontario, Canada for nine satellite collection centers. The lease terms are up to five years.

Facility base rent expense for the years ended December 31, 2006 and December 31, 2005 was $1,293,951 and $1,244,661, respectively.

Minimum lease payments for the next five years are as follows:

2007	$1,311,015
2008	1,207,515
2009	1,140,691
2010	980,323
2011	518,193

The Company has entered into a management services agreement with three members. The agreement requires the Company to pay to one member an annual management fee of $225,000. The agreement also requires the Company to pay two members a total management fee not to exceed $150,000 in any fiscal year. The agreement shall terminate on the earlier of the consummation of a sale of the Company or a public offering (IPO). The Company expensed management fees totaling $375,000 for each of the years ended December 31, 2006 and December 31, 2005.

The Company is involved in various suits and claims arising in the ordinary course of business, the outcome of which is not determinable as of December 31, 2006. Errors and omissions insurance is expected to be adequate to cover any potential losses.

During 2003, the Company established an unqualified deferred bonus plan for certain of its employees. The eligible employees are 100 percent vested after five years in the plan. The amount of bonuses earned for the years ended December 31, 2006 and December 31, 2005 was $452,578 and $382,035, respectively. The Company has invested the dollars earned by the employees in an Intermediate U.S. Government Fund. The amount of this investment was $1,242,744 and $799,370 at December 31, 2006 and December 31, 2005, respectively. The fourth quarter bonus of $142,869 was invested in January 2007.

The Company has entered into nineteen employment contracts expiring at various times from July 2008 through November 2009. The contracts provide for a minimum annual salary and incentives based on individual and corporate performance.

The Company has also entered into a consulting agreement with a former owner/manager. This individual is also a party to the note payable by the Company due in 2011. The consulting agreement provides for annual consulting fees to run until the note is retired.

The Company has established a Unit Appreciation Rights Plan. Under the plan, upon the consummation of an IPO or a change of control, the participants would receive a predetermined portion of the proceeds calculated on the difference between the initial value of the Company and the payment event value.

11. Acquisition

On July 23, 2003, the Company acquired the assets of Creditors Interchange, Inc. and assumed certain liabilities. The acquisition was made for the purpose of acquiring a company in the accounts receivable management industry. The purchase price was $41,846,838 plus loan origination and transaction costs of $1,965,536. The purchase price was paid in cash of $30,173,584, assumed liabilities of $2,245,137, note payable of $9,000,000 and a holdback/adjustment payable of $428,117, which was paid in 2004.

The following is a condensed balance sheet showing the fair values of the assets acquired and the liabilities assumed at the date of acquisition:

Current assets	$2,092,306
Property and equipment	3,571,347
Deposits	75,641
Loan origination costs	903,192
Goodwill	37,169,888
43,812,374
Current liabilities	(2,245,137)
Net assets	$41,567,237

12. Concentration of Revenue

For the year ended December 31, 2006, the Company had three customers whose revenue was in excess of 10 percent of total revenue. One customer accounted for 31 percent, a second customer accounted for 26 percent and a third customer accounted for 12 percent. Accounts receivable from these customers at December 31, 2006 was $404,354.

For the year ended December 31, 2005, the customers listed above accounted for 34 percent, 22 percent and 15 percent of revenue, respectively. Accounts receivable due from these customers at December 31, 2005 was $657,727.

13. Members’ Equity

The Company raised additional debt capital of $1,125,000 from its members in a two-step process that was completed in 2004. The initial step occurred in December 2003, as the Company obtained $500,000 in cash from a member. In 2004, the Company completed this capital-raising effort through proceeds of notes for an additional $500,000 in cash and $125,000 in a note from members. In addition to the cash and notes contributed to the Company, the members also committed themselves to a contingent obligation to contribute additional capital during 2004 if certain financial targets were not achieved. The Company exceeded the financial targets and this contingent obligation expired during 2004. In conjunction with the capital-raising efforts, the Company issued additional units to its members.

13. Members’ Equity (Continued)

The Company granted options to certain managers in 2004 to acquire units at estimated fair market value. All options were exercised in 2004 and $12,345 was received and recorded as additional equity from members.

Dividends are accrued each quarter at an annual rate of 10 percent on members’ initial equity contribution. Accumulated dividends accrued as of December 31, 2006 and December 31, 2005 were $3,994,080 and $2,690,318, respectively.

14. Income Taxes

Temporary differences giving rise to deferred tax assets relate to net operating loss carryforwards. Temporary differences that give rise to deferred tax liabilities relate to a portion of the Canadian tax being deferred due to the amount of assets being invested in Canada.

Net long-term deferred tax asset (liability) consists of the following:

	December 31,
	2006	2005
Long-term deferred tax asset	$341,000	$
Long-term deferred tax liability	(145,000)		(103,000)
	$196,000	$	(l03,000)

The provision for (benefit from) income taxes is as follows:

	December 31,
	2006	2005
Current	$144,985	$216,880
Deferred	(299,000)	103,000
	$(154,015)	$319,880

At December 31, 2006, the Company has Canadian net operating loss carryforwards of approximately $655,000 which may be applied against future taxable income. These carryforwards expire in 2026.

Supplementary Information

Creditors Interchange Receivable Management
Consolidated Schedules of Collection Expense and Sales Expense

	For the Years Ended December 31,
	2006	%	2005	%
Collection expense
Bank charges	$941,648	1.6	$863,964	1.6
Compensation	27,018,802	46.3	26,380,790	48.5
Computer maintenance	430,987	0.7	228,283	0.4
Credit reports	701,497	1.2	836,747	1.5
Deferred bonus expense	452,578	0.8	382,035	0.7
Depreciation	920,055	1.6	880,524	1.6
Fees to agents	10,082	-	26,902	-
Hospitalization	937,155	1.6	891,805	1.6
Incentive awards	303,950	0.5	170,913	0.3
Legal	1,909	-	18,311	-
Outside services	1,538,290	2.6	358,446	0.7
Payroll taxes	2,288,939	3.9	2,237,178	4.1
Postage and mailing expense	1,767,264	3.0	1,442,100	2.7
Printed forms and supplies	30,416	0.1	44,734	0.1
Telephone	2,363,747	4.0	2,337,329	4.3
	$39,707,319	67.9	$37,100,061	68.1

Sales expense
Advertising	$151,074	0.3	$87,766	0.2
Automobile	23,128	-	13,024	-
Commissions	38,511	0.1	34,068	0.1
Hospitalization	16,083	-	11,314	-
Payroll taxes	20,980	-	13,508	-
Compensation	322,212	0.6	147,327	0.3
Telephone and office	1,005	-	431	-
Travel and entertainment	182,742	0.3	13,551	-
	$755,735	1.3	$320,989	0.6

Creditors Interchange Receivable Management
Consolidated Schedules of General and Administrative Expense

	For the Years Ended December 31,
	2006	%	2005	%

Amortization expense	$405,161	0.7	$244,252	0.4
Automobile	98,371	0.2	76,063.1
Bad debt	26,391	-	64,616.1
Compensation	4,141,574	7.1	3,870,610	7.2
Computer expense	48,828	0.1	45,980.1
Consulting	346,599	0.6	309,482	0.6
Contributions	154,526	0.3	53,899.1
Depreciation	93,900	0.2	66,027.1
Dues and subscriptions	41,932	0.1	21,231	-
Equipment rental	29,241	0.1	20,922	-
Hospitalization	219,888	0.4	178,654	0.3
Insurance	464,093	0.8	403,007	0.7
Legal and accounting	462,683	0.8	321,868	0.6
Legal settlements	583,323	1.0	520,784	1.0
Licenses	100,249	0.2	58,239.1
Maintenance and repairs	195,868	0.3	177,924.1
Management fees	375,000	0.6	375,000	0.7
Miscellaneous	-	-	4,799	-
Office expense	257,470	0.4	225,112	0.4
Outside services	137,976	0.2	-	-
Payroll expense	99,756	0.2	77,087.1
	199,412	0.3	173,640	0.3
Recruiting	155,604	0.3	81,176	0.1
Rent	1,478,046	2.5	1,439,035	2.6
Taxes - other	52,959	0.1	68,862.1
Taxes - payroll	400,584	0.7	399,562	0.7
Telephone	64,360	0.1	-	-
Travel and entertainment	1,171,620	2.0	726,078	1.4
Utilities	301,367	0.5	259,363.5
	$12,106,781	20.8	$10,263,272	18.6

Creditors Interchange Receivables Management
Consolidated Balance Sheets
For the Three Months Ended March 31,
(Unaudited)

	2007	2006

Assets

Current assets
Cash	$3,039,858	$3,966,414
Cash - clients	2,898,245	1,119,386
Accounts receivable	1,576,884	1,703,031
Other receivables	121,002	145,598
Notes receivable	207,782	-
Prepaid expenses	390,256	279,168
Total current assets	8,234,027	7,213,597

Property and Equipment
Office furniture and equipment	5,795,719	5,043,298
Leasehold improvements	572,758	459,616
	6,368,477	5,502,914
Less: accumulated depreciation	(3,461,860)	(2,416,044)
Net property and equipment	2,906,617	3,086,870

Other assets
Deposits	592,194	600,222
Long-term bonus plan investments	1,279,756	886,200
Notes receivable	-	193,778
Loan origination costs, net	88,670	442,207
Deferred taxes	196,001	-
Goodwill	37,120,888	37,169,888
Total other assets	39,277,509	39,292,295
	$50,418,153	$49,592,762

Liabilities and Members' Equity

Current liabilities
Line of credit	300,000	800,000
Current portion of long-term debt	13,624,000	2,580,000
Due to clients	2,898,245	1,119,386
Accounts payable	571,804	315,202
Accrued expenses	763,604	910,151
Accrued payroll and related expenses	1,752,166	2,284,499
Other current liabilities	93,984	40,202
Total current liabilities	20,003,803	8,049,440

Long-term liabilities
Long-term debt	11,669,622	24,996,318
Long-term bonus plan	1,416,720	1,046,421
Deferred taxes	-	103,000
Total long-term liabilities	13,086,342	26,145,739

Members' equity	17,328,008	15,397,583
	$50,418,153	$49,592,762

The accompanying notes to consolidated financial statements are an integral part of these statements.

Creditors Interchange Receivables Management
Consolidated Statements of Income
For the Three Months Ended March 31,
(Unaudited)

	2007	%	2006	%

Revenue	$14,588,313	100%	$15,732,020	100%

Collection Expense	10,277,157	70%	10,233,032	65%

Gross Profit	$4,311,156	30%	$5,498,988	35%

General and Administrative Expenses	3,066,543	21%	3,215,354	20%
Sales Expense	131,538	1%	140,490	1%
Costs and Expenses	3,198,081		3,355,844

Operating Income	$1,113,075	8%	$2,143,144	14%

Other Expense
Interest Expense	491,872	3%	740,153	5%

Income before Provision for Taxes	$621,203	5%	$1,402,991	9%

Provision for (benefit from) Income Taxes	3,480	1%	54,256	0%

Net Income	$617,723	4%	$1,348,735	9%

The accompanying notes to consolidated financial statements are an integral part of these statements.

Creditors Interchange Receivables Management
Consolidated Statements of Cash Flows
For the Three Months Ended March 31,
(Unaudited)

	For the Three Months Ended
	March 31,

	2007	2006

Cash flows from operating activities
Net income	$617,723	$1,348,735

Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	321,688	302,863
Non-cash interest expense	112,532	216,096
Non-cash interest income	(6,716)	(2,347)
Bad debt expense	5,050	5,482
Changes in assets and liabilities
Accounts receivable	(191,474)	(91,996)
Other receivables	19,219	(69,042)
Prepaid expenses	39,325	(79,145)
Deposits	2,970	(400)
Due to clients	1,794,660	(384,207)
Accounts payable	147,793	(84,608)
Accrued expenses	(187,281)	(121,735)
Accrued payroll and related expenses	357,371	647,754
Total adjustments	2,415,137	338,715
Net cash provided by operating activities	$3,032,860	$1,687,450

Cash flows from investing activities
Cash purchases of property and equipment	(73,183)	(185,959)
Long-term bonus plan asset	(37,012)	(86,830)
Long-term bonus plan liability	31,107	129,320
	(79,088)	(143,469)
Cash flows from financing activities
Proceeds from line of credit - net	(500,000)	-
Repayment of long-term debt	(1,216,004)	(1,781,000)
Member distributions	(422,370)	(312,420)
Net cash used in financing activities	(2,138,374)	(2,093,420)

Net increase (decrease) in cash	$815,398	$(549,439)

Cash at beginning of period	$5,122,705	$5,635,239

Cash at end of period	$5,938,103	$5,085,800

The accompanying notes to consolidated financial statements are an integral part of these statements.

Creditors Interchange Receivable Management
Notes to Consolidated Financial Statements

1.	Principles of Consolidation

The consolidated financial statements of Creditors Interchange Receivables Management (the “Company”) consist of the accounts of Credint Holdings, LLC (“Credint”), the parent company with no operating activity, and its wholly-owned subsidiary, Creditors Interchange Receivable Management, LLC (“CIRM”). Also included is CIRM’s Canadian subsidiary, Creditors Interchange Receivables Management Corp. All operating activity occurs at the CIRM subsidiary level, and therefore these financial statements also represent CIRM’s financial statements. All intercompany transactions and balances have been eliminated in consolidation. On April 30, 2007, Debt Resolve, Inc. entered into a securities purchase agreement to acquire all the outstanding membership interests of CIRM. (See Note 11.)

2.	Summary of Significant Accounting Policies

Accounts Receivable

Accounts receivable are carried at their net realizable value. Receivables deemed uncollectible are charged directly to expense.

Property, Equipment and Depreciation

Property and equipment are carried at cost. Maintenance and repairs are charged to expense while major renewals and improvements are capitalized. Depreciation is provided using straight-line and accelerated methods based on the estimated useful lives ranging from 3 to 10 years. Depreciation expense for the three months ended March 31, 2007 and March 31, 2006 was $267,448 and $234,000, respectively.

Investments

The Company’s investments are stated at fair market value.

Goodwill

The Company follows the provisions of SFAS No. 142 for goodwill impairment. During 2006, the Company completed a review of its goodwill and found there to be no impairment.

Due to Clients

Due to clients represents cash held in escrow by the Company for its clients.

Income Taxes

As a limited liability company, Credint and CIRM’s taxable income or loss is allocated to its members in accordance with their percentage ownership. Therefore, the members will report the taxable income on their individual returns. The Company is responsible for the Canadian income tax on its Canadian offices. A portion of the Canadian tax is deferred due to the amount of assets invested in Canada.

Advertising

Advertising costs are expensed as incurred. Advertising expense for the three months ended March 31, 2007 and March 31, 2006 was $2,914 and $17,992, respectively.

Loan Origination Costs

Loan origination costs are being amortized using the straight-line method over the lives of the related loans ranging from 4 to 5 years. Accumulated amortization as of March 31, 2007 and March 31, 2006 was $597,944 and $532,739, respectively.

Amortization expense in future years is as follows:

2007	$ 100,058
2008	9,499

Reclassifications

Certain reclassifications have been made to prior year results to conform to the current year presentation.

3.	Organization and Operations

The Company operates as a financial services company which specializes in accounts receivable management and primarily services the credit card, consumer loan, retail, auto and commercial markets for customers throughout the United States and Canada.

4.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

5.	Concentration of Credit Risk

The Company maintains its cash accounts at two banks where the balances often exceed the FDIC insured limit of $100,000.

6.	Notes Receivable

The Company loaned $176,613 to two members in 2004. These notes are unsecured and accrue interest at 5 percent per annum and have a maturity date for principal and accrued interest of July 23, 2007. Accrued interest included in notes receivable was approximately $26,500 and $16,000 at March 31, 2007 and March 31, 2006, respectively.

7.	Line of Credit

The Company has a secured line of credit with its senior lender. Maximum borrowings available under this line of credit are $3,500,000. Borrowing availability is base on a maximum leverage ratio. The line bears interest at prime plus 3 percent or LIBOR plus 4.5 percent and is secured by the assets of the Company. The balance owing on the line of credit at March 31, 2007 was $300,000 and at March 31, 2006 was $800,000. The prime and LIBOR rates were 8.25 percent and 5.35 percent at March 31, 2007.

8.	Long-Term Debt

		Long-Term	March 31,	March 31,
	Current Portion	Portion	2007	2006
Senior term loan - bears interest at prime plus 3.5 percent or LIBOR plus 5 percent per annum. Quarterly principal payments total $3,120,000 for the year ending December 31, 2007 and $11,720,000 is due at maturity on January 23, 2008. The loan is secured by business assets and a key-man life insurance policy.	$13,624,000	$-	$13,624,000	$9,240,000

Term loan - bore interest at 18 percent per annum. Interest was payable quarterly at the rate of 12 percent per annum. The remaining 6 percent was to be added to the principal balance. This loan was repaid in full in 2006.	$-	$-	$-	$7,121,484

Notes payable - bear interest at 14 percent per annum. The principal amount and all accrued interest are due August 28, 2008. The notes are unsecured.	$-	$1,615,375	$1,615,375	$1,457,875

Note payable - bears interest at 5 percent per annum. Interest at 2 percent is payable annually with the remaining 3 percent added to principal balance. The principal amount and accrued interest are due on July 23, 2011. The note is unsecured.	$-	$10,054,248	$10,054,248	$9,756,959

Long-term debt maturing during the next five years is as follows:

2007	$13,624,000
2008	1,615,375
2009	--
2010	--
2011	10,054,248

During 2006, the Company increased its borrowings under its Senior Term Loan by $7,400,000 and used these proceeds to repay in full the balance of $7,121,484 then outstanding on its 18 percent Term Loan. This amount includes $1,621,484 of deferred interest from 2003 through 2006.

The Company entered into an interest rate swap agreement during 2004 with a financial institution. This agreement provides for a pre-determined or fixed LIBOR rate during its term. This swap agreement covers less than half of the Company’s senior term loan balance and is scheduled to expire in July 2007. The value of the swap agreement at March 31, 2007 was not material. In addition, the Company from time to time locks in the interest rate on their senior term loan not covered under the interest rate swap agreement for a time not to exceed six months. The difference between the variable rate assigned per the loan document and the locked rate at March 31, 2007 was not material.

The Company’s bank loan agreements contain financial covenants related to minimum fixed charge and interest coverage, maximum leverage, minimum earnings and maximum annual capital expenditures. In addition, there are certain non-financial covenants included in the loan agreements. At March 31, 2007, the Company received a waiver from its lender due to the breach of one covenant.  At March 31, 2006, the Company was in compliance with all financial covenants relating to earnings and leverage.

9.	401(k) Plan

The Company sponsors a 401(k) retirement plan covering substantially all of its employees. The Company matches 25 percent of the employee’s contributions to a maximum of 6 percent of compensation, effective January 1, 2005. The Company may also make an additional discretionary contribution at the end of the plan year. The Company made contributions to the plan of approximately $54,000 and $50,000 for the three months ended March 31, 2007 and March 31, 2006, respectively.

10.	Commitments and Contingencies

The Company leases all of its facilities under operating leases. The primary facility includes its corporate office and largest collection center in Buffalo, New York. This lease expires in 2011.

The Company leases additional office space in the states of Florida, Nevada, New York, Ohio, Pennsylvania and Ontario, Canada for nine satellite collection centers. The lease terms are up to five years.

Facility base rent expense for the three months ended March 31, 2007 and March 31, 2006 was $368,773 and $361,043, respectively.

Minimum lease payments for the next five years are as follows:

2007	$942,242
2008	1,207,515
2009	1,140,691
2010	980,323
2011	518,193

The Company has entered into a management services agreement with three members. The agreement requires the Company to pay one member an annual management fee of $225,000. The agreement also requires the Company to pay two members a total management fee not to exceed $150,000 in any fiscal year. The agreement shall terminate on the earlier of the consummation of the sale of the Company or a public offering (IPO). The Company expensed management fees totaling $93,750 for each of the three months ended March 31, 2007 and March 31, 2006.

The Company is involved in various suits and claims arising in the ordinary course of business, the outcome of which is not determinable as of March 31, 2007. Errors and omissions insurance is expected to be adequate to cover any potential losses.

During 2003, the Company established an unqualified deferred bonus plan for certain of its employees. The eligible employees are 100 percent vested after five years in the plan. The amount of bonuses earned for the three months ended March 31, 2007 and March 31, 2006 was $31,107 and $129,320, respectively. The Company has invested the dollars earned by the employees in an Intermediate U.S. Government Fund. The amount of this investment was $1,279,756 and $886,200 at March 31, 2007 and March 31, 2006, respectively.

The Company has entered into nineteen employment contracts expiring at various times from July 2008 through November 2009. The contracts provide for a minimum annual salary and incentives based on individual and corporate performance.

The Company has also entered into a consulting agreement with a former owner/manager. This individual is also a party to the note payable by the Company due 2011. The consulting agreement provides for annual consulting fees to run until the note is retired.
The Company has established a Unit Appreciation Rights Plan. Under the plan, upon consummation of an IPO or change in control, the participants would receive a predetermined portion of the proceeds calculated on the difference between the initial value of the Company and the payment event value.

11.	Subsequent Events

On April 30, 2007, Debt Resolve, Inc. entered into a securities purchase agreement to acquire all the outstanding membership interests of CIRM from the members of Credint. The transaction calls for a purchase price of $64 million, and is subject to financing and other closing conditions including stockholder approval of Debt Resolve, Inc.

Annex A

____________________

SECURITIES PURCHASE AGREEMENT

____________________

by and among

CREDINT HOLDINGS, LLC,

PRAIRIE CAPITAL III, L.P.,

PRAIRIE CAPITAL III QP, LLC,

W. THOMAS CAFFERY,

JPM MEZZANINE CAPITAL, LLC,

MADISON CAPITAL FUNDING, LLC,

BRUCE GRAY,

JOHN FARINACCI,

GARY HOLTER,

THOMAS HINMAN,

SHAWN COSTANZO,

LAWRENCE RIZZO,

BRENT HENDERSON,

BARBARA WAGNER,

LINDA SCHULZ,

and

DEBT RESOLVE, INC.

Dated as of April 30, 2007

A-i

6.2 Authorization of Agreement	A-20
6.3 Valid and Binding Agreement	A-20
6.4 No Breach of Statute, Decree or Other Instrument	A-20
6.5 SEC Reports; Financials	A-20
6.6 Purchase of Membership Interests for Investment	A-21
6.7 Status of Buyer Common Stock	A-21
6.8 No Material Changes	A-21
6.9 Litigation	A-21
6.10 Compliance with Laws	A-21
6.11 Solvency	A-21
6.12 Sensitive Payments	A-22
6.13 Duty of Inquiry	A-22

7. BUYER’S OBLIGATIONS BEFORE THE CLOSING DATE	A-22
7.1 Efforts to Obtain Funding	A-22
7.2 Notice of Funding Failure	A-22
7.3 Efforts to obtain Stockholder Vote	A-22

8. SELLER’S OBLIGATIONS BEFORE THE CLOSING DATE	A-22
8.1 Access to Information	A-22
8.2 Conduct of Business in Ordinary Course	A-23
8.3 Preservation of Business and Relationships	A-23
8.4 Maintenance of Insurance	A-23
8.5 Corporate Matters	A-23

9. ADDITIONAL AGREEMENTS OF THE PARTIES	A-24
9.1 Confidentiality	A-24
9.2 Termination of Other Negotiations; Exclusivity	A-25
9.3 Voting by the Holders	A-25
9.4 Non-Interference; Further Assurances	A-25
9.5 Release	A-25
9.6 Notice of Developments	A-25

10. CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE	A-25
10.1 Accuracy of Representations and Warranties	A-26
10.2 Performance	A-26
10.3 Certification	A-26
10.4 Absence of Litigation	A-26
10.5 Consents; Releases	A-26
10.6 Settlement of Affiliate Obligations	A-26
10.7 No Material Adverse Effect	A-26
10.8 Financing	A-26
10.9 Stockholder Vote	A-27
10.10 Employment Agreements	A-27
10.11 Financial Statements	A-27
10.12 Name Change	A-27
10.13 Resignations; Banking Arrangements	A-27
10.14 Resolutions	A-27
10.15 Proceedings and Instruments Satisfactory	A-27
10.16 No Changes in Senior Management	A-27

11. CONDITIONS PRECEDENT TO SELLER’S AND HOLDERS’PERFORMANCE.	A-27
11.1 Accuracy of Representations and Warranties	A-27
11.2 Performance	A-27
11.3 Certification	A-28
11.4 Assumption of Bond and Other Obligations	A-28

A-ii

11.5 Absence of Litigation	A-28
11.6 Consents	A-28
11.7 Settlement of Affiliate Obligations	A-28
11.8 Registration Rights Agreement	A-28
11.9 Resolutions	A-28
11.10 Proceedings and Instruments Satisfactory	A-28

12. CLOSING	A-28
12.1 Place and Date of Closing	A-28
12.2 Actions at Closing	A-28

13. TERMINATION OF AGREEMENT	A-28
13.1 General	A-28
13.2 Effect of Termination	A-29
13.3 Seller Termination Fee	A-29

14. INDEMNIFICATION	A-29
14.1 General	A-29
14.2 Limitations on Certain Indemnity	A-30
14.3 Right to Defend	A-31
14.4 Exclusive Remedy	A-32

15. COSTS	A-32
15.1 Finder’s or Broker’s Fees	A-32
15.2 Closing Expenses	A-32

16. POST-CLOSING COVENANTS	A-32
16.1 Books and Records	A-32
16.2 Restrictive Covenants	A-32
16.3 Tax Allocations	A-33
16.4 Lock-up and Leak Out	A-33
16.5 Directors and Officer’s Insurance	A-33
16.6 Tax Matters	A-33
16.7 Further Assurances	A-34

17. FORM OF AGREEMENT	A-34
17.1 Effect of Headings	A-34
17.2 Entire Agreement; Waivers; Severability	A-35
17.3 Counterparts; Fax Signatures	A-35
17.4 Interpretation	A-35

18. PARTIES	A-35
18.1 Parties in Interest	A-35
18.2 Notices	A-35

19. MISCELLANEOUS	A-36
19.1 Waivers and Amendments	A-36
19.2 Non-Assignability; Binding Effect	A-36
19.3 Governing Law; Jurisdiction	A-36

A-iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), entered into as of April 30, 2007, by and among DEBT RESOLVE, INC., a Delaware corporation (“Buyer”), CREDINT HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and the holders of all of the outstanding limited liability company membership interests in Seller named on the signature page of this Agreement (the “Holders”).

WITNESSETH :

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding limited liability company membership interests (the “Membership Interests”) in Creditors Interchange Receivable Management, LLC, a Delaware limited liability company (the “Company”), which operates as a financial services company specializing in accounts receivable management and primarily services the credit card, consumer loan, retail, auto and commercial markets for customers throughout the United States and Canada (the “Business”);

WHEREAS, Seller desires to sell to Buyer all, and not less than all, of the Membership Interests and the Business of the Company as a going concern, and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase from Seller all, and not less than all, of the Membership Interests and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Holders own all of the outstanding limited liability company interests in Seller, and as such expect to derive substantial benefit from the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

1.  DEFINITIONS.

1.1  Certain Defined Terms. The following terms shall have the respective meanings indicated wherever used in this Agreement:

“Accredited Investor” has the meaning set forth in Regulation D promulgated by the SEC.

“Acquired Assets” means all of the Company’s right, title and interest in, to and under the assets, properties and rights owned, leased or used by, or licensed to, the Company or its Subsidiaries, of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, wherever located and whether now existing or hereafter acquired by the Company or its Subsidiaries, as the same shall exist on the Closing Date, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Company’s or its Subsidiaries’ books or financial statements.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with the first Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of such Person whether through the ownership or voting securities, contract or otherwise.

“Buyer Material Adverse Effect” means any change, development, event or effect, individually or in the aggregate with other changes, developments, events or effects, in the business, operations, condition (financial or otherwise), assets or Liabilities relating to Buyer which (a) would, or would reasonably be expected to, have a material and adverse affect on Buyer, which, if such impact can be monetarily quantified, is in excess of Three Hundred Thousand Dollars ($300,000), or (b) would impair Buyer’s ability to perform on a timely basis any material obligations pursuant to or related to this Agreement; excluding, however, the following: (i) any condition or event generally affecting the United States economy as a whole or the global economy; (ii) any change in the economy of regions where Buyer operates; (iii) any change in industry conditions with respect to Buyer unless such change has a disproportionate impact on Buyer as compared to other industry participants; and (iv) any change, development, event or effect caused by, or related to, the announcement of the transaction which is the subject of this Agreement, or related transactions.

“Buyer 2007 SEC Reports” means all Buyer SEC Reports filed with the SEC after December 31, 2006 and prior to the date of this Agreement.

“Closing Statement” means the consolidated statement of Working Capital and Excess Cash of the Company and the Subsidiaries to be prepared pursuant to Section 3.5(a) and to be dated as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Agreement” means each employment, management, change in control, severance, consulting, relocation, repatriation or expatriation agreement between the Company or any ERISA Affiliate and any Employee.

“Employment Agreements” means each of the Employment Agreements, dated as of the date hereof, with the individuals listed in Schedule 1.1.

“Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, retirement benefits, deferred compensation, change in control benefits, post-employment benefits, performance awards, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied for all relevant periods of the Company.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, collectively, loans, bank borrowings, indebtedness for money borrowed, letter of credit reimbursement obligations, net hedging or swap agreement obligations, capitalized lease obligations, purchase money financing and other such Liabilities and obligations (excluding trade payables). In the case of any Indebtedness issued with original issue discount, the amount of Indebtedness outstanding as of any date shall be the accreted value thereof. In the case of any other Indebtedness, the amount of Indebtedness outstanding as of any date shall be the principal amount thereof, together with any interest accrued but unpaid thereon. Indebtedness shall also include any guaranty of any Indebtedness of any Person.

“knowledge” or “know” means, when referring to the knowledge of Seller and/or the Holders, the actual knowledge of Bruce Gray, John Farinacci and Gary Holter after reasonable inquiry of the appropriate management-level employees of the Company and its Subsidiaries.

“Law” means any federal, national, supranational, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order, including Taxes, and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liens” means any liens, pledges, claims, security interests, mortgages, conditions, restrictions and other encumbrances.

“Losses” means any and all claims, losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys’ fees, that a party hereto may incur, sustain or suffer.

“Manager Holders” means Bruce Gray, John Farinacci, Gary Holter, Thomas Hinman, Shawn Costanzo, Lawrence Rizzo, Brent Henderson, Barbara Wagner and Linda Schulz.

“Material Adverse Effect” means any change, development, event or effect, individually or in the aggregate with other changes, developments, events or effects, in the business, operations, condition (financial or otherwise), assets or Liabilities relating to the Company or any of its Subsidiaries which (a) would, or would reasonably be expected to, have a material and adverse affect on the Business, Seller or the Company or its Subsidiaries, which, if such impact can be monetarily quantified, is in excess of Three Hundred Thousand Dollars ($300,000), or (b) would impair Seller’s or the Company’s ability to perform on a timely basis any material obligations pursuant to or related to this Agreement; excluding, however, the following: (i) any condition or event generally affecting the United States economy as a whole or the global economy; (ii) any change in the economy of regions where the Company operates; (iii) any change in industry conditions with respect to the Company unless such change has a disproportionate impact on the Company as compared to other industry participants; and (iv) any change, development, event or effect caused by, or related to, the announcement of the transaction which is the subject of this Agreement, or related transactions.

“Permitted Liens” “Permitted Liens” means (i) Liens arising in the normal course of business which are not, individually or in the aggregate, material in character or amount and do not materially interfere with the use made of any property of the Company or any Subsidiary in the Business; (ii) statutory liens for Taxes not yet due; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) security interests in any bank account in favor of the depositary bank, and security interests in any securities account in favor of the broker or other entity that maintains such account; (v) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company’s or any Subsidiary’s respective assets; and (vi) Liens securing the Indebtedness.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges; and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law), as a transferee or successor, by contract, or otherwise.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“UARP” means the Unit Appreciation Rights Plan of the Company.

“Working Capital” means current assets of the Company (constituting cash, accounts receivable, pre-paid and other current assets, including long-term collector bonus plan investments classified as long term and any deposits that may be classified as long term assets in the Financial Statements) minus current liabilities of the Company (constituting accounts payable, accrued expenses and other current liabilities, including accrued long term collector bonuses classified as long term), as determined in accordance with GAAP and consistent with normal operating procedures of the Company.

1.2  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Accounts”	4.11(a)
“Agreement”	Preamble
“Allocation Schedule”	3.4
“Business”	Recitals
“Buyer”	Preamble
“Buyer Common Stock”	3.1
“Buyer Financial Statements”	6.5(b)
“Buyer Losses”	14.1(a)
“Buyer SEC Reports”	6.5(a)
“Cap”	14.2(a)
“CERCLA”	4.23(a)
“Closing”	12.1
“Closing Date”	12.1
“Company”	Recitals
“Confidentiality Agreement”	9.1
“Consideration”	3.1
“Creditors Canada”	4.5(a)
“Deductible”	14.2(a)
“Desktop Software”	4.20(a)
“DOL”	4.16(c)
“Employees”	4.16(e)
“Environmental Laws”	4.23(a)
“ERISA Affiliate”	4.16(a)
“Excess Cash”	3.2
“Exchange Act”	6.5(a)

“Facilities”	4.10(a)
“Financial Statements”	4.6(a)
“Financing”	10.8
“Fraud Claim”	14.2(a)
“Holders”	Preamble
“Independent Accounting Firm”	3.5
“Intellectual Property”	4.20(a)
“Interim Financial Statements”	4.6(a)
“Leases”	4.10(a)
“Material Contracts”	4.14(a)
“Membership Interests”	Recitals
“Outside Closing Date”	13.1(c)
“Registration Rights Agreement”	11.8
“Reserve”	4.11(a)
“Seller”	Preamble
“Seller Losses”	14.1(b)

2.  SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS.

2.1  Sale and Purchase. As of the close of business on the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller all, and not less than all, of the outstanding Membership Interests, and Seller shall sell to Buyer all, and not less than all, of the Membership Interests, against receipt by Seller of the Consideration set forth in Section 3 below.

2.2  Membership Interests. As of the close of business on the Closing Date, Seller shall deliver to Buyer, against receipt of the Consideration described in Section 3 below, an assignment document transferring all of the Membership Interests to Buyer, together with a written acknowledgement from the Company that all of the Membership Interests are recorded on the books of the Company in the name of Buyer.

3.  CONSIDERATION FOR THE MEMBERSHIP INTERESTS.

3.1  Consideration. Subject to the adjustment in Section 3.5 below, in consideration for the delivery and transfer to Buyer of all of the Membership Interests, on the Closing Date, Buyer shall pay to Seller an amount (the “Consideration”) equal to (a) Sixty-Four Million ($64,000,000) Dollars, plus (b) the amount of Excess Cash not distributed pursuant to Section 3.2 at or prior to Closing, minus (c) the sum, as of the Closing Date, of all principal, accrued interest, prepayment premiums (if any) and other charges in respect of the Company’s Indebtedness. Such Consideration shall be payable on the Closing Date (i) by the payment to Seller (or Seller’s designee), by wire transfer of immediately available funds to the account designated by Seller therefor, of an amount equal to the aggregate Consideration minus $4,000,000, and (ii) by the issuance to Seller (or Seller’s designee) of 840,337 shares of Common Stock, par value $.001 per share (the “Buyer Common Stock”), of Buyer.

3.2  Cash Payment. At Closing, cash of the Company may be distributed to Seller to the extent that, after such distribution, the Company will not have negative Working Capital as of the close of business on the Closing Date (“Excess Cash”), as estimated pursuant to the closing certificate to be delivered to Buyer from Seller on the Closing Date pursuant to Section 10.3; provided, that Seller may deliver a certificate of the Company’s chief financial officer regarding the items specified in clause (c) of Section 10.3 up to five days prior to the Closing and, upon delivery of such certificate, shall be entitled to cause the Company to make a distribution of the Excess Cash set forth on such certificate. Notwithstanding the foregoing, nothing is intended to restrict the Company’s ability to make tax distributions in respect of 2007 income (net of any and all distributions previously made with respect thereto), provided that such tax distributions shall be made prior to any distributions of Excess Cash.

3.3  UARP. Seller shall, and Seller shall cause the Company to, take all actions necessary to cause the Company to make the change in control payments required under the UARP to the applicable participants immediately prior to the Closing. Seller shall be responsible for, and shall cause the Company to make (either from Excess Cash or from the proceeds payable to the Seller hereunder), any and all amounts that are required to be paid to the employees of the Company under the UARP and Seller shall cause the Company immediately prior to Closing to make all such payments, less applicable withholding taxes, to the employees of the Company. All tax benefits arising from (a) any such payments to the employees under the UARP and (b) any transaction-related payments and investment banking and attorneys fees incurred by the Company or Seller shall be for the benefit of Seller and the Holders. Buyer shall not claim any of the tax benefits referred to in clauses (a) and (b), and Buyer shall file its federal and state Tax Returns accordingly.

3.4  Allocation of Purchase Price. Buyer and Seller shall treat the acquisition of the Acquired Assets as an “applicable asset acquisition” within the meaning of Section 1060 of the Code and accordingly hereby agree to allocate the Consideration (and all other capitalized costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule prepared after Closing (“Allocation Schedule”) by Buyer; provided, however, that the parties agree that for purposes of Code Section 1060, the total amount of consideration allocable to the tangible depreciable assets of the Company shall equal the book value of such assets (as determined under GAAP) as of the Closing Date. If Seller objects in writing to the Allocation Schedule prepared by Buyer within ten (10) days after receiving such allocation by Buyer, and Buyer and Seller do not reach agreement on the Allocation Schedule within thirty (30) business days after such notification by Seller of its objection, Buyer and Seller shall submit the issue for determination by a nationally recognized accounting firm as shall be mutually acceptable to Buyer and Seller for resolution of the disagreement, it being agreed that Buyer and Seller will jointly share the fees and expenses of such accounting firm and that any Allocation Schedule prepared by such accounting firm shall be binding on both Buyer and Seller. The Allocation Schedule shall be binding on the parties hereto, and Buyer and Seller agree to act (and cause their respective affiliates to act) in accordance with the Allocation Schedule in the preparation, filing and audit of any Tax Return, including Internal Revenue Service Form 8594, including any exhibits thereto (as well as any similar state, local or foreign form), and not to take (or permit any of their affiliates to take) any Tax, accounting or financial reporting position that is inconsistent with such Allocation Schedule, unless required to do so pursuant to a final determination as defined in Code Section 1313(a).

3.5  Purchase Price Adjustment. The Consideration shall be subject to adjustment after the Closing as specified in this Section 3.5.

(a) Closing Statement. As promptly as practicable, but in any event within 60 business days following the Closing, Buyer shall deliver to the Seller the Closing Statement, together with the report thereon of the Buyer’s accountants, stating that the Closing Statement has been prepared in accordance with the terms of this Agreement.

(b) Disputes. (i) Subject to clause (ii) of this Section 3.5(b), the Closing Statement delivered by Buyer to Seller shall be final, binding and conclusive on the parties hereto.

(ii) Seller may dispute any amounts reflected on the Closing Statement to the extent the net effect of such disputed amounts in the aggregate would affect the Working Capital reflected on the Closing Statement by more $10,000, but only on the basis that the amounts reflected on the Closing Statement were not arrived at in accordance with the terms of this Agreement or were arrived at based on mathematical or clerical error; provided, however, that Seller shall have notified Buyer and Buyer’s accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 business days of Buyer’s delivery of the Closing Statement to Seller. In the event of such a dispute, Seller’s accountants and Buyer’s accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller’s accountants and Buyer’s accountants are unable to reach a resolution with such effect within 20 business days after the receipt by Buyer of Seller’s written notice of dispute, Seller’s accountants and Buyer’s accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to Seller and Buyer (the “Independent Accounting Firm”), which shall, within 30 business days after such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(iii) In acting under this Agreement, Seller’s accountants, Buyer’s accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) Adjustment. The Closing Statement shall be deemed final for the purposes of this Section 3.5 upon the earliest of (x) the failure of Seller to notify Buyer in writing of a dispute within 20 business days of the Buyer’s delivery of the Closing Statement to Seller, (y) the resolution of all disputes, pursuant to Section 3.5(b)(ii), by Seller’s accountants and Buyer’s accountants and (z) the resolution of all disputes, pursuant to Section 3.5(b)(ii), by the Independent Accounting Firm. Within three business days of the Closing Statement being deemed final, an adjustment to the Consideration shall be made as follows:

(i) If the Excess Cash reflected on the closing certificate delivered by Seller to Buyer pursuant to Section 10.3 exceeds the Excess Cash reflected on the final Closing Statement by at least $10,000, then the Consideration shall be adjusted downward in an amount equal to such excess and Seller shall, and the Holders shall cause Seller to, pay to an amount equal to such excess to Buyer by wire transfer in immediately available funds; and

(ii) If the Excess Cash reflected on final Closing Statement exceeds the Excess Cash reflected on the closing certificate delivered by Seller to Buyer pursuant to Section 10.3 by at least $10,000, then the Consideration shall be adjusted upward in an amount equal to such excess and Buyer shall pay to an amount equal to such excess to Seller by wire transfer in immediately available funds.

Any payments required to be made by Seller or Buyer pursuant to this Section 3.5(c) shall bear interest at the rate of eight percent (8%) from the date of the Closing through the date of payment.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDERS.

Seller represents and warrants to Buyer that, except as otherwise disclosed in the Disclosure Schedule of even date herewith delivered by Seller to Buyer (the numbered sections of which correspond to the numbered Sections of this Agreement):

4.1  Ownership of the Membership Interests. Seller has good and valid title to all of the Membership Interests, all of which have been duly authorized and validly issued and are fully paid and nonassessable, and are owned beneficially and of record by Seller, free and clear of all Liens, except for any restrictions which may be created by operation of state or federal securities Laws. No Person other than Seller has any claim or interest in or to any of the Membership Interests. Upon consummation of the transactions contemplated by this Agreement and registration of the Membership Interests in the name of Buyer in the records of the Company, Seller, assuming Buyer shall have purchased the Membership Interests for value in good faith and without notice of any adverse claim, will transfer to Buyer all the issued and outstanding equity of the Company free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, the Membership Interests will be fully paid and nonassessable. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests. Seller has not issued to any Person, other than a Holder, any equity interests in Seller (including any options, warrants or other securities or rights which are convertible into or exercisable for membership or other equity interests in Seller).

4.2  Valid and Binding Agreement. Seller has all requisite full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

4.3  Organization, Good Standing and Qualification.

(a)  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to perform its obligations under this Agreement.

(b)  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all necessary limited liability company power and authority to carry on its business and to own, lease and operate its properties. The Company is duly qualified and in good standing as a foreign limited liability company in the jurisdictions indicated in Schedule 4.3(b), which are the only jurisdictions in which such qualification is required by Law and the failure to be so qualified would have a Material Adverse Effect. True and complete copies of the Certificate of Formation and Limited Liability Company Agreement of the Company (including all amendments thereto) have previously been delivered by Seller to Buyer. Schedule 4.3(b) sets forth a complete list of the officers, managers or directors of the Company.

4.4  Options, Warrants, Etc. Except as set forth on Schedule 4.4, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments (i) relating to or obligating the Company or any Subsidiary to issue, transfer or purchase any limited liability company membership interests or other equity or profit interests in the Company or any Subsidiary or (ii) obligating Seller to transfer or encumber any of the Membership Interests. No limited liability company membership interests or other equity or profit interests in the Company or any Subsidiary are reserved for issuance pursuant to options, warrants, subscriptions, agreements or other rights to purchase or acquire securities.

4.5  Subsidiaries and Investments.

(a)  Other than Creditors Interchange Receivable Management Corp., a corporation formed under the Laws of the Province of Nova Scotia, Canada (“Creditors Canada”), the Company does not own or have a right to acquire, beneficially or of record, directly or indirectly, any capital stock or other equity securities or equity or profits interest in any Person. The Creditors Canada is duly qualified and in good standing as an extra-provincial corporation in the jurisdictions indicated in Schedule 4.5(a), which are the only jurisdictions in which such qualification is required by Law and the failure to be so qualified would have a Material Adverse Effect.

(b)  Creditors Canada is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada. Creditors Canada has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties. All of the issued and outstanding equity interests in Creditors Canada are owned, beneficially and of record, by the Company, free and clear of all Liens.

4.6       Financial Statements and Financial Information.

(a)  Schedule 4.6(a) contains true, correct and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2005 and 2006, and the related audited consolidated statements of income and members’ equity, and cash flows of the Company for the fiscal years then ended (the “Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company as of February 28, 2007 and the related consolidated statements of income and members’ equity, and cash flows of the Company for the period then ended (the “Interim Financial Statements”).

(b)  The Financial Statements and the Interim Financial Statements: (i) were derived from the books and records of the Company, which accurately and consistently reflect all material transactions to which the Company was and is a party; (ii) were prepared in accordance with GAAP, subject to audit adjustments which would not (individually or in the aggregate) have a Material Adverse Effect, and, with respect to the Interim Financial Statements, to the absence of certain footnote disclosures which would otherwise be required by GAAP; (iii) fairly present in all material respects the Company’s consolidated financial condition as at the dates thereof, and the results of its operations for the fiscal years or period then ended; (iv) contain and reflect all necessary material adjustments and accruals for a fair presentation of the Company’s consolidated financial condition and the results of its operations as of the dates of and for the fiscal years or periods covered by such Financial Statements and Interim Financial Statements; and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities of the Company, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein. Except as set forth in the Financial Statements, the Interim Financial Statements and/or otherwise in the Disclosure Schedule, there are no Liabilities of the Company or its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.

(c)  Schedule 4.6(c) contains true and complete copies of the accounts receivable aging and accounts payable aging of the Company as of December 31, 2006, together with a true and complete list of all Indebtedness of the Company guaranteed by Seller and/or any of its Affiliates.

(d)  Seller owns no material assets other than the Membership Interests; and without limitation of the foregoing, no assets utilized in the Business are owned or held by Seller or any of the Holders.

4.7  No Material Changes.

(a)  Except as set forth in Schedule 4.7(a), since December 31, 2006, the Business has continued to be operated only in the ordinary course, and there has not been:

(i)  Any material adverse change in the consolidated financial condition, operations or business of the Company from that shown on the Financial Statements (including any announced changes in the Company’s or any Subsidiary’s relations with any significant suppliers, clients, customers, referral sources or others having significant relationships with the Company or any Subsidiary), or any material transaction or commitment effected or entered into by the Company or any Subsidiary outside of the ordinary course of business;

(ii)  Any effect, change or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;

(iii)  Any incurrence of any Indebtedness other than borrowings made in the ordinary course of business under the Company’s or any Subsidiary’s secured line of credit, senior term loan, term loan and notes payable in existence on December 31, 2006;

(iv)  Except as contemplated or permitted by this Agreement, any declaration, setting aside or payment of any dividend or other distribution with respect to the Membership Interests or any other payment of any kind by the Company or any Subsidiary to Seller; any forgiveness of any debt or obligation owed to the Company or any Subsidiary by Seller or any of Seller’s Affiliates; or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any limited liability company interests or other equity interest in the Company or any Subsidiary; or

(v)  Any other action or event which, if taken or occurring between the date hereof and the Closing Date, would violate Section 8.5 below.

4.8  Taxes. Except as set forth on Schedule 4.8:

(a)  Each of the Company and its Subsidiaries is treated as disregarded entities for federal, state and local income Tax purposes.

(b)  (i) All Tax Returns required to be filed by or with respect to the Seller, the Company and any Subsidiaries (including any state, local or other Tax Return that includes the Seller, the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Seller, the Company or any Subsidiary have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Seller, the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and no basis exists for any such adjustment; and (v) there are no pending or threatened Actions for the assessment or collection of Taxes against the Seller, the Company or any Subsidiary or (insofar as either relates to the activities or income of the Seller, the Company or any Subsidiary or could result in liability of the Seller, the Company or any Subsidiary on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Seller on a consolidated, combined or unitary basis.

(c)  There are no Tax liens on any assets of the Company or any Subsidiary, other than Permitted Liens.

(d)  The Company and any of its Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(e)  None of the Company or any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required.

(f)  Neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(g)  (i) None of the Company and any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (iii) there are no proposed reassessments of any property owned by the Company or any Subsidiary to increase the amount of any Tax to which the Company or any Subsidiary would be subject; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; (v) none of the Company or any of its Subsidiaries has, to an extent that would cause a Tax liability to the Company, any (A) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction; and (vi) none of the Company and any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(h)  Schedule 4.8 (i) lists all income, franchise and similar income-type Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and any of its Subsidiaries for taxable periods ended after December 31, 2002, (ii) indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and (iii) indicates all Tax Returns that currently are the subject of audit.

(i)  The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against and agreed to by any of the Company and any of its Subsidiaries for taxable periods ended after December 31, 2002.

(j)  None of the Company and its Subsidiaries is a party to any Tax sharing or allocation agreement.

(k)  Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company and its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

4.9  Personal Property; Liens. The Company and each Subsidiary has good title to all of its personal property, free and clear of all Liens, except for: (a)  Permitted Liens and (b) the capital leases and equipment leases relating to such personal property. All material fixed assets owned or leased by the Company or any Subsidiary are in good operating condition and repair (reasonable wear and tear excepted).

4.10     Real Property.

(a)  Neither the Company nor any Subsidiary owns or has any interest of any kind (whether ownership, leases or otherwise) in any real property, except to the extent of its interests as lessee under the leases for the business premises listed in Schedule 4.10(a) (collectively, the “Facilities”). True and complete copies of the lease agreements in respect of the Facilities (including all amendments thereto) have previously been provided by Seller to Buyer (the “Leases”). Neither the Company nor any Subsidiary is a sublessor with respect to any real property.

(b)  The Company and each Subsidiary (and, to Seller’s knowledge, each landlord thereunder) is presently in material compliance with its obligations under the Leases, and the Facilities are in good condition (reasonable wear and tear excepted), and are adequate for the operation of the Business as presently conducted. Except as set forth on Schedule 4.10(b), no consent of any landlord under the Leases will be required in order for the subject Lease to remain in effect in accordance with its current terms, after giving effect to the sale and transfer of the Membership Interests pursuant to this Agreement.

(c)  To Seller’s knowledge, the Company’s and each Subsidiary’s use of the Facilities in the normal conduct of the Business does not violate any applicable building, zoning or other Law affecting such real properties and, to Seller’s knowledge, there are no covenants, easements, rights of way or other such conditions of record which impair the Company or any Subsidiary’s use of the Facilities in the ordinary course of the Business.

(d)  During the three-year period prior to the date hereof, neither the Company nor any Subsidiary has experienced any material interruption in the delivery of adequate quantities of any utilities or other public services required by the Company or any Subsidiary in the normal operation of the Business.

4.11     Accounts Receivable.

(a)  To the extent not already collected, all accounts receivable shown on the Financial Statements and/or the Interim Financial Statements, and all accounts receivable thereafter created or acquired by the Company or any Subsidiary (the “Accounts”), have arisen in the ordinary course of the Business, and, to the extent not already collected, and except as set forth on Schedule 4.11(a), represent amounts owed to the Company or any Subsidiary by account debtors in respect of goods, products or services provided to such account debtors by the Company or any Subsidiary, subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of the Company or any Subsidiary), and subject to a reserve for doubtful accounts in the amount set forth in the Financial Statements and/or the Interim Financial Statements (the “Reserve”).

(b)  Seller does not have any knowledge of any asserted counterclaims or set-offs in respect of any of such Accounts, or of any state of facts, events or occurrences which would impair the collection of such Accounts in the ordinary course of business, subject to (i) the Reserve, and (ii) customary adjustments which may be effected with customers in the ordinary course of business and which are not material.

4.12     Insurance Policies. Schedule 4.12 contains a true and correct schedule of all insurance coverages held by the Company and each Subsidiary concerning its business and properties, including the names of insurers, policy limits and deductibles. None of Seller, the Company or any Subsidiary has received written notice of cancellation or intent not to renew any of such policies in the preceding two years. To Seller’s knowledge, there has not occurred, and there does not exist, any condition (other than general industry-wide conditions) such as would cause any of the Company’s or any Subsidiary’s insurers to cancel any of the Company’s or any Subsidiary’s insurance coverages or would be reasonably likely to materially increase the premiums charged to the Company or any Subsidiary for coverages consistent with the scope and amounts of their existing coverages.

4.13     Permits, Licenses and Bonds. The Company and each Subsidiary possesses all material permits, licenses, franchises and bonds, from or to whatever Governmental Authority requiring the same and having jurisdiction over the Company and each Subsidiary, necessary in order to operate its Business in the manner presently conducted. All of such permits, licenses, franchises and bonds are listed in Schedule 4.13, and true and correct copies thereof have been delivered by Seller to Buyer. The Company and each Subsidiary has complied with the requirements of such permits, licenses, franchises and bonds in all material respects (or has timely and validly cured any deficiencies in compliance), and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. All of the Company’s or any Subsidiary’s material permits, licenses, franchises and bonds are valid, current and in full force and effect, and except as set forth Schedule 4.13, the execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement (a) will not, under any such permits, licenses or franchises, require any consent or approval of any Governmental Authority and (b) will not result in a violation of, conflict with or constitute a default (or give rise to any right of termination) under any such permits, licenses or franchises.

4.14     Contracts and Commitments.

(a)  Schedule 4.14(a) lists all real property leases, personal property leases, loan agreements, indentures, security agreements, guarantees, employment agreements, consulting agreements, non-compete or other business limitation agreements, joint venture agreements, business acquisition agreements, securities investment agreements, and all other contracts and agreements (whether written or oral) to which the Company or any Subsidiary is a party and which are material to the Business, the Company or any Subsidiary (collectively, “Material Contracts”).

(b)  Except as set forth in Schedule 4.14(b): (i) all Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of Seller, the other parties thereto, and are in full force and effect; (ii) neither the Company nor any Subsidiary, and to Seller’s knowledge, no other party, is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default under any Material Contract; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

(c)  There is no outstanding power of attorney granted by the Company or any Subsidiary to any Person.

(d)  Seller has made available to Buyer true and complete copies of all Material Contracts.

4.15  Customers and Suppliers. Except as set forth in Schedule 4.15, none of the Company, any Subsidiary or Seller has received written notice of any existing, announced or anticipated changes in the policies of any customer, supplier or referral source which would reasonably be expected to have a Material Adverse Effect.

4.16    Labor, Benefit and Employment Agreements.

(a)  Schedule 4.16(a) contains an accurate and complete list of each Employee Plan and each Employee Agreement. None of the Company, any Subsidiary or any other current or former Person under common control with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (each an “ERISA Affiliate”) has any plan or commitment to establish, adopt or enter into any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable Law).

(b)  The Company, each Subsidiary and Seller has provided to Buyer correct and complete copies of: all material documents embodying or relating to each Employee Plan and each Employee Agreement including the most recent annual actuarial valuations, if any, prepared for each Employee Plan; the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; if the Company Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; all IRS determination, opinion, notification and advisory letters issued with respect to an Employee Plan; all correspondence to or from any governmental agency relating to any Employee Plan (other than routine correspondence that is not expected to result in liability to the Company or any Subsidiary).

(c)  The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has, since January 1, 2000, obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or, to Seller’s knowledge, is likely to adversely affect such qualified status. To Seller’s knowledge no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending or, to Seller’s knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Except as set forth in Schedule 4.16(c), each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to Seller’s knowledge, threatened by the IRS or Department of Labor (“DOL”), or any other Governmental Authority with respect to any Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Plan. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or there is time remaining in which to make such contributions on a timely basis. Except as disclosed in Schedule 4.16(c), the Company does not have any Liabilities with respect to any Employee Plan, or, to Seller’s knowledge, have any potential or contingent liability in respect of any actions or transaction relating to any Employee Plan, other than to make contributions thereto if, as and when due (prior to imposition of any interest or penalties) for periods subsequent to the date hereof.

(d)  Except as set forth in Schedule 4.16(d), the Company (i) is not a party to (A) any collective bargaining agreement or other written agreement covering unionized employees, (B) any written agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) which is not terminable without penalty by the Company on not more than thirty-one days’ prior written notice, and (ii) does not have or maintain any employee manuals or handbooks or written employment policies or procedures. No union is now certified or has claimed in writing the right to be certified as a collective bargaining agent to represent any employees of the Company, and there are no organizational activities or labor disputes existing or, to Seller’s knowledge, threatened, involving organizational activities, picketing, strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company or any Subsidiary. Neither the Company nor Seller has received notice of any unfair labor practice charges or petitions for election filed, pending or being litigated before the National Labor Relations Board or any State labor relations board, in each case, with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice of any actual or alleged violation of any Law or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

(e)  The Company and each Subsidiary: (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Company and its Subsidiaries (the “Employees”); (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to Seller’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any Subsidiaries under any workers’ compensation policy or long term disability policy. To Seller’s knowledge, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(f)  Except as set forth in Schedule 4.16(f), neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Employee Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” (as defined in ERISA or the Code); (iv) a “funded welfare plan” within the meaning of Section 19 of the Code; (v) any Employee Plan for the benefit of service providers residing outside of the U.S.A.; or (vi) any Employee Plan in which stock of the Company or any affiliate is or was held as a plan asset. No Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g)  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post termination or retiree welfare benefits, except to the extent required by statute.

(h)  Schedule 4.16(h) lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code and the proposed regulations thereunder) sponsored or maintained by the Company and each ERISA Affiliate that is not otherwise exempt from the application of Section 409A. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations thereunder. No payment of the amounts due under the UARP pursuant to Section 3.3 will result in any excise Taxes on the Company, any withholding obligations by the Company with respect to such payment or any penalties being imposed against the Company. To Seller’s knowledge, no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(i)  Except as listed on Schedule 4.16(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound that would obligate the Company or any ERISA Affiliate to make any payment that would not be deductible under Section 280G of the Code.

4.17    No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by Seller, nor the performance of or compliance with the terms and provisions of this Agreement on the part of the Company, any Subsidiary and/or Seller will (a) violate or conflict with any term of the Certificate of Formation or Limited Liability Company Agreement of the Company or the certificate of incorporation or other organizational document of any Subsidiary, or (b) materially conflict with or result in a material breach of any of the terms, conditions or provisions of any material judgment, order, injunction, decree, note, indenture loan agreement or other material instrument or agreement to which the Company, any Subsidiary or Seller is a party or by which the Company, any Subsidiary or Seller is bound, or constitute a material default thereunder. Except as disclosed in Schedule 4.17, no consent, authorization or approval of or filing with any Governmental Authority, or any third party, will be required on the part of the Company, any Subsidiary or Seller in connection with the consummation of the transactions contemplated by this Agreement.

4.18  Compliance with Laws.

(a)  The Company and each Subsidiary is, and has been for the past three years, in compliance, in all material respects, with all Laws and Governmental Orders (including the Fair Debt Collection Practices Act of 1977, Fair Credit Reporting Act, the Federal Truth-in-Lending Act, the Fair Credit Billing Act, the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996), and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

(b)  None of the Company, any Subsidiary or Seller has received written notice of material default or violation, nor is the Company or any Subsidiary in default or violation, in any material respect, with respect to any Laws or Governmental Orders relating to the Company’s or any Subsidiary’s business, affairs, properties or assets. None of the Company, any Subsidiary or Seller has received notice of or been charged with, and is not, to Seller’s knowledge, under investigation with respect to any material violation of any provision of any Law or Governmental Order relating to the Company’s or any Subsidiary business, affairs, properties or assets.

(c) The foregoing representations and warranties set forth in this Section 4.18 shall not apply to (i) environmental matters, which are exclusively provided for in Section 4.23 hereof (ii) matters related to Taxes, which are exclusively provided for in Section 4.8 hereof, or (iii) matters related to Employee Plans, which are exclusively provided for in Section 4.16 hereof.

4.19  Litigation. Except as disclosed in Schedule 4.19, there is no Action pending, or to the knowledge of Seller, threatened, by or against the Company, any Subsidiary or any of their business, assets or properties.

4.20  Patents, Licenses and other Intellectual Property.

(a)  Except as set forth in Schedule 4.20, there are no (i) patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Company and/or any of its Subsidiaries, managers, directors, officers or employees and which in any way relate to or are used in the Business; or (ii) franchises, licenses and/or similar arrangements concerning intellectual property granted to the Company or any Subsidiary by others and/or to others by the Company or any Subsidiary excluding any licenses for Desktop Software (collectively, the “Intellectual Property”). “Desktop Software” means any third party computer software valued at less than $25,000 per license or third party software that is licensed for use on desktop or laptop computers or related servers other than by a written agreement executed by the licensee, including software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software, and Microsoft Office or similar office productivity software.

(b)  None of the Intellectual Property listed in Schedule 4.20 is subject to any pending challenge known to Seller or any of the Holders. To Seller’s knowledge, the Company and each Subsidiary has the valid right to utilize all Intellectual Property utilized in the Business, and none of the Company, any Subsidiary or Seller has received notice of any claimed infringement of any such Intellectual Property with the rights or property of any other Person.

(c)  Either the Company or a Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to, or has valid right to use, the patents, trademarks, copyrights, software and other intellectual property used in the ordinary course of the Business as currently conducted, including the Intellectual Property.

(d)  The Intellectual Property includes all of the material intellectual property used in the ordinary day-to-day conduct of the Business. The Intellectual Property is valid, enforceable and subsisting, and has not been adjudged invalid or unenforceable in whole or part.

4.21  Transactions with Affiliates. Except as set forth on Schedule 4.21,

(a)  No material asset employed in the Business (including any historical performance, records, models, strategies and/or results in the Company’s database) is owned by, leased or licensed from or leased or licensed to Seller, any of Seller’s Affiliates (other than the Company or any Subsidiary), or any officer, director or employee of the Company or any Affiliate of the Company or any Subsidiary.

(b)  No employee, officer or director of Seller, the Company, any Subsidiary or any Affiliate and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director has any direct or indirect financial interest in any competitor, supplier or customer of the Company, any Subsidiary or the Business; provided, however, that the ownership of securities representing no more than five percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer.

(c)  No employee, officer or director of Seller, the Company, any Subsidiary or any Affiliate and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such employee, officer or director has outstanding any Indebtedness to the Company or any Subsidiary.

4.22  Bank Accounts. Schedule 4.22 sets forth a list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company or any Subsidiary, with indication of all persons having signatory, access or other authority with respect thereto.

4.23  Environmental Matters.

(a)  As used in this Section 4.23: (i) the term “Environmental Laws” means all Laws relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including the Clean Air Act Amendments of 1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and similar state Laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect; (ii) the terms “hazardous substances,” “release,” “respond,” “response,” and all variations and derivatives thereof shall mean and include all radioactive materials, asbestos and asbestos-containing materials, PCB’s, petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as “hazardous substances,” “toxic substances,” “hazardous waste,” “toxic pollutants” in, or otherwise regulated under any Environmental Law, including the meanings ascribed to them in CERCLA.

(b)  The Company and each Subsidiary is in material compliance with all Environmental Laws applicable to the Business. None of the Company, any Subsidiary or Seller has received written notice of any pending or threatened Action which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of the Company, (ii) asserts or alleges that the Company or any Subsidiary is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (iii) asserts or alleges that the Company or any Subsidiary is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To Seller’s knowledge, neither the Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws. Neither the Company nor any Subsidiary is a participant in, nor does Seller have knowledge of, any governmental investigation involving the Company’s or any Subsidiary’s use of any of the Facilities.

(c)  Neither the Company nor any Subsidiary has caused or permitted any hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any of the Facilities which materials, if known to be present, would reasonably be expected to require or authorize cleanup, removal or other remedial action under any applicable Environmental Laws.

(d)  The Company and each Subsidiary has in full force and effect all material permits, licenses and approvals required to be maintained under any Environmental Laws applicable to the Company or any Subsidiary or the Company’s or any Subsidiary’s use of the Facilities.

4.24  Sensitive Payments. Neither the Company nor any Subsidiary has (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the Laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti-Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. § 1320a-7b(b) or any analogous state statute, or (d) made any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

4.25  Investment Matters.

(a)  At the execution and delivery of this Agreement and at Closing Seller is and will be an Accredited Investor.

(b)  Seller has received and carefully reviewed the Buyer SEC Reports, and understands that such material does not contain the type of disclosure that would be found typically in a private placement memorandum. Seller has had the opportunity to make inquiries of the management of Buyer and to obtain such additional information as each Seller has deemed necessary to make an informed investment decision regarding the Buyer Common Stock and the Consideration paid therefor.

(c)  Seller acknowledges and agrees that no representations or warranties have been made to it by Buyer or any director, officer, employee or affiliate of Buyer other than as expressly contained in this Agreement. In entering this transaction Seller is not relying upon any information, other than that which is expressly set forth in this Agreement and that which Seller has obtained as a result of Seller’s due diligence, including review of all materials delivered to Seller pursuant to the terms of this Agreement, and Seller’s own independent analysis of the risks of investment represented by the Buyer Common Stock.

(d)  SELLER ACKNOWLEDGES THAT THE SHARES OF BUYER COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS; THE BUYER COMMON STOCK MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN EFFECTIVE EXEMPTION FROM ANY SUCH REGISTRATION REQUIREMENTS. Seller understands no federal or state agency has made any finding or determination as to any aspect of the investment in the Buyer Common Stock.

(e)  Seller is fully capable of bearing the economic risk of each Seller’s investment in the Buyer Common Stock, including a total loss thereof. The economic risk of Seller’s investment shall be borne solely by Seller for an indefinite period of time and there is not now, and there may never be, an active public market for the Buyer Common Stock.

(f)  Seller has sought and received such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the execution of this Agreement and the acquisition of the Buyer Common Stock.

(g)  Except for the distributions of Buyer Common Stock to the Persons and in the manner specified in Schedule 4.25(g), Seller will be acquiring and accepting the shares of Buyer Common Stock for its own account for investment and with no present intention of distributing such shares, but without prejudice to its right at all times to sell or otherwise dispose of all or any part of the Buyer Common Stock under an appropriate registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act and exempt from any applicable state securities Laws

4.26  Employees.

(a)  Schedule 4.26(a) lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2005 and 2006, the date of employment, and position of each current salaried Employee, officer, director or consultant of the Company or any Subsidiary whose annual compensation exceeded (or, in 2007, is expected to exceed) $75,000.

(b)  Schedule 4.26(b) sets forth all directors, officers, management Employees and technical and professional employees of the Company or any Subsidiary who are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

4.27  Duty of Inquiry. Buyer is not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Seller and the Holders in this Agreement.

5.           REPRESENTATIONS AND WARRANTIES OF HOLDERS.

Each Holder, severally (and not jointly), represents and warrants to Buyer that, except as otherwise disclosed in the Disclosure Schedule:

5.1    Ownership of the Membership Interests in Seller. Each Holder owns, beneficially and of record, the issued and outstanding membership or other equity interests in Seller (including any options, warrants or other securities or rights which are convertible into or exercisable for membership or other equity interests in Seller) in the amounts specified in Schedule 5.1.

5.2    Valid and Binding Agreement. Such Holder has all requisite full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Holder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms.

5.3    No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by such Holder will (a) violate the organizational documents of such Holder (if any) or (b) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture loan agreement or other instrument or agreement to which such Holder is a party or by which such Holder is bound.

5.4    Litigation. Except as disclosed in Schedule 5.4, there is no Action pending, or to the knowledge of such Holder, threatened by or against such Holder with respect to the Company, any Subsidiary or any of the Company’s or its Subsidiaries’ business, assets or properties.

5.5    Investment Matters.

(a)  At the execution and delivery of this Agreement and at Closing such Holder is and will be an Accredited Investor.

(b)  Such Holder will be acquiring and accepting the shares of Buyer Common Stock for its own account for investment and with no present intention of distributing such shares, but without prejudice to its right at all times to sell or otherwise dispose of all or any part of the Buyer Common Stock under an appropriate registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act and exempt from any applicable state securities Laws.

(c)  Such Holder has received and carefully reviewed the Buyer SEC Reports, and understands that such material does not contain the type of disclosure that would be found typically in a private placement memorandum. Such Holder has had the opportunity to make inquiries of the management of Buyer and to obtain such additional information as such Holder has deemed necessary to make an informed investment decision regarding the Buyer Common Stock and the Consideration paid therefor.

(d)  Such Holder acknowledges and agrees that no representations or warranties have been made to it by Buyer or any director, officer, employee or affiliate of Buyer other than as expressly contained in this Agreement. In entering this transaction such Holder is not relying upon any information, other than that which is expressly set forth in this Agreement and that which such Holder has obtained as a result of Seller’s due diligence, including review of all materials delivered to Seller pursuant to the terms of this Agreement, and such Holder’s own independent analysis of the risks of investment represented by the Buyer Common Stock.

(e)  SUCH HOLDER ACKNOWLEDGES THAT THE SHARES OF BUYER COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS; THE BUYER COMMON STOCK MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN EFFECTIVE EXEMPTION FROM ANY SUCH REGISTRATION REQUIREMENTS. Such Holder understands no federal or state agency has made any finding or determination as to any aspect of the investment in the Buyer Common Stock.

(f)  Such Holder is fully capable of bearing the economic risk of such Holder’s and Seller’s investment in the Buyer Common Stock, including a total loss thereof. The economic risk of such Holder’s and Seller’s investment shall be borne solely by such Holder and Seller for an indefinite period of time and there is not now, and there may never be, an active public market for the Buyer Common Stock.

(g)  Such Holder has sought and received such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the execution of this Agreement and the acquisition of the Buyer Common Stock.

6.          REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and the Holders as follows:

6.1    Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.

6.2    Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by the Board of Directors of Buyer; and Buyer has the full legal right, power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Buyer to consummate the transactions contemplated hereby other than the approval of the issuance of the Buyer Common Stock in accordance with Sections 712 and/or 713 of the American Stock Exchange Company Guide, if required.

6.3    Valid and Binding Agreement. This Agreement (and, when executed and delivered, the Registration Rights Agreement) constitutes (and will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

6.4    No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by Buyer, nor compliance with the terms and provisions of this Agreement on the part of Buyer, will: (a) violate the Certificate of Incorporation or By-laws of Buyer, or any statute or regulation of any Governmental Authority which affects and is material to the business of Buyer; (b) require the issuance to Buyer of any authorization, license, consent or approval of any federal or state Governmental Authority; or (c) materially conflict with or result in a material breach of any of the terms, conditions or provisions of any material judgment, order, injunction, decree, note, indenture, loan agreement or other material agreement or instrument to which Buyer is a party, or by which Buyer is bound, or constitute a material default thereunder. Other than filings required by the SEC, no consent, authorization or approval of or filing with any Governmental Authority, or any third party, will be required on the part of Buyer in connection with the consummation of the transactions contemplated hereby.

6.5    SEC Reports; Financials.

(a)  Since February 24, 2003, Buyer has filed all reports required to be filed by it with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such reports, together with all registration statements, prospectuses and proxy statements filed by Buyer, are collectively referred to as the “Buyer SEC Reports”). As of their respective dates, all such Buyer SEC Reports complied in all material respects with the applicable requirements of the Exchange Act. Seller and the Holders are entitled to rely upon the Buyer SEC Reports as a material inducement for it to enter into this Agreement and to acquire the Buyer Common Stock. The Buyer SEC Reports do not contain a misstatement of a material fact, or omit to state any material fact the absence of which, under the circumstances, is materially misleading. There exists no condition, circumstance or event, which, at present or after notice or lapse of time or both, might require Buyer to file a Form 8-K with respect thereto. To the knowledge of Buyer, and its officers, managers and directors, there is no reason to expect that any of the Buyer SEC Reports will disclose any one or more facts or circumstances which could have a Buyer Material Adverse Effect. Neither Buyer nor any Affiliate of Buyer nor any officer or director of Buyer of any such Affiliate is under investigation or has been adversely characterized by the SEC or any state securities and banking commission.

(b)  Set forth in Buyer’s final prospectus dated November 3, 2006 and Buyer’s 10-KSB for the fiscal year ended December 31, 2006 are true, correct and complete copies of (i) the audited consolidated balance sheets of Buyer as of December 31, 2005 and 2006, and the related audited consolidated statements of income and members’ equity, and cash flows of Buyer for the fiscal years then ended (the “Buyer Financial Statements”).

(c)  The Buyer Financial Statements: (i) were derived from the books and records of Buyer, which accurately and consistently reflect all transactions to which Buyer was and is a party; (ii) were prepared in accordance with GAAP, subject to audit adjustments which would not (individually or in the aggregate) have a Buyer Material Adverse Effect, and to the absence of certain footnote disclosures which would otherwise be required by GAAP; (iii) fairly present in all material respects Buyer’s consolidated financial condition as at the dates thereof, and the results of its operations for the fiscal years then ended; (iv) contain and reflect all necessary material adjustments and accruals for a fair presentation of Buyer’s consolidated financial condition and the results of its operations as of the dates of and for the fiscal years covered by such Buyer Financial Statements; and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities of Buyer, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein.

6.6    Purchase of Membership Interests for Investment. Buyer will be acquiring ownership of the Membership Interests for its own account, for investment purposes only, and not with a view to the resale or distribution thereof in violation of any applicable securities Laws.

6.7    Status of Buyer Common Stock. All shares of Buyer Common Stock shall, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and, except as limited by applicable Law (including the Securities Act) and except as otherwise provided in this Agreement, freely transferable.

6.8    No Material Changes.

(a)  Since December 31, 2006, except as set forth in the Buyer 2007 SEC Reports, there has not been:

(i)  Any material adverse change in the financial condition, operations or business of Buyer from that shown on the Buyer Financial Statements (including any announced changes in Buyer’s relations with any significant suppliers, clients, customers, referral sources or others having significant relationships with Buyer), or any material transaction or commitment effected or entered into by Buyer outside of the ordinary course of business;

(ii)  Any effect, change or circumstance which has had, or could reasonably be expected to have, a Buyer Material Adverse Effect; or

(iii)  Any incurrence of any material Liability outside of the ordinary course of business.

6.9    Litigation. Except as set forth in the Buyer 2007 SEC Reports, there is no Action pending, or to the knowledge of Buyer threatened, by or against Buyer or any of its assets or properties which, if adversely determined, would have a Buyer Material Adverse Effect.

6.10  Compliance with Laws.

(a)  Except as set forth in the Buyer 2007 SEC Reports, Buyer is, and has been for the past three years, in compliance, in all material respects, with all Laws and Governmental Orders (including the Fair Debt Collection Practices Act of 1977, Fair Credit Reporting Act, the Federal Truth-in-Lending Act, the Fair Credit Billing Act, the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996), and all requirements of insurance carriers, applicable to its business, affairs, properties or assets.

(b)  Except as set forth in the Buyer 2007 SEC Reports, Buyer has not received notice of material default or violation, nor is Buyer in default or violation, in any material respect, with respect to any Laws or Governmental Orders relating to Buyer’s business, affairs, properties or assets. Buyer has not received notice of or been charged with, and is not, to Buyer’s knowledge, under investigation with respect to any violation of any provision of any Law or Governmental Order relating to Buyer’s business, affairs, properties or assets, which violation would reasonably be expected to have a Buyer Material Adverse Effect.

6.11  Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the incurrence of any Indebtedness therewith, the assets of Buyer will exceed its Liabilities. In connection with the consummation of the transactions contemplated hereby and the incurrence of any Indebtedness in connection therewith, Buyer does not intend that it would incur debts that would be beyond its ability to pay as the debts mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business.

6.12  Sensitive Payments. Buyer has not (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the Laws of the United States or the jurisdiction in which made, (b) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (c) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti-Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. § 1320a-7b(b) or any analogous state statute, or (d) made any payments to any Person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

6.13  Duty of Inquiry. None of Seller, the Holders or the Company is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Buyer in this Agreement.

7.           BUYER’S OBLIGATIONS BEFORE THE CLOSING DATE.

Buyer covenants and agree that, from the date hereof until the Closing Date:

7.1    Efforts to Obtain Funding.

(a)  Buyer shall use its commercially reasonable efforts to obtain the Financing. If at any time it becomes reasonably likely that Buyer will be unable for any reason to consummate the Financing, Buyer will promptly notify the Company and Seller.

(b)  Without limiting the generality of the obligations set forth in subsection (a) above, Buyer shall use its commercially reasonable efforts to cause the conditions which are set forth in any financing commitment letters or financing comfort letter to be fulfilled in accordance with their terms as soon as commercially reasonably practicable. Buyer shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its representatives to, deliver all documents and instruments reasonably necessary to satisfy the conditions to the Financing and assist with the syndication or marketing of the Financing.

(c)  Buyer shall regularly, but in no event less frequently than weekly, update the Company and Seller regarding the status and efforts to obtain the Financing, including the identity of potential lending sources, the conditions of such Financing and such other information as the Company and Seller reasonably request.

7.2    Notice of Funding Failure. Buyer shall promptly deliver written notice to the Company and Seller if Buyer has been notified or if it reasonably believes that any of its equity or debt financing sources will not fund the transactions contemplated by this Agreement.

7.3    Efforts to obtain Stockholder Vote. Buyer shall use reasonable efforts to obtain stockholder approval in accordance with Sections 712 and/or 713 of the American Stock Exchange Company Guide, if required.

8.           SELLER’S OBLIGATIONS BEFORE THE CLOSING DATE.

Seller covenants and agrees that, from the date hereof until the Closing Date:

8.1    Access to Information. The Company and Seller shall permit Buyer and its counsel, accountants and other representatives, upon reasonable advance notice to the Company, during normal business hours and without undue disruption of the business of the Company, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to the Company and each Subsidiary. Buyer and its representatives shall also be permitted to consult with the Company’s and each Subsidiary’s officers, counsel and accountants concerning the business of the Company and each such Subsidiary, and, with Seller’s prior consent, conduct interviews with employees of the Company and each such Subsidiary (subject to such procedures as may reasonably be established by Seller).

8.2    Conduct of Business in Ordinary Course. The Company and each Subsidiary shall, and the Seller shall cause the Company and each Subsidiary to, carry on its business activities in substantially the same manner as heretofore conducted, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by the Company and each Subsidiary as of the date hereof, without in each instance obtaining the prior written consent of Buyer.

8.3    Preservation of Business and Relationships. The Company and each Subsidiary shall, and Seller shall cause the Company and each Subsidiary to, without making or incurring any unusual commitments or expenditures, use its reasonable best efforts to preserve its business organization intact and to preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with it.

8.4    Maintenance of Insurance. The Company and each Subsidiary shall, and Seller shall cause the Company and each Subsidiary to, continue to carry its existing insurance coverage, to the extent obtainable upon reasonable terms.

8.5    Corporate Matters. The Company and each Subsidiary shall not, and Seller shall cause the Company and each Subsidiary not to, without the prior written consent of Buyer:

(a)  amend its Certificate of Formation, Limited Liability Company Agreement, certificate of incorporation or other organizational documents;

(b)  issue or sell any limited liability company membership interests or any other equity interests or profit participations in the Company or any Subsidiary;

(c)  issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional limited liability company membership interests, other equity interests or profit participations might be directly or indirectly issued;

(d)  amend, cancel or modify in any material respect any Material Contract or enter into or modify any material new agreement, commitment or transaction other than in the ordinary course of business;

(e)  pay, grant or authorize any salary increases or bonuses except in the ordinary course of business and consistent with past practice, or enter into any employment agreement, consulting agreement, management agreement or Employee Plan, other than in the ordinary course of business;

(f)  except pursuant to commitments in effect on the date hereof or as otherwise set forth in Schedule 8.5(f) of the Disclosure Schedule, make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $100,000 in the aggregate;

(g)  except as set forth in Schedule 8.5(g), sell, assign or dispose of any capital asset(s) with a net book value in excess of $25,000 as to any one item or $100,000 in the aggregate as to all items;

(h)  materially change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its Liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

(i)  incur any Indebtedness, except in the ordinary course of business under the Company’s secured line of credit in existence on December 31, 2006;

(j)  transfer, dispose of or license any assets or properties, except in the ordinary course of business consistent with past practices, or subject any of its assets or properties to any Liens, other than Permitted Liens;

(k)  forgive any Indebtedness owed to it by Seller or any of its Affiliates (except to the extent of any set-off against any Indebtedness owed by the Company to Seller or any of its Affiliates);

(l)  pay any dividend or distribution except the distribution of Excess Cash and the distribution related to Taxes as each are contemplated by Section 3.2;

(m)  merge with, enter into a consolidation with or acquire an equity interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(n)  except as it relates to the consummation of the transactions contemplated by this Agreement, enter into any agreement, arrangement or transaction with any of the Company’s, any Subsidiary’s or Seller’s directors, officers, employees or members (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o)  disclose any secret or confidential Intellectual Property (except by way of issuance of a patent) or permit to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

(p)  fail to maintain the Company’s and each Subsidiary’s offices, Facilities property and equipment in good repair and operating conditions, ordinary wear and tear excepted;

(q)  except in the ordinary course of business, incur any material Liability; or

(r)  agree to do, or take any action in furtherance of, any of the foregoing.

9.        ADDITIONAL AGREEMENTS OF THE PARTIES.

9.1  Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon any party under applicable state or federal securities or antitrust Laws, it is expressly understood and agreed by Buyer, Seller and each Holder that (a) this Agreement, the Disclosure Schedule and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and the terms and conditions hereof and thereof, and (b) all non-public financial information, business records and other non-public information concerning Seller, the Company or Buyer which any of Buyer, the Company, Seller and each Holder or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by Buyer, the Company, Seller and each Holder and their respective representatives, and shall not be disclosed to any Person that is not associated or affiliated with any of Buyer, the Company, Seller and each Holder and involved in the transactions contemplated hereby, without the prior written approval of Seller or Buyer, as applicable. Neither party shall issue any press release or other public announcement regarding the transactions contemplated hereby without the prior approval of the other party (such approval not to be unreasonably withheld or delayed) unless compelled to do so upon advice of counsel and there is insufficient time to obtain approval hereunder. In the event that the transactions contemplated hereby shall not be consummated for any reason, each of Buyer, the Company, Seller and each Holder covenants and agrees that neither they nor their respective representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue and all work papers, data files, and other records destroyed). Notwithstanding the foregoing, nothing in this Section 9.1 shall limit or restrict the dissemination of information by a Holder (a) to its Affiliates, limited partners, lenders, investors or prospective lenders or investors or (b) as required by a Governmental Authority or self-regulating body. This Section 9.1 shall be in addition to the agreements of the parties contained in that certain Confidentiality Agreement between the parties dated as of February 2, 2007 (the “Confidentiality Agreement”).

9.2  Termination of Other Negotiations; Exclusivity. None of the Company, Seller or any Holder shall, directly or indirectly, for a period commencing on the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, consider, solicit, encourage (including by way of furnishing any non-public information concerning the Company’s business, properties or assets), negotiate or accept any offer with or from, or enter into any agreement with, any other Person for the sale of the Business (whether through merger, consolidation or other business combination, sale or other disposition of all or a substantial part of the assets of the Company or any Subsidiary, or sale or other disposition of any limited liability company membership interests or other equity or profits interests of the Company, any Subsidiary or Seller). Each Holder and Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller agrees not to and to cause the Company not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Holder, Seller or the Company is a party.

9.3  Voting by the Holders. Each of the Holders hereby agrees, subject to applicable Law and if necessary or appropriate under Seller’s operating agreement, to vote its or his limited liability company membership interests in Seller in favor of the transactions contemplated hereby.

9.4  Non-Interference; Further Assurances. Each party shall use all reasonable efforts to perform its respective pre-Closing covenants hereunder and to fulfill the conditions precedent provided in this Agreement (to the extent within such party’s control). In addition, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

9.5  Release. The Holders and Seller covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company, a general release and discharge, in form and substance satisfactory to Buyer, releasing and discharging the Company from any and all Liabilities to the Holders, Seller and their Affiliates, except for (a) any liability arising under or related to this Agreement and the documents and agreements delivered in connection herewith or as a condition hereof, including any employment agreement or shareholder agreement effective on or after the Closing Date, (b) ordinary compensation, benefit or bonus amounts owed to such Holder pursuant to his employment relationship with the Company or (c) ordinary course indemnification obligations of the Company to its officers and directors (including former officers and directors).

9.6  Notice of Developments. Prior to the Closing, Seller shall promptly notify Buyer in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Holders or Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect, in each case to the extent such breach, untruthfulness or incorrectness, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect and (b) all other developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company which, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect.

10.      CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Buyer:

10.1  Accuracy of Representations and Warranties. All representations and warranties made by Seller and each Holder in this Agreement and the Disclosure Schedules shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date (except those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date).

10.2  Performance. Seller and each Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller and/or each Holder on or before the Closing Date, including all covenants and agreements described in Sections 8 and 9 of this Agreement.

10.3  Certification. Buyer shall have received a certificate, dated the Closing Date, signed by Seller, certifying, in such detail as Buyer and its counsel may reasonably request, (a) that the conditions specified in Sections 10.1 and 10.2 above and Section 10.6 below have been fulfilled, (b) the total outstanding Indebtedness of the Company as of the Closing Date and (c) the Working Capital of the Company and cash and cash equivalents of the Company on hand as of the close of business on the Closing Date, including the amount of the Excess Cash.

10.4  Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against any Holder, Seller or the Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, have a Material Adverse Effect on the Company or impair the ability of Seller to transfer and deliver to Buyer all of the Membership Interests free and clear of all liens (except any restrictions which may be created by operation of state or federal securities Laws).

10.5  Consents; Releases. Those consents identified on Schedule 10.5 shall have been obtained and true and complete copies thereof delivered to Buyer. Buyer shall have received executed payoff and release letters from all holders of Indebtedness, confirming the aggregate amounts payable by the Company in respect of such Indebtedness as of the Closing Date, and confirming that, upon payment of such amounts, all Liens securing such Indebtedness shall be released. All Liens securing Indebtedness shall have been terminated and released (or shall have been authorized to be released pursuant to the aforedescribed payoff and release letters), and all tax-sharing and tax indemnity agreements, if any, between Seller (or its direct or indirect owners) and the Company shall have been terminated; and evidence thereof, in form and substance reasonably satisfactory to Buyer, shall have been delivered to Buyer.

10.6  Settlement of Affiliate Obligations. All Indebtedness owed to the Company on the Closing Date by Seller and/or any of Seller’s Affiliates shall have been fully paid to the Company in immediately available funds or by set-off against amounts owed by the Company to Seller and/or any of Seller’s Affiliates, such that no such Affiliate obligations owed to the Company shall be outstanding on and after the Closing Date; and all Indebtedness owed by the Company on the Closing Date to Seller and/or any of Seller’s Affiliates shall have been fully paid by the Company in immediately available funds, by set-off against amounts owed to the Company by Seller and/or any of Seller’s Affiliates, or by forgiveness prior to the Closing Date, such that no such Affiliate obligations owed by the Company shall be outstanding on and after the Closing Date. Each of the Holders and Seller shall have delivered the release contemplated by Section 9.5.

10.7  No Material Adverse Effect. There shall not have occurred any event or condition which could, or could reasonably be expected to, have a Material Adverse Effect. Without limitation of the foregoing, between the date of this Agreement and the Closing Date, assets of the Company having an aggregate fair market value of $6,400,000 or more, including the Facilities and any equipment and other fixed assets therein, shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, whether or not covered by insurance.

10.8  Financing. Buyer shall have obtained debt and/or equity financing (the“Financing”) and shall have received the proceeds thereof.

10.9  Stockholder Vote. Subsequent to the date of this Agreement, Buyer shall have received stockholder approval in accordance with Sections 712 and/or 713 of the American Stock Exchange Company Guide, if required.

10.10     Employment Agreements. Each of the Employment Agreements shall remain in full force and effect and shall not have been terminated by any party thereto.

10.11     Financial Statements. Buyer shall have received audited consolidated financial statements of the Company, prepared in accordance with Regulation S-X promulgated under the Securities Act, for the fiscal years ended December 31, 2005 and 2006, and for such additional periods as may be required by Buyer under Regulation S-X, and such unaudited “stub” consolidated financial statements with respect to dates and periods in 2007 as may be required by Buyer.

10.12     Name Change. Seller shall have executed, delivered, filed and caused to become effective amendments to its Certificate of Formation so as to change its company name to eliminate the words “Credint,” “Creditors Interchange,” “CIRM” or any confusingly similar name.

10.13     Resignations; Banking Arrangements. Seller shall have delivered to Buyer the resignations from the Company and each Subsidiary of those Persons listed in Schedule 10.13. In addition, to the extent requested by Buyer, Seller shall have executed and delivered, and shall have caused the Company to execute and deliver, such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and/or safe deposit boxes maintained by or in the name of the Company.

10.14     Resolutions. Buyer shall have received certified resolutions of the Board of Directors and/or other appropriate governing body of Seller, in form reasonably satisfactory to counsel for Buyer, authorizing Seller’s delivery and performance of this Agreement and all other actions to be taken by Seller and each Holder hereunder.

10.15     Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel. Seller and each Holder shall have submitted to Buyer or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which Buyer may have requested in connection with said transactions.

10.16     No Changes in Senior Management. Between the date of this Agreement until the Closing, the Company shall not have made any change in its senior management personnel.

11.         CONDITIONS PRECEDENT TO SELLER’S AND HOLDERS’ PERFORMANCE.

The obligations of Seller and each Holder to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the times specified herein or at the Closing Date, as the case may be, of all of the following conditions, any one or more of which may be waived in writing by Seller:

11.1       Accuracy of Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date (except those representations and warranties made as of a specified date, which shall be so true and correct as of such specified date).

11.2  Performance. Buyer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date, including satisfaction of all of Buyer’s covenants and agreements contained in Section 9 of this Agreement.

11.3  Certification. Seller shall have received a certificate, dated the Closing Date, signed by Buyer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Sections 11.1 and 11.2 above have been fulfilled.

11.4  Assumption of Bond and Other Obligations. Buyer shall have assumed any and all obligations of Seller relating to the bonds posted in connection with any and all permits, licenses and franchises in respect of the Business as in effect on the Closing Date.

11.5  Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or, to Seller’s knowledge, threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, impair the ability of Seller to transfer and deliver to Buyer all of the Membership Interests.

11.6  Consents. All necessary disclosures to and agreements and consents of any Governmental Authority to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to Seller.

11.7  Settlement of Affiliate Obligations. All Indebtedness owed by the Company on the Closing Date to Seller and/or any of its Affiliates shall have been fully paid to Seller or such Affiliates in immediately available funds or by set-off against any amounts contemplated to be paid pursuant to Section 10.6 above, such that no such Indebtedness to Seller and/or any of its Affiliates shall be outstanding on or after the Closing Date.

11.8  Registration Rights Agreement. Buyer shall have executed and delivered to Seller and Holders a registration rights agreement in substantially the form of Exhibit A annexed hereto (the “Registration Rights Agreement”), relating to the registration for resale under the 1933 Act of the Buyer Common Stock.

11.9  Resolutions. Seller shall have received certified resolutions of the Board of Directors of Buyer in form reasonably satisfactory to counsel for Seller, authorizing Buyer’s execution, delivery and performance of this Agreement and the Registration Rights Agreement, and all other actions to be taken by Buyer hereunder.

11.10     Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel.

12.         CLOSING.

12.1  Place and Date of Closing. Unless this Agreement shall be terminated pursuant to Section 13 below, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by facsimile or electronic mail transmission followed by delivery of hard copies, or in such other manner as shall be agreed upon as of the close of business on May 31, 2007, or such later date (not later than June 30, 2007, unless otherwise extended by mutual written agreement of the parties (a) as may be reasonably requested by either party from time to time if such party is at such time proceeding toward Closing in good faith, and (b) otherwise in the parties’ sole and absolute discretion) as may be mutually agreeable to the parties (the date of the Closing being referred to in this Agreement as the “Closing Date”).

12.2  Actions at Closing. On the Closing Date, simultaneous with the Closing, the parties shall make all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date, as set forth herein.

13.         TERMINATION OF AGREEMENT.

13.1  General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)  by the mutual written consent of Buyer and Seller;

(b)  by Buyer or by Seller, if: (i) a material breach shall exist with respect to the representations and warranties made by the other party, and such other party shall not fully remedy the same (if same is capable of being cured) within ten days after written notice thereof to such party (provided, that each of the dates specified in Section 13.1(d) shall be extended for each day there shall exist such unremedied material breach by the Seller or the Holders of such representations and warranties), (ii) the other party shall not have complied, in all material respects, with the covenants and agreements contained in this Agreement required to be complied with by such party, and shall not fully remedy same (if same is capable of being cured) within ten days after written notice thereof to such party (provided, that each of the dates specified in Section 13.1(d) shall be extended for each day there shall exist such unremedied material noncompliance by the Seller or the Holders of such covenants), (iii) the other party shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or he shall have agreed to furnish, and it is reasonably unlikely that the other party will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of Buyer, Seller or the Company and such consent is not obtainable without material cost or penalty (unless the party not seeking to terminate this Agreement agrees or agree to pay such cost or penalty);

(c)  by either Buyer (on the one hand) or Seller (on the other hand), at any time on or after June 30, 2007 (unless extended by mutual written agreement in accordance with Section 12.1 above, the “Outside Closing Date”), if the transactions contemplated hereby shall not have been consummated prior thereto; provided, that the party seeking to effect such termination of this Agreement shall not then be in breach or default of any material representation, warranty, covenant, agreement or obligation imposed upon such party by this Agreement;

(d)  by Buyer if: (i) an event or condition occurs that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or (ii) Seller or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller or the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

13.2  Effect of Termination. In the event of termination of this Agreement pursuant to this Section 13, prompt written notice shall be given by the terminating party to the other party, and, unless the party seeking to terminate this Agreement shall have no right to do so, neither party to this Agreement shall have any further liability to the other, except as provided in Section 13.1 above or (if applicable) Section 13.3; provided. that nothing herein shall relieve any party from liability for any breach of any covenant or agreement under this Agreement.

13.3  Seller Termination Fee. In the event this Agreement is terminated pursuant to Section 13.1(c) solely because the conditions identified in Section 10.8 or 10.9 are not satisfied, Buyer shall pay to Seller, immediately upon such termination, an amount in cash equal to the documented out-of-pocket expenses incurred by the Holders, the Company and Seller in connection with the transactions contemplated hereby (up to an aggregate maximum of $640,000), including amounts paid or payable to banks and investment bankers, and fees and expenses of counsel and accountants; and such payments shall constitute the Company’s and Seller’s sole and exclusive remedy with respect thereto (including with respect to Section 7).

14.         INDEMNIFICATION.

14.1  General.

(a)  From and after the Closing Date, Seller and each Holder severally, not jointly and severally, shall defend, indemnify and hold harmless Buyer from, against and in respect of any and all Losses that Buyer may incur, sustain or suffer (“Buyer Losses”) as a result of any breach of, or failure by Seller or any Holder to perform, any of the representations, warranties, covenants or agreements of Seller or any Holder contained in this Agreement (it being expressly understood that the Holders shall be severally liable, in accordance with Section 14.2(d)(vi) below, for any breaches of the representations, warranties, covenants and agreements of Seller contained in this Agreement). Any indemnification payments in respect of Buyer Losses shall be treated as an adjustment to the Consideration.

(b)  From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Seller and the Holders from, against and in respect of any and all Losses that Seller may incur, sustain or suffer (“Seller Losses”) as a result of any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement.

14.2  Limitations on Certain Indemnity.

(a)         Anything contained in Section 14.1(a) above to the contrary notwithstanding, Seller and the Holders shall not be liable for any Buyer Losses (i) unless and until, and then only to the extent that, the aggregate amount of all Buyer Losses shall exceed the sum of $300,000 (the “Deductible”), and (ii) for any amount in excess of $9,000,000 in the aggregate (the “Cap”); provided, however, that the Deductible and the Cap shall not be applicable to, and there shall not be counted against the Deductible or the Cap, any Buyer Losses which (A) arise out of a breach or violation of Sections 4.1, 4.2, 4.3, 4.4 or 16.2, or (B) involve, or are grounded in a claim of, common law fraud (a “Fraud Claim”).

(b)         Buyer shall be entitled to indemnification by Seller and each Holder for Buyer Losses only in respect of claims for which notice of claim shall have been given to Seller on or before the first anniversary of the Closing Date and Seller and the Holders shall be entitled to indemnification by Buyer for Seller Losses only in respect for which notice of claim shall have been given to Buyer on or before the first anniversary of the Closing Date; provided, that (i) with respect to Buyer Losses relating to a breach of any warranties relating to tax matters covered by Section 4.8 above, the duration of such indemnity shall be with respect to claims asserted prior to the expiration of the final statute of limitations for those tax reports and tax returns covered by the warranties under Section 4.8 above, (ii) with respect to any Buyer Losses or Seller Losses arising by reason of any breach by Seller, any Holder, or any Affiliate of Seller or a Holder, or Buyer or any Affiliate of Buyer, as the case may be, of any of the covenants under Section 16 below, the duration of the indemnity in respect thereof shall be with respect to and limited to claims asserted within the lesser of (A) the stated period during which the subject Section 16 covenant is effective, or (B) the applicable statute of limitations. Neither Buyer nor Seller shall be entitled to indemnification in the event that the subject claim for indemnification relates to a third-party claim and the prospective indemnified party or any applicable Affiliate of such indemnified party delayed giving notice thereof to such an extent as to cause material prejudice to the defense of such third-party claim.

(c)          If Buyer desires to make a claim for indemnification hereunder, Buyer shall provide Seller with written notice thereof, describing in reasonable detail the basis for the claim of indemnification and the Buyer Losses actually incurred by Buyer. Seller shall have a period of up to thirty days to dispute any such claim of indemnification, Buyer shall not be entitled to exercise any remedies in respect of any such claim of indemnification until the earlier to occur of (i) mutual agreement of the parties as to the amount of Buyer Losses or (ii) resolution of such disputes pursuant to Section 19.3. If Seller or any Holder desires to make a claim for indemnification hereunder, Seller shall provide Buyer with written notice thereof, describing in reasonable detail the basis for the claim of indemnification and Seller Losses actually incurred by Seller or such Holder. Buyer shall have a period of up to thirty days to dispute any such claim of indemnification, Seller or such Holder shall not be entitled to exercise any remedies in respect of any such claim of indemnification until the earlier to occur of (i) mutual agreement of the parties as to the amount of Seller Losses or (ii) resolution of such disputes pursuant to Section 19.3.

(d)         No party shall be entitled to recover under Section 14.1:

(i)  with respect to punitive or exemplary damages;

(ii)  with respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of the Membership Interests to Buyer;

(iii)  to the extent of any insurance or other recoveries paid to or recovered by the party seeking indemnification with respect to any such claim

(iv)  to the extent the matter in question, taken together with all similar matters, (A) does not exceed the amount of any reserves with respect to such matters which are reflected in the Closing Statement or (B) is otherwise taken into account in the determination of Excess Cash;

(v)  Buyer shall not be entitled to indemnification hereunder with respect to any breach of the representations and warranties or pre-Closing covenants and pre-Closing agreements of Seller or the Holders in this Agreement and the Disclosure Schedules to the extent Buyer or a Buyer’s Affiliate, or any of Buyer’s or such Affiliate’s officers, directors, partners, members, managers, employees or agents had knowledge of facts which such Person understood to constitute an actual breach of such representation and warranty, pre-Closing covenant and pre-Closing agreement or Disclosure Schedule, as the case may be; and

(vi)  Buyer shall not be entitled to recover under or against any Holder with respect to any claim in an amount in excess of the product of (x) times (y), where (x) equals the Holder’s share of the applicable payment obligations under this Agreement as reflected in the percentage set forth in Exhibit B for such Holder, and (y) equals the lesser of (1) the aggregate amount that would actually be payable hereunder by Seller and Holders with respect to such claim but for this Section 14.2(d)(iv) and (2) the amount of the Cap minus all amounts previously paid by Seller and the Holders to Buyer pursuant to this Section 14; provided, however, that in the case of a breach of any of the representations and warranties contained in Section 5 or a breach by a Holder of its covenants hereunder, only the Holder whose representation, warranty or covenant was breached shall be liable to Buyer with respect to any such claim (subject to the other limitations contained in this Section 14).

(e)         In the case of an inaccuracy or breach of any of the representations and warranties contained in Section 5, only the Holder whose representation and warranty was inaccurate or breached shall have an obligation of indemnification under Section 14 and such Holder’s Indemnification solely with respect to such claim shall be 100%.

(f)          Any indemnification obligation of any Manager Holder hereunder shall be satisfied first from those shares of Buyer Common Stock delivered to such Manager Holder by the Seller in accordance with Schedule 4.25(g) by the return to Buyer by such Manager Holder of such number of shares of Buyer Common Stock as is equal to (1) divided by (2), where (1) is equal to the amount of Buyer Losses then payable by such Manager Holder and (2) is equal to $4.76. Notwithstanding the foregoing, a Manager Holder may notify Buyer that such Manager Holder elects to satisfy, in whole or in part, its indemnification obligations through payment in cash or immediately available funds in lieu of the foregoing return of Buyer Common Stock.

14.3  Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party’s right to participate at its own expense through counsel of its own choosing), at their expense and through counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith. Neither party shall consent to any settlement or purport to bind any other party to any settlement without the written consent of the other party.

14.4  Exclusive Remedy. From and after the Closing, except in the case of a Fraud Claim, indemnification under this Section 14 shall be the sole and exclusive remedy of the parties to this Agreement relating to the subject matter of this Agreement and the transactions contemplated herein.

15.         COSTS.

15.1  Finder’s or Broker’s Fees. Each of Buyer (on the one hand) and Seller and each Holder (on the other hand) represents and warrants that neither it nor any of its Affiliates has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee in connection with any of the transactions contemplated hereby, except that the Holders and Seller shall be responsible for their or the Company’s obligations to William Blair & Company, L.L.C. and any other transaction related investment banking or attorneys fees and expenses incurred by the Company, Seller or the Holders.

15.2  Closing Expenses. Each of Buyer (on the one hand) and Seller and each Holder (on the other hand) shall pay all of their own respective professional fees and other costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that Buyer shall be responsible for the costs of any 2007 audit(s) contemplated by Section 10.11 above.

16.         POST-CLOSING COVENANTS.

16.1  Books and Records. For a period of seven years after the Closing Date, Buyer shall permit and shall cause the Company to permit, Seller and its representatives to have access, during normal business hours and without undo disruption of the Company’s business, to the employees, books and records of the Company with respect to periods prior to the Closing, for purposes of preparing any Tax filings or any other legitimate purpose of Seller (including defending any claim for indemnification hereunder). Such books and records may be made available at any location where same are maintained, and all costs and expenses relating to such access and inspection shall be the responsibility of Seller. For a period of seven years after the Closing Date, Seller and the Holders shall permit Buyer and its representatives to have access, during normal business hours and without undo disruption of Seller’s or such Holder’s employees, business, to the books and records of the Company retained by Seller or such Holder with respect to periods prior to the Closing, for purposes of preparing any Tax filings or any other legitimate purpose of Buyer (including defending any claim for indemnification hereunder). Such books and records may be made available at any location where same are maintained, and all costs and expenses relating to such access and inspection shall be the responsibility of Buyer.

16.2  Restrictive Covenants.  Each of Bruce Gray and John Farinacci hereby agrees that he shall not, directly or indirectly, in his own name or through or on behalf of any Affiliate, at any time from the Closing through and including the second anniversary of the Closing Date, (a) invest, carry on, engage in or become involved, either as a stockholder, member, partner, joint ventureer, manager, advisor, consultant, investor or lender, in any business enterprise which is principally involved in accounts receivable management or any other business similar to or competitive with the Business at any location or servicing any clients or customers located within the United States of America (provided that the passive ownership of not more than 5% of the outstanding stock of a publicly traded entity shall not constitute a breach of this Section 16.2(a)), or (b) solicit or seek to hire or retain, whether as an employee, consultant or otherwise, any individual employed or retained by the Company at the time of or within six months prior to such solicitation, or otherwise materially and adversely interfere with the relationship between the Company and any such individual (provided that it shall not be a breach of this Section 16.2(b) if the solitation is pursuant to a general trade advertisment or if the subject individual was dismissed by the Company subsequent to the Closing). In the event of any breach of this Section 16.2, each of Mr. Gray and Mr. Farinacci acknowledges that it will be difficult to ascertain the precise amount of damages that may be suffered by reason of such breach, and that such breach may cause irreparable injury for which there is no adequate remedy at Law; accordingly, each of Mr. Gray and Mr. Farinacci hereby agrees that, in the event of any such breach or any threatened breach, Buyer shall be entitled, in addition to any all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific preformance of or prevent, restrain and/or enjoin such breach or threatened breach.

16.3  Tax Allocations. At the time of the Closing, the financial books and records of the Company shall be deemed closed for tax purposes, such that (a) all revenues, expenses and net income of the Company (as determined in accordance with the applicable provisions of the Code) with respect to periods on and prior to the Closing Date shall be treated as being for the account of Seller, and (b) all revenues, expenses and net income of the Company (as determined in accordance with the applicable provisions of the Code) with respect to periods after the Closing Date shall be treated as being for the account of Buyer.

16.4  Lock-up and Leak Out. Seller and each Holder agrees not to sell, transfer, assign, convey, encumber or otherwise dispose of any shares of Buyer Common Stock until the expiration of the 180 day period following the Closing. In addition, following the 180 day period specified in the previous sentence, Seller and each Holder agrees that it will not, individually, sell or otherwise dispose of, in any calendar month, more than the greater of (a) 30,000 shares of Buyer Common Stock (and any shares not sold in any calendar month may not be carried over to the next month, so that the maximum number of shares that may be sold by Seller or any such Holder in any calendar month is 30,000) or (b) such amount of shares of Buyer Common Stock as such Holder would then be entitled to sell pursuant to SEC Rule 144 (regardless of whether such shares of Buyer Common Stock shall have been registered under the Securities Act). It is expressly understood that this provision shall not apply to the distribution of shares of Buyer Common Stock by Seller to the extent and to the Persons specified in Schedule 4.25(g) nor shall this provision apply to any transfers or other dispositions to any Affiliate or partner of any Holder.

16.5  Directors and Officer’s Insurance. Prior to the Closing, the Seller shall cause the Company to purchase a “tail” to the Company’s current directors and officer’s liability insurance policy or policies to provide coverage for the individuals covered by such insurance policies of the Closing Date for a period of six years following the Closing. In addition, from and after the Closing, Buyer shall (a) not take any action to cancel any such “tail” policy and (b) cause the Company’s current and former officers and directors to be covered by director’s and officer’s liability insurance policies that are at least comparable to the polices or polices maintained by the Company as of the Closing Date.

16.6  Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

(b) Responsibility for Filing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to periods ending on or before the Closing Date, even if they are filed after the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that relate to Straddle Periods and taxable periods beginning after the Closing Date. Such Tax Returns that relate to Straddle Periods shall be made, to the extent permitted by law, in a manner consistent with the prior practice of the Company and each its Subsidiary. Buyer shall permit Seller to review and comment on each Straddle Period Tax Return.

(c) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Tax to which Buyer or the Company and its Subsidiaries become entitled, that relate to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Governmental Authority to Buyer or the Company and its Subsidiaries of any amount accrued on the final Closing Statement, Buyer shall pay such amount to Seller within 15 days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) Buyer, the Company and its Subsidiaries and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 16.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Buyer and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated under this Agreement).

(e) Buyer Tax Contest. Buyer shall have sole control of any audit or examination of any Tax Return filed by it, including any Straddle Period Return, (or any administrative appeal or litigation relating thereto) at any time, including any such Tax Return for any period beginning after the Closing Date (a “Buyer Tax Contest”), including the right to pursue or forego any Buyer Tax Contest or continuation thereof; provided, however, that (a) counsel for Buyer in any Buyer Tax Contest involving a claim for Tax damages (a “Tax Claim”) shall consult in good faith with Seller’s counsel in connection with such Buyer Tax Contest and shall keep Seller’s counsel reasonably informed regarding such Buyer Tax Contest to the extent it pertains to any Tax Claim, and (b) Buyer may not resolve or settle such Buyer Tax Contest if Seller would be required to indemnify, or otherwise be required to make a payment, as a result of such resolution or settlement of the Buyer Tax Contest unless either (i) Seller consents to that resolution or settlement (which consent shall not be unreasonably withheld) or (ii) Buyer foregoes the right to such indemnification by Seller and such resolution or settlement does not impose upon Seller an obligation to make a payment for indemnification or otherwise.

(f) Seller Tax Contests. Seller shall have sole control of any audit or examination of any Tax Return filed by Seller or the Company for a period ending on or before the Closing Date and any related administrative appeal or any litigation if such audit or examination and any related administrative appeal or litigation is not a Buyer Tax Contest; provided, however, Seller shall notify Buyer of any such audit or examination and any related administrative appeal or litigation.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.

16.7  Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates and other documents, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

17.         FORM OF AGREEMENT.

17.1  Effect of Headings. The Section headings used in this Agreement and in the Disclosure Schedule are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in the Disclosure Schedule.

17.2  Entire Agreement; Waivers; Severability. This Agreement (together with all schedules and exhibits hereto, all of which are hereby incorporated herein) constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter, including the letter of intent, dated March 13, 2007, among the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. If any provision of this Agreement shall be determined by a court of competent jurisdiction or by a duly appointed arbitrator to be unenforceable to any extent or in any respect, then such provision shall be modified in scope or effect, or shall be excised from this Agreement, only to such extent as may be required to render such provision valid and enforceable, and the remainder of this Agreement shall be unaffected.

17.3  Counterparts; Fax Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by means of fax, electronic or portable document format (pdf) signatures, which shall have the same binding legal effect as original ink signatures.

17.4       Interpretation. whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

18.         PARTIES.

18.1  Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over or against any party to this Agreement.

18.2  Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the next business day after the date sent by recognized overnight courier service with all charges prepaid or billed to the account of the sender, or (c) when sent by facsimile transmission, to the party being notified at its address or facsimile number set forth below or such other address or facsimile number as such party shall subsequently notify the other parties in writing:

(i)	If to Buyer:

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, NY 10604
Attention: Mr. James D. Burchetta,
                    Chief Executive Officer
Fax: (914) 428-3044

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Spencer G. Feldman, Esq.
Fax: (212) 801-6400

(ii) If to Seller:

Credint Holdings, LLC
c/o Prairie Capital III, L.P.
191 North Wacker Drive, Suite 800
Chicago, IL 60606
Attention: C. Bryan Daniels and Steven J. Groya
Fax: (312) 360-1193

with a copy to:

Schiff Hardin LLP
233 South Wacker Drive
Chicago, IL 60606
Attention: Alexis A. Cooper, Esq. and Roger Wilen, Esq.
Fax: (312) 258-5600

or to such other address as either party shall have specified by notice in writing given to the other party.

19.         MISCELLANEOUS.

19.1  Waivers and Amendments. No amendment or modification of this Agreement or the Disclosure Schedule, or any waiver of any performance hereunder, shall be valid unless made in writing and signed by the party to be charged therewith.

19.2  Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of the other parties. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.3  Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the Laws of the State of New York applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Sections 16.2 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in New York County, New York, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties’ reasonable attorneys’ fees, taking into account the merits and good faith of the parties’ claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

Buyer:

DEBT RESOLVE, INC.

By: /s/ James D. Burchetta
Name: James D. Burchetta
Title: Chief Executive Officer

Seller:

CREDINT HOLDINGS, LLC

By: /s/ Steve Groya
Name: Steve Groya
Title: Manager

Holders:

PRAIRIE CAPITAL III, L.P.

By:	Daniels & King Capital III, LLC
Its:	General Partner

By: /s/ C. Bryan Daniels
C. Bryan Daniels, Member

PRAIRIE CAPITAL III QP, L.P.

By:	Daniels & King Capital III, LLC
Its:	General Partner

By: /s/ C. Bryan Daniels
C. Bryan Daniels, Member

/s/ W. Thomas Caffery
W. Thomas Caffery

JPM MEZZANINE CAPITAL, LLC,
  successor in interest to JPMorgan Mezzanine
  Corporation (f/k/a Banc One Mezzanine Corporation)

By: /s/ John M. Buley
Name: John M. Buley
Title: Chairman

MADISON CAPITAL FUNDING, LLC

By: /s/ Trevor J. Clarke
Name: Trevor J. Clarke
Title: Managing Director

/s/ Bruce Gray
Bruce Gray

/s/ John Farinacci
John Farinacci

/s/ Gary Holter
Gary Holter

/s/ Thomas Hinman
Thomas Hinman

/s/ Shawn Costanzo
Shawn Costanzo

/s/ Lawrence Rizzo
Lawrence Rizzo

/s/ Brent Henderson
Brent Henderson

/s/ Barbara Wagner
Barbara Wagner

/s/ Linda Schulz
Linda Schulz

Annex B

Opinion of Milestone Advisors LLC

April 30, 2007

The Board of Directors
Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, NY 10604

Ladies and Gentlemen:

You have requested that Milestone Advisors, LLC (“Milestone”) provide you with its opinion as to the fairness, from a financial point of view, to Debt Resolve, Inc. (“Debt Resolve” or the “Company”) of the consideration (as hereinafter defined) to be paid by the Company pursuant to the Securities Purchase Agreement by and among Credint Holdings, LLC (“Credint Holdings”), Prairie Capital III, L.P., Prairie Capital III QP, LLC, W. Thomas Caffery, JPM Mezzanine. Capital, LLC, Madison Capital Funding, LLC, Bruce Gray, John Farinacci, Gary Holter, Thomas Hinman, Shawn Costanzo, Lawrence Rizzo, Brent Henderson, Barbara Wagner, Linda Schulz, and Debt Resolve dated April 30, 2007 (the “Agreement”), pursuant to which Debt Resolve will acquire 100% of the outstanding Membership interests (the “LLC Interests”) of Creditors Interchange Receivable Management, LLC (“Creditors Interchange”), a wholly owned subsidiary of Credint Holdings. The transactions contemplated by the Agreement are referred to herein as the “Transaction.”

Pursuant to the Agreement, Debt Resolve will pay a cumulative consideration of $64,000,000 for the LLC Interests which shall be compromised of (i) cash payable at closing in the amount of $60,000,000 less the amount of any outstanding indebtedness for borrowed money of Creditors Interchange; and (ii) delivery of 840,337 shares of Debt Resolve common stock (which has an aggregate market value of $4,000,000, based on the ten-day closing stock price average immediately preceding the date of the Agreement, which is $4.76 per share) (in aggregate, the “Consideration”). At Closing, cash of Creditors Interchange may be distributed to Credint Holdings to the extent that, after such distribution, Creditors Interchange will not have negative working capital as of` the close of business on the closing date, as estimated pursuant to the closing certificate to be delivered to Debt Resolve from Credint Holdings on the closing date. The terms and conditions of the Consideration paid by Debt Resolve are described in more detail in the Agreement.

In the course of performing our review and analyses for rendering this opinion, Milestone has:

•	reviewed the Agreement;

•	reviewed Creditors Interchange’s Independent Auditors’ Report for the fiscal years ended December 31, 2006 and December 31, 2005;

•	reviewed Debt Resolve’s SEC filings for the fiscal years ended December 31, 2006 and December 31, 2005;

•	reviewed publicly available financial data, including trading multiples of companies which we deemed generally comparable to Creditors Interchange;

•	reviewed the terms of recent merger and acquisition transactions which we deemed generally comparable to the Transaction;

•	conducted a discounted path flow analysis of Creditors Interchange based on pro forma projections provided by Creditors Interchange and Debt Resolve;

•	met with certain members of Debt Resolve’s senior management to discuss its business, operations, historical and projected financial results and future prospects;

•	reviewed the standalone projections of Debt Resolve and Creditors Interchange and the pro forma merger analysis of the combined companies;

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate, including an assessment of general economic, market and monetary conditions.

In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information we reviewed. With respect to the financial forecasts of Debt Resolve and Creditors Interchange provided to or discussed with us, we have assumed, at the direction of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, and estimates and judgments of the management of Debt Resolve and Creditors Interchange as to the future performance of Debt Resolve and Creditors Interchange. Our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Debt Resolve, nor does it address the effect of any other business combination in which Debt Resolve might engage. We have not assumed any responsibility for the independent verification of any information provided to us by Debt Resolve, and we have further relied upon the assurances of the senior management of Debt Resolve that they are unaware of any facts that would make the information provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Creditors Interchange, nor have we been furnished with any such appraisals. Milestones conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to Milestone as of the date of this opinion. Milestone expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Transaction.

We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that would have an adverse effect on Debt Resolve or Creditors Interchange.

Milestone, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of accounts receivable management firms, commercial banks, savings institutions and financial services holding companies, as well as business valuations for other corporate purposes for financial services organizations. Milestone has experience in, and knowledge of, the valuation of accounts receivable management firms based in New York as well as the United States as a whole.

We have acted as a financial advisor to the Company in connection with the Transaction and will receive a customary fee for such services.

It is understood that this letter is intended for the use of the Board of Directors of Debt Resolve in connection with their consideration of the Transaction and is not to be relied upon by any other person for any other purpose. This letter does not Constitute a recommendation to the Board of Directors of Debt Resolve as to whether to approve the Transaction and does not constitute a recommendation to any stockholder to vote in favor or the Transaction or to take any other action. We express no opinion as the underlying validation, future performance or long-term viability of Creditors Interchange.

This letter is not to be used for any other purpose, and may not be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement, information statement or any other material required to be distributed to the holders of Debt Resolve common stock in connection with the Transaction or the financing, thereof Our opinion is subject to the assumptions, and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. However, Milestone would be prepared to deliver a “bring-down” fairness opinion to the Shareholders of Debt Resolve regarding the fairness of the Transaction to such shareholders from a financial point of view, once the structure and pricing of the financing for the Transaction has been fully determined.

Based on and subject to the foregoing, as well as any such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid in the Transaction is fair, from a financial point of view, to Debt Resolve. Milestone expresses no opinion as to the fairness of the Transaction and the prospective debt and equity financing related thereto, from a financial point of view, to the shareholders of Debt Resolve.

Very truly yours,

/s/ MILESTONE ADVISORS, LLC

MILESTONE ADVISORS, LLC

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY	PROXY

DEBT RESOLVE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF DEBT RESOLVE, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY __, 2007

The undersigned stockholder of Debt Resolve, Inc. (the "Company"), hereby appoints James D. Burchetta and Anthony E. Canale, or either of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices at 707 Westchester Avenue, Suite L7, White Plains, New York 10604 at ____ p.m. (local time), on July __, 2007, or any adjournment or adjournments thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked.

(Continued, and to be marked, dated and signed, on the other side)

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY BY MAIL	Please mark your votes like this ☒
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

1.	To approve the issuance of shares of the Company’s common stock in connection with the acquisition of Creditors Interchange Receivable Management, LLC (the “Acquisition”).

FOR ☐ AGAINST ☐ ABSTAIN ☐

2.
To approve, for purposes of satisfying the requirements of §§ 712 and 713 of the American Stock Exchange Company Guide, the issuance of the Company’s securities in connection with our raising of financing (the “Financing Transaction”). The proceeds of the Financing Transaction will be used to fund the cash portion of the consideration to be paid in the Acquisition and to provide the Company with working capital.

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	The election of seven directors to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (the “Director Proposal”);

FOR all nominees listed below (except as marked to the contrary): ☐

WITHHOLD AUTHORITY to vote for all nominees listed below: ☐

Nominees Name:	James D. Burchetta	Michael G. Carey	William M. Mooney
	Charles S. Brofman	Lawrence E. Dwyer, Jr.	Alan M. Silberstein
Jeffrey S. Bernstein

(INSTRUCTION: To withhold authority to vote for one or more than one individual nominee, write that nominee’s name(s) in the space provided below.)
____________________________________________________________________________________________________
____________________________________________________________________________________________________
____________________________________________________________________________________________________
____________________________________________________________________________________________________

4.	To authorize and approve an amendment to the Company’s 2005 Incentive Compensation Plan to increase the number of shares of common stock reserved under the plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

5.	To ratify the selection by the board of directors of Marcum & Kliegman LLP as independent registered public accountants of the Company for the year ending December 31, 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

6.
To vote on the adjournment or postponement of the Annual Meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of proposals 1, 2, 3, 4 or 5.

FOR ☐ AGAINST ☐ ABSTAIN ☐

7.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

COMPANY ID:
PROXY NUMBER:
 ACCOUNT NUMBER:

Signature_________________________________________Signature_________________________________________Date____________
(Please date this proxy and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)
Please mark, sign, date and mail this Proxy promptly.